As filed with the Securities and Exchange Commission on August 13, 2012
Registration No.: 333-[ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ATLAS FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	6331	27-5466079
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

150 NW Point Boulevard
Elk Grove Village, IL 60007
(847) 472-6700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Scott D. Wollney
President, Chief Executive Officer and Director
Atlas Financial Holdings, Inc.
150 NW Point Boulevard
Elk Grove Village, IL 60007
(847) 472-6700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq.
Adam S. Mimeles, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
(212) 370-1300
(212) 370-7889 - Facsimile

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Ordinary Share (1)		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary shares, $.001 par value (2)	5,000,000	$2.05		$10,250,000	$1,174.65
Ordinary shares, $.001 par value (2) (3) (4)	13,804,861	$2.05		$28,299,965	$3,243.18
		—	—	—	—
Total				$38,549,965	$4,417.83

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Includes those shares being registered on behalf of a selling shareholder pursuant to the Selling Shareholder Prospectus filed in connection therewith.

(4)	The 13,804,861 restricted voting shares sold by the selling shareholder convert automatically into ordinary shares upon the sale contemplated by in the Selling Shareholders Prospectus included herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses:

•	the first prospectus (the “Public Offering Prospectus”) is to be used in connection with our public offering of ordinary shares, par value $0.001 per share, in the United States;

•	the second prospectus (the “Selling Shareholder Prospectus”) is to be used in connection with the potential public resale by the selling shareholder of an aggregate of 13,804,861 ordinary shares.

The Public Offering Prospectus and the Selling Shareholder Prospectus will be identical in all respects except for the following principal points:

•	they contain different front covers;

•	they contain different Use of Proceeds sections;

•	a Selling Shareholder section is included in the Selling Shareholder Prospectus; and

•	they contain different back covers.

We have included in this registration statement, after the financial statements, a set of alternate pages containing the caption “Alternate Page for Selling Shareholder Prospectus” to reflect the foregoing differences between the Selling Shareholder Prospectus and the Public Offering Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated August 13, 2012

$[•]
Atlas Financial Holdings, Inc.
[•] Ordinary Shares

Atlas Financial Holdings, Inc. is offering [•] of its ordinary shares. This is our initial offering in the United States and no public market currently exists in the United States for our ordinary shares. A public market may never develop for the securities being offered, or if a market develops, it may not be sustained.

To date, our ordinary shares have been exclusively listed on the TSX Venture Exchange (“TSXV”) under the symbol “AFH” since January 6, 2011. We intend to apply to have our ordinary shares listed for trading on the Nasdaq Capital Market, or NASDAQ, under the symbol “AFH” on or promptly after the date of this prospectus. We anticipate that the initial offering price will be $ [•] per share.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for certain risks factors that you should consider before investing in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Per Share		Total
Public offering price	$		$
Underwriting discount	$		$
Proceeds to us, before expenses, from this offering to the public	$		$

See “Underwriting” beginning on page 63 for more information.

We have granted the underwriter a [•]-day option to purchase up to an additional [•] ordinary shares to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers against payment on or about [•], 2012.

The date of this Prospectus is [•], 2012

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

We use market data, demographic data, industry forecasts and projections throughout this prospectus. We have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and does not contain all of the information that is important to you. You should read the entire prospectus carefully, including the Risk Factors and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

References in this prospectus to “Atlas “we,” “our,” “us” and “our company” refer to Atlas Financial Holdings, Inc. and its subsidiaries.

ATLAS FINANCIAL HOLDINGS, INC.

Overview

We are a financial services holding company incorporated under the laws of the Cayman Islands. We carry out our business through our subsidiaries: (i) American Country Insurance Company (which we refer to as American Country) and (ii) American Service Insurance Company, Inc. (which we refer to as American Service). We refer to American Country and American Service as our “insurance subsidiaries.”

Our core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector. This sector includes taxi cabs, non-emergency para-transit, limousine, livery and business auto. The insurance subsidiaries distribute their products through a network of independent retail agents.

American Country commenced operations in 1979. With roots dating back to 1925 selling insurance for taxi cabs, American Country is one of the oldest insurers of U.S. taxi and livery businesses. In 1983, American Service began as a non-standard personal and commercial auto insurer writing business in the Chicago, Illinois area. Since then, the insurance subsidiaries have expanded their expertise. Together, American Country and American Service are licensed to write property and casualty, or P&C, insurance in 47 states in the United States. The management of American Country and American Service is fully integrated with a single operating infrastructure supporting the insurance subsidiaries.

Strategic Focus

Vision

Our goal is to be the preferred specialty commercial transportation insurer in any geographic areas where our value proposition delivers benefit to all stakeholders.

Mission

We develop and deliver superior specialty insurance products priced to meet our customers' needs and generate consistent underwriting profit for our insurance subsidiaries. These products are distributed to the insured through independent retail agents utilizing our company's operating platform.

We seek to achieve our vision and mission through the design, sophisticated pricing and efficient delivery of specialty transportation insurance products. Through constant interaction with our retail producers, we strive to thoroughly understand each of the markets we serve in order to deliver strategically priced products to the right market at the right time. Analysis of the substantial data available through our operating companies drives our product and pricing decisions. We focus on our key strengths and seek to expand our geographic footprint and products only to the extent these activities support our vision and mission. We target niche markets that support adequate pricing and believe we are able to adapt to changing market needs ahead of our competitors through our strategic commitment and increasing scale.

Geographic Markets

Currently, we distribute insurance only in the United States. Through our insurance subsidiaries, we are licensed to write P&C insurance in 47 states in the United States. The following table reflects, in percentages, the principal geographic distribution of premiums written for the six month period ended June 30, 2012. No other jurisdiction accounted for more than 5%.

Selected Geographic Data
Illinois	33.4%
Michigan	17.7%
New York	11.1%
Minnesota	7.6%

The below diagram outlines the 31 states where we are actively writing insurance as of June 30, 2012 (states in dark blue):

Growth

Management expects near term growth resulting from increased distribution of our core products in the 31 states shown above. We identified these states as target markets based on three attributes: 1) comparative strength of our value proposition relative to competitors; 2) market size; and 3) legal and regulatory analysis. Potential expansion into additional states where we are licensed may be pursued at some point in the future subject to changes relative to these three attributes.

Organization and Reverse Merger Transaction

We were formed as JJR VI, a Canadian capital pool company, on December 21, 2009 under the laws of Ontario, Canada. On December 31, 2010, following the reverse merger transaction described immediately hereafter, we filed a Certificate of Registration by Way of Continuation in the Cayman Islands to redomesticate as a Cayman Islands company. In addition, on December 30, 2010 we filed a Certificate of Incorporation on Change of Name to change our name to Atlas Financial Holdings,

Inc. Our current organization is a result of a reverse merger transaction involving the following companies:

(a)	JJR VI, sponsored by JJR Capital, a Toronto based merchant bank,

(b)
American Insurance Acquisition Inc., or American Acquisition, a corporation formed under the laws of Delaware as a wholly owned subsidiary of Kingsway America Inc., or KAI. KAI is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a Canadian public company formed under the laws of Ontario and whose shares are traded on the Toronto and New York Stock Exchanges, and

(c)	Atlas Acquisition Corp., a Delaware corporation wholly-owned by JJR VI and formed for the purpose of merging with and into American Acquisition.

Prior to the transaction, each of American Service and American Country were wholly owned subsidiaries of KAI. In connection with the reverse merger transaction, KAI transferred 100% of the capital stock of each of American Service and American Country, to American Acquisition (another wholly owed subsidiary of KAI) in exchange for C$35.1 million of common and C$18.0 million of preferred shares of American Acquisition and promissory notes worth C$7.7 million, aggregating C$60.8 million. In addition, American Acquisition raised C$8.0 million through a private placement offering of subscription receipts to qualified investors at a price of C$2.00 per subscription receipt.

KAI received 13,804,861 restricted voting common shares of our company, which we refer to as “restricted shares”, then valued at $27.8 million, along with 18,000,000 non-voting preferred shares of our company then valued at C$18.0 million and C$8.0 million cash in exchange for total consideration of C$60.8 million in the form of 100% of the outstanding shares of American Acquisition and full payment of certain promissory notes. Investors in the American Acquisition private placement offering of subscription receipts received 3,983,502 of our ordinary voting shares, which we refer to as “ordinary shares”, plus warrants to purchase one ordinary share of our company for each subscription receipt at C$2.00 at any time until December 31, 2013. Every 10 common shares of JJR VI held by the shareholders of JJR VI immediately prior to the reverse merger were, upon consummation of the merger, consolidated into one ordinary share of JJR VI. Upon redomestication in the Cayman Islands, these consolidated shares were then exchanged on a one-for-one basis for our ordinary shares.

Corporate Information

The address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our operating headquarters are located at 150 Northwest Point Boulevard, Elk Grove Village, Illinois 60007, USA. We maintain a website at http://www.atlas-fin.com. Information on our website or any other website does not constitute a part of this prospectus.

The Offering

Ordinary shares offered	[•] shares

Ordinary shares outstanding prior to offering	18,433,153 shares

Ordinary shares outstanding after the offering	[•] shares

Over-allotment option of ordinary shares offered	[•]

Use of proceeds
We estimate that our net proceeds from the sale of the ordinary shares that we are offering will be approximately $[•] million, based on the offering price of $[•] per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of our initial offering in the United States are to create a public market for our ordinary shares and thereby enable future access to the public equity markets by us and our employees, obtain additional capital and facilitate an orderly distribution of shares for the selling shareholders. We intend to use the net proceeds to us from our offering for working capital and other general corporate purposes; however we do not have any specific uses of the net proceeds planned.

See “Use of Proceeds” on page 21 for more information on the use of proceeds.

Proposed Nasdaq Trading Symbol	We intend to apply for listing of our ordinary shares on the Nasdaq Capital Market (“NASDAQ”).

TSX Venture Exchange Symbol	AFH

Risk factors
Investing in our ordinary shares involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our ordinary shares. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page 6.

 _________________

Unless stated otherwise, the information we present in this prospectus assumes that the underwriter will not exercise its over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. We have derived the unaudited quarterly results from the years 2010 and 2011 from our audited consolidated financial statements for those periods included elsewhere in this prospectus. The consolidated statements of income data for the six months ended June 30, 2012 have been derived from our unaudited consolidated financial statements for that period appearing elsewhere in this prospectus. In our opinion, such financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of our results in any future period. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes, as well as the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	1st Quarter			2nd Quarter			3rd Quarter		4th Quarter
	2012	2011	2010	2012	2011	2010	2011	2010	2011	2010
Gross Premium Written	$11,754	$14,166	$18,704	$9,242	$7,856	$8,558	$10,928	$10,163	$9,081	$9,273
Net Premium Earned	8,310	8,809	19,301	7,552	9,062	12,515	8,797	10,192	9,079	11,595
Underwriting loss	(617)	(1,906)	(4,061)	(868)	(1,278)	(12,805)	(1,729)	(2,393)	(6,325)	(4,723)
Net income/(loss) attributable to Atlas	135	(705)	(1,583)	130	193	(8,135)	1,066	(664)	(3,024)	(11,430)
Net (loss)/income attributable to common shareholders	(64)	(905)	(1,583)	(72)	(9)	(8,135)	862	(664)	(3,228)	(11,430)
Basic earnings (loss) per share	$—	$(0.05)	$(0.09)	$—	$—	$(0.44)	$0.05	$(0.04)	$(0.18)	$(0.62)
Diluted earnings (loss) per share	—	(0.05)	(0.09)	—	—	(0.44)	0.05	(0.04)	(0.18)	(0.62)

RISK FACTORS
Investing in our ordinary shares involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our ordinary shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our ordinary shares could decline, and you could lose part or all of your investment.
Operational Risks
Operational risk is the risk that we are unable to deliver our insurance products to customers or perform vital functions required to conduct our business in an efficient and cost effective manner. This risk includes the potential for loss from such events as the breakdown or ineffectiveness of processes, human errors, technology and infrastructure failures, etc.
The insurance subsidiaries' provisions for unpaid claims may be inadequate, which would result in a reduction in our net income and might adversely affect our financial condition.
Establishing an appropriate level of reserves is an inherently uncertain process. Our provisions for unpaid claims do not represent an exact calculation of actual liability, but are estimates involving actuarial and statistical projections at a given point in time of what we expect to be the cost of the ultimate settlement and administration of known and unknown claims. The process for establishing the provision for unpaid claims reflects the uncertainties and significant judgmental factors inherent in estimating future results of both known and unknown claims and as such, the process is inherently complex and imprecise. These estimates are based upon various factors, including:

•	actuarial projections of the cost of settlement and administration of claims reflecting facts and circumstances then known;

•	estimates of future trends in claims severity and frequency;

•	judicial theories of liability;

•	variability in claims handling procedures;

•	economic factors such as inflation;

•	judicial and legislative trends, and actions such as class action lawsuits and judicial interpretation of coverages or policy exclusions; and

•	the level of insurance fraud.

Most or all of these factors are not directly quantifiable, particularly on a prospective basis, and the effects of these and unforeseen factors could negatively impact our ability to accurately assess the risks of the policies that we write. In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer and additional lags between the time of reporting and final settlement of claims. Unfavorable development in any of these factors could cause the level of reserves to be inadequate. The following factors may have a substantial impact on future claims incurred:
•the amounts of claims payments;
•the expenses that the insurance subsidiaries incur in resolving claims;
•legislative and judicial developments; and
•changes in economic conditions, including inflation.

As time passes and more information about the claims becomes known, the estimates are appropriately adjusted upward or downward to reflect this additional information. Because of the elements of uncertainty encompassed in this estimation process, and the extended time it can take to settle many of the more substantial claims, several years of experience may be required before a meaningful comparison can be made between actual losses and the original provision for unpaid claims. The development of the provision for unpaid claims is shown by the difference between estimates of claims as of the initial year end and the re-estimated liability at each subsequent year end. Favorable development (reserve redundancy) means that the original claims estimates were higher than subsequently determined or re-estimated. Unfavorable development (reserve deficiency) means that the original claims estimates were lower than subsequently determined or re-estimated. We cannot guarantee that we will not have additional unfavorable reserve development in the future. In addition, we may in the future acquire other insurance companies. We cannot guarantee that the provisions for unpaid claims of the companies that it acquires are or will be adequate.
Actual claims and claim adjustment expenses incurred under insurance policies may deviate, perhaps substantially, from the amount of provisions reflected in our financial statements.
To the extent that actual claims incurred exceed expectations and the provision for unpaid claims reflected on financial statements, we will be required to reflect those changes by increasing reserves for unpaid claims. In addition, government regulators could require that we increase reserves if they determine that provisions for unpaid claims are understated. Increases to the provision for unpaid claims causes a reduction in our insurance subsidiaries' surplus which could cause a downgrading of our insurance subsidiaries' ratings. Any such downgrade could, in turn, adversely affect their ability to sell insurance policies.
Our insurance subsidiaries will rely on independent agents or producers and will be exposed to risks.
Our insurance subsidiaries will market and distribute automobile insurance products through a network of independent agents or producers in the United States. As a result, we rely heavily on these agents or producers to attract new business. These agents typically represent more than one insurance company, which may expose the insurance subsidiaries to competition within the agencies and, therefore, cannot rely on their sole commitment to our insurance products. Independent agents generally have the ability to bind insurance policies, actions over which we have a limited ability to exercise preventative control. In the event that an independent agent exceeds their authority by binding us on a risk that does not comply with our underwriting guidelines, we may be at risk for that policy until we effect a cancellation. Any improper use of such authority may result in losses that could have a material adverse effect on our business, results of operations and financial condition.
In accordance with industry practice, customers often pay the premiums for their policies to agents for payment to us. These premiums may be considered paid when received by the agent and thereafter the customer is no longer liable to us for those amounts, whether or not we have actually received these premium payments from the agent. Consequently, we assume a degree of risk associated with our reliance on independent agents in connection with the settlement of insurance premium balances.
The majority of gross premiums written will be derived from the commercial automobile markets. If the demand for insurance in these markets declines, results of operations could decline significantly.
The size of the commercial automobile insurance market can be affected significantly by many factors outside of our control, such as the underwriting capacity and underwriting criteria of automobile insurance carriers, and we may be specifically affected by these factors. Additionally, an economic downturn in one or more of our principal markets could result in fewer automobile sales or public transportation operators, resulting in less demand for these insurance products. To the extent that these insurance markets are affected adversely for any reason, gross premiums written will be disproportionately affected due to substantial reliance on these insurance markets.
The insurance subsidiaries may be unable to mitigate their risk or increase their underwriting capacity through reinsurance arrangements, which could adversely affect our business, financial condition and results of operations. If reinsurance rates rise significantly or reinsurance becomes unavailable or reinsurers are unable to pay our claims, we may be adversely affected.
In order to reduce underwriting risk and increase underwriting capacity, we transfer portions of our insurance risk to other insurers through reinsurance contracts. The availability, cost and structure of reinsurance protection are subject to prevailing market conditions that are outside of our control and which may affect our level of business and profitability. We purchase reinsurance from third parties in order to reduce our liability on individual risks. Reinsurance does not relieve us of our primary liability to our company's insureds. A third party reinsurer's insolvency or inability or unwillingness to make payments under the terms of a reinsurance treaty could have a material adverse effect on our financial condition or results of operations. The amount and cost of reinsurance available to us is subject, in large part, to prevailing market conditions beyond our control. Our company's ability to provide insurance at competitive premium rates and coverage limits on a continuing basis depends in part upon the extent to which we can obtain adequate reinsurance in amounts and at rates that will not adversely affect our competitive position. There are no assurances that we will be able to maintain our current reinsurance facilities, which generally are subject to annual renewal. If we are unable to renew any of these facilities upon their expiration or to obtain other reinsurance facilities in adequate amounts and at favorable rates, we may need to modify our company's underwriting practices or reduce our company's underwriting commitments.

The insurance subsidiaries are subject to credit risk with respect to the obligations of reinsurers and certain of their insureds. The inability of their risk sharing partners to meet their obligations could adversely affect their profitability.
Although the reinsurers are liable to us to the extent of risk ceded to them, we remain ultimately liable to policyholders on all risks, even those reinsured. As a result, ceded reinsurance arrangements do not limit our ultimate obligations to policyholders to pay claims. We are subject to credit risks with respect to the financial strength of our reinsurers. We are also subject to the risk that their reinsurers may dispute their obligations to pay our claims. As a result, we may not recover sufficient amounts for claims that we submit to reinsurers, if at all. As of June 30, 2012, we had an aggregate of $8.5 million of unsecured reinsurance recoverables. In addition, our reinsurance agreements are subject to specified limits and we would not have reinsurance coverage to the extent that it exceeds those limits. With respect to insurance programs, the insurance subsidiaries are subject to credit risk with respect to the payment of claims and on the portion of risk exposure either ceded to captives established by their clients or deductibles retained by their clients. The credit worthiness of prospective risk sharing partners is a factor considered when entering into or renewing these alternative risk transfer programs. We typically collateralize balances due through funds withheld, letters of credit or trust agreements. No assurance can be given regarding the future ability of these entities to meet their obligations. The inability of our risk sharing partners to meet their obligations could adversely affect profitability.
Financial Risks
We are a holding company and the insurance subsidiaries are subject to dividend restrictions and are required to maintain certain capital adequacy levels.
Atlas is a holding company with no significant operations of its own and as a legal entity separate and distinct from our company's insurance subsidiaries. As a result, our company's only sources of income are dividends and other distributions from our insurance subsidiaries. We will be limited by the earnings of those subsidiaries, and the distribution or other payment of such earnings to it in the form of dividends, loans, advances or the reimbursement of expenses. The payment of dividends, the making of loans and advances or the reimbursement of expenses by our insurance subsidiaries is contingent upon the earnings of those subsidiaries and is subject to various business considerations. In addition, payments of dividends by the insurance subsidiaries are subject to various statutory and regulatory restrictions imposed by the insurance laws of the domiciliary jurisdiction of such subsidiaries. In Illinois, the insurance subsidiaries' state of domicile, dividends may only be paid out of earned surplus and cannot be paid when the surplus of the company fails to meet minimum requirements or when payment of the dividend or distribution would reduce its surplus to less than the minimum amount. The state insurance regulator must be notified in advance of the payment of an extraordinary dividend and be given the opportunity to disapprove any such dividend. Additionally, insurance regulators have broad powers to prevent reduction of statutory capital and surplus to inadequate levels and could refuse to permit the payment of dividends calculated under any applicable formula. As a result, we may not be able to receive dividends from our insurance subsidiaries at times and in amounts necessary to meet our operating needs, to pay dividends to shareholders or to pay corporate expenses. The inability of our insurance subsidiaries to pay dividends could have a material adverse effect on our business and financial condition.
Market fluctuations, changes in interest rates or a need to generate liquidity could have significant and negative effects on our investment portfolio. We may not be able to realize our investment objectives, which could significantly reduce our net income.
We depend on income from our securities portfolio for a substantial portion of our earnings. Investment returns are an important part of overall profitability. A significant decline in investment yields in the securities portfolio or an impairment of securities owned could have a material adverse effect on our business, results of operations and financial condition. We currently maintain and intend to continue to maintain a securities portfolio comprised primarily of fixed income securities. As of June 30, 2012, the majority of the investment portfolio was invested in fixed income securities. We cannot predict which industry sectors in which we maintain investments may suffer losses as a result of potential declines in commercial and economic activity, or how any such decline might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities and cannot predict how or to what extent the value of any underlying collateral might be affected. Accordingly, adverse fluctuations in the fixed income or equity markets could adversely impact profitability, financial condition or cash flows. While Asset Allocation Management (“AAM”) was selected by us to assist in the management of our investment portfolio based on the value they are expected to provide in this capacity, our management is routinely involved in the process and would be able to readily identify alternatives in the unexpected case that such a need arises.
Our ability to achieve our investment objectives is affected by general economic conditions that are beyond our control. General economic conditions can adversely affect the markets for interest rate sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed maturity securities. U.S. and global markets have been experiencing volatility since mid-2007. Initiatives taken by the U.S. and foreign governments have helped to stabilize the financial markets and restore liquidity to the banking system and credit markets. However, the financial system has not completely stabilized and market volatility could continue in the future if there is a prolonged recession or a worsening in key economic indicators. If market conditions deteriorate, our investment portfolio could be adversely impacted.
Difficult conditions in the economy generally may materially adversely affect our business, results of operations, and statement of financial position and these conditions may not improve in the near future.
Current market conditions and the instability in the global financial markets present additional risks and uncertainties for our business. In particular, deterioration in the public debt markets could lead to additional investment losses and an erosion of capital as a result of a reduction in the fair value of investment securities. The severe downturn in the public debt and equity markets, reflecting uncertainties associated with the mortgage crisis, worsening economic conditions, widening of credit spreads, bankruptcies and government intervention in large financial institutions, created significant unrealized losses in our securities portfolio at certain stages in 2009. We and our investment manager consider these issues in connection with current asset allocation decisions with the object of avoiding them going forward. However, depending on market conditions going forward, we could again incur substantial realized and additional unrealized losses in future periods, which could have an adverse impact on the results of operations and financial condition. We could also experience a reduction in capital in the insurance subsidiaries below levels required by the regulators in the jurisdictions in which we operate. Certain trust accounts for the benefit of related companies and third parties have been established with collateral on deposit under the terms and conditions of the relevant trust agreements. The value of collateral could fall below the levels required under these agreements putting the subsidiary or subsidiaries in breach of the agreement.
The current market volatility may also make it more difficult to value our securities if trading becomes less frequent.
Disruptions, uncertainty and volatility in the global credit markets may also impact our ability to obtain financing for future acquisitions. If financing is available, it may only be available at an unattractive cost of capital, which would decrease profitability. There can be no assurance that current market conditions will improve in the near future. In addition, we may not have coverage by security analysts, the trading price of our ordinary shares and restricted voting common shares may be lower and it may be more difficult for our shareholders to dispose of their shares due to the lower trading volume. The lack of a significant presence in the market could serve to limit the distribution of news and limit investor interest in our shares. One or more of these factors could result in price volatility and serve to depress the liquidity and market price of our shares.
We may not have access to capital in the future due to an economic downturn.
We may need new or additional financing in the future to conduct our operations, or expand our business. Any sustained weakness in the general economic conditions and/or financial markets in Canada, the United States or globally could adversely affect our ability to raise capital on favorable terms, or at all. From time-to-time, we may rely on access to financial markets as a source of liquidity for operations, acquisitions and general corporate purposes.
The limited public float and trading volume for our shares may have an adverse impact on the share price or make it difficult to liquidate.
Our securities are held by a relatively small number of shareholders. KAI holds all of the restricted voting common shares. Also, we have ordinary voting shares which are not widely held. Future sales of substantial amounts of our shares in the public market, or the perception that these sales could occur, may adversely impact the market price of our shares and our shares could be difficult to liquidate.
Our ordinary shares may be listed on both the TSXV and the NASDAQ which may increase the volatility of our ordinary share price on both exchanges.
Upon completion of the offering, we expect our ordinary shares to be dual listed on NASDAQ and the TSX Venture Exchange. However, once our ordinary shares are dual listed, the trading volume of our ordinary shares on each particular exchange may decrease. As a result of this diminished trading volume, the stock price of our ordinary shares may be more volatile.
Compliance Risks
Compliance risk includes the risk arising from violations of, or non-conformance with, laws, regulations or prescribed practices. Compliance risk also arises in situations where the laws or rules governing certain products or activities may be ambiguous or untested. Compliance risk exposes the organization to negative publicity, a potential drop in stock price, fines, criminal and civil monetary penalties, payment of damages and the voiding of contracts. Compliance risks are also sometimes referred to as legal/regulatory, tax or documentation risks.
If our company fails to comply with applicable insurance and securities laws or regulatory requirements, our business, results of operations and financial condition could be adversely affected.
As a publicly traded holding company listed on a stock exchange which owns insurance companies domiciled in the United States, we and our insurance subsidiaries are subject to numerous laws and regulations. These laws and regulations delegate regulatory, supervisory and administrative powers to federal, provincial or state regulators. Insurance regulations are generally designed to protect policyholders rather than shareholders, and are related to matters including:

•	rate setting;

•	the National Association of Insurance Commissioner's Risk Based Capital (RBC) ratio and solvency standards, as adopted by the state insurance departments which regulate our subsidiaries;
•restrictions on the amount, type, nature, quality and quantity of securities in which insurers may invest;
•the maintenance of adequate reserves for unearned premiums and unpaid claims;
•restrictions on the types of terms that can be included in insurance policies;
•standards for accounting;
•marketing practices;
•claims settlement practices;

•	the examination of insurance companies by regulatory authorities, including periodic financial and market conduct examinations;
•the licensing of insurers and their agents;
•limitations on dividends and transactions with affiliates;
•approval of certain reinsurance transactions; and
•insolvency proceedings.

Such rules and regulations are expected to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. A significant amount of resources has been committed to monitor and address any internal control issues, and failure to do so could adversely impact operating results. Any failure to comply with applicable laws or regulations could result in the imposition of fines or significant restrictions on our ability to do business, which could adversely affect our results of operations or financial condition. In addition, any changes in laws or regulations, including the adoption of consumer initiatives regarding rates charged for automobile or other insurance coverage or claims handling procedures, could materially adversely affect our business, results of operations and financial condition. It is not possible to predict the future impact of changing federal, state and provincial regulation on our operations, and there can be no assurance that laws and regulations enacted in the future will not be more restrictive than existing laws and regulations. New or more restrictive regulations, including changes in current tax or other regulatory interpretations affecting an alternative risk transfer insurance model, could make it more expensive for our company to conduct our businesses, restrict the premiums our subsidiaries are able to charge or otherwise change the way it does business. In addition, economic and financial market turmoil may result in some type of U.S. federal oversight of the insurance industry in general.
Our business is subject to risks related to litigation and regulatory actions.
We may from time-to-time be subject to a variety of legal and regulatory actions relating to our current and past business operations, including, but not limited to:

•	disputes over coverage or claims adjudication;

•	disputes regarding sales practices, disclosure, premium refunds, licensing, regulatory compliance and compensation arrangements;

•	disputes with our agents, producers or network providers over compensation and termination of contracts and related claims;

•	disputes with taxing authorities regarding tax liabilities; and

•	disputes relating to certain businesses acquired or disposed of by it.

As insurance industry practices and regulatory, judicial and industry conditions change, unexpected and unintended issues related to pricing, claims, coverage and business practices may emerge. Plaintiffs often target P&C insurers in purported class action litigation relating to claims handling and insurance sales practices. The resolution and implications of new underwriting, claims and coverage issues could have a negative effect on our business by extending coverage beyond our underwriting intent, increasing the size of claims or otherwise requiring them to change their practices. The effects of unforeseen emerging claim and coverage issues could negatively impact revenues, results of operations and reputation.
Current and future court decisions and legislative activity may increase our exposure to these types of claims. Multi-party or class action claims may present additional exposure to substantial economic, non-economic or punitive damage awards. The loss of even one of these claims, if it resulted in a significant damage award or a judicial ruling that was otherwise detrimental, could create a precedent in the industry that could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on our business.
We may be subject to governmental or administrative investigations and proceedings in the context of our highly regulated sectors of activity. We cannot predict the outcome of these investigations, proceedings and reviews, and cannot guarantee that such investigations, proceedings or reviews or related litigation or changes in operating policies and practices would not materially adversely affect our results of operations and financial condition. In addition, if we were to experience difficulties with our relationship with a regulatory body in a given jurisdiction, it could have a material adverse effect on our ability to do business in that jurisdiction.
Our business could be adversely affected as a result of changing political, regulatory, economic or other influences.
The insurance industry is subject to changing political, economic and regulatory influences. These factors affect the practices and operation of insurance and reinsurance organizations. Legislatures in the United States and other jurisdictions have periodically considered programs to reform or amend their respective insurance and reinsurance systems. Recently, the insurance and reinsurance regulatory framework has been subject to increased scrutiny in many jurisdictions. Changes in current insurance regulation may result in increased governmental involvement in the insurance industry or may otherwise change the business and economic environment in which insurance industry participants operate. Historically, the automobile insurance industry has been under pressure from time to time from regulators, legislators or special interest groups to reduce, freeze or set rates at levels that are not necessarily related to underlying costs or risks, including initiatives to reduce automobile and other personal line insurance rates. These changes may limit the ability of the insurance subsidiaries to price automobile insurance adequately and could require us to discontinue unprofitable product lines, make unplanned modifications of our products and services, or result in delays or cancellations of sales of our products and services.
Strategic Risks
Strategic risk arises from adverse effects of high-level business decisions or the improper implementation of those decisions. Strategic risk also incorporates how management analyzes external factors that impact the strategic direction of the business. Strategic risk further encompasses reputation risk which is the impact to earnings, capital or the ability to do business arising from negative public opinion from whatever cause.
We will derive the majority of premiums from a few geographic areas, which may cause our business to be affected by catastrophic losses or business conditions in these areas.
Some jurisdictions (including, most notably Illinois, but also Michigan, Minnesota, New York and Louisiana) generate a significant percentage of our total premiums. Results of operations may, therefore, be adversely affected by any catastrophic losses or material loss trends in these areas, to the extent covered by policies underwritten by the insurance subsidiaries. Catastrophic losses can be caused by a wide variety of events, including earthquakes, hurricanes, tropical storms, tornadoes, wind, ice storms, hail, fires, terrorism, riots and explosions, and their incidence and severity are inherently unpredictable. Catastrophic losses are characterized by low frequency but high severity due to aggregation of losses, and could result in adverse effects on our results of operations or financial condition. Results of operations may also be adversely affected by general economic conditions, competition, regulatory actions or other business conditions that affect losses or business conditions in the specific areas in which we do most of our business.
The geographic concentration of our business in the midwest region of the United States subjects it to an increased risk of loss of revenue from facts affecting those areas.
On a year-to-date basis through June 30, 2012, 33.4% of our written premium was in Illinois, and 17.7% in Michigan. The geographic concentration of our business in these states makes us particularly susceptible to legislation, adverse trends, severe weather, competition and economic conditions in those areas. In addition, given our geographic concentration, negative publicity regarding our products and services could have a material adverse effect on our business and operations, as could other regional factors impacting the local economies in that market.

We may experience difficulty in managing historic and future growth, which could adversely affect our results of operations and financial condition.
We intend to grow by expanding geographically and underwriting more market share via our distribution network. Continued growth could impose significant demands on management, including the need to identify, recruit, maintain and integrate additional employees. Growth may also place a strain on management systems and operational and financial resources, and such systems, procedures and internal controls may not be adequate to support operations as they expand.
The integration and management of books of business, acquired businesses and other business involve numerous risks that could adversely affect our profitability, and are contingent on many factors, including:

•	expanding our financial, operational and management information systems;

•	managing our relationships with independent agents, brokers, and legacy program managers including maintaining adequate controls;

•	expanding our executive management and the infrastructure required to effectively control our growth;

•	maintaining ratings for certain of our insurance subsidiaries;

•	increasing the statutory capital of our insurance subsidiaries to support growth in written premiums;

•	accurately setting claims provisions for new business where historical underwriting experience may not be available;

•	obtaining regulatory approval for appropriate premium rates; and

•	obtaining the required regulatory approvals to offer additional insurance products or to expand into additional states or other jurisdictions.

Our failure to manage our growth effectively could have a material adverse effect on our business, financial condition or results of operations.
Engaging in acquisitions involves risks and, if we are unable to effectively manage these risks our business may be materially harmed.
Acquisitions of similar insurance providers are expected to be a material component of our growth strategy, subject to availability of suitable opportunities and market conditions. From time-to-time we may engage in discussions concerning acquisition opportunities and, as a result of such discussions, may enter into acquisition transactions. Upon the announcement of an acquisition, our share price may fall depending on the size of the acquisition, the purchase price and the potential dilution to existing shareholders. It is also possible that an acquisition could dilute earnings per share.
Acquisitions entail numerous risks, including the following:

•	difficulties in the integration of the acquired business;

•	assumption of unknown material liabilities, including deficient provisions for unpaid claims;

•	diversion of management's attention from other business concerns;

•	failure to achieve financial or operating objectives; and

•	potential loss of policyholders or key employees of acquired companies.

We may be unable to integrate or profitably operate any business, operations, personnel, services or products that we may acquire in the future, which may result in our inability to realize expected revenue increases, cost savings, increases in geographic or product presence, and other projected benefits from the acquisition. Integration may result in the loss of key employees, disruption to the existing businesses or the business of the acquired company, or otherwise harm our ability to retain customers and employees or achieve the anticipated benefits of the acquisition. Time and resources spent on integration may also impair our ability to grow our existing businesses. Also, the negative effect of any financial commitments required by regulatory authorities or rating agencies in acquisitions or business combinations may be greater than expected.
Various factors may inhibit potential acquisition bids that could be beneficial to shareholders.
Regulatory provisions may delay, defer or prevent a takeover attempt that shareholders may consider in their best interest. For example, under applicable state statutes, subject to limited exceptions, no person or entity may, directly or indirectly, acquire control of a domestic insurer without the prior approval of the state insurance regulator. Under the insurance laws, "control" (including the terms "controlling," "controlled by" and "under common control with") is generally defined to include acquisition of a certain percentage or more of an insurer's voting securities (such as 10% or more under Illinois law). These requirements may require a potential bidder to obtain prior approval from the insurance departments of the states in which the insurance subsidiaries are domiciled and commercially domiciled and may require pre-acquisition notification in other states. Obtaining these approvals could result in material delays or deter any such transaction.
Regulatory requirements could make a potential acquisition of our company more difficult and may prevent shareholders from receiving the benefit from any premium over the market price of our shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our shares if they are viewed as discouraging takeover attempts in the future.
Provisions in our organizational documents, corporate laws and the insurance laws of Illinois and other states could impede an attempt to replace or remove management or directors or prevent or delay a merger or sale, which could diminish the value of our shares.
Our Memorandum of Association, Articles of Association and Code of Regulations and the corporate laws and the insurance laws of various states contain, or are anticipated to contain, provisions that could impede an attempt to replace or remove management or directors or prevent the sale of the insurance subsidiaries that shareholders might consider to be in their best interests. These provisions may include, among others:

•	requiring a vote of holders of 5% of the ordinary shares to call a special meeting of shareholders;

•	requiring a two-thirds vote to amend the Articles of Association;

•	requiring the affirmative vote of a majority of the voting power of shares represented at a special meeting of shareholders; and

•
statutory requirements prohibiting a merger, consolidation, combination or majority share acquisition between the insurance subsidiaries and an interested shareholder or an affiliate of an interested shareholder without regulatory approval.

These provisions may prevent shareholders from receiving the benefit of any premium over the market price of our shares offered by a bidder in a potential takeover. In addition, the existence of these provisions may adversely affect the prevailing market price of our shares if they are viewed as discouraging takeover attempts.
The applicable insurance laws require prior notice or regulatory approval of direct or indirect changes in control of an insurance company or any person or entity that controls an insurance company. The insurance laws of the State of Illinois, where the insurance subsidiaries are domiciled, provide that no corporation or other person may acquire direct or indirect control of a domestic insurance company unless it has given notice to such insurance company and obtained prior written approval of the relevant insurance regulatory authorities. Under Illinois law, a purchaser of 10% or more of our voting securities could become subject to these regulations and could be required to file notices and reports with, and obtain written approval from, the applicable regulatory authorities prior to such acquisition. In addition, the existence of these provisions may adversely affect the prevailing market price of our shares if they are viewed as discouraging takeover attempts.
Market and Competition Risks
Because the insurance subsidiaries are commercial automobile insurers, conditions in that industry could adversely affect their business.
The majority of the gross premiums written by our insurance subsidiaries are generated from commercial automobile insurance policies. Adverse developments in the market for commercial automobile insurance, including those which could result from potential declines in commercial and economic activity, could cause our results of operations to suffer. The commercial automobile insurance industry is cyclical. Historically, the industry has been characterized by periods of price competition and excess capacity followed by periods of higher premium rates and shortages of underwriting capacity. These fluctuations in the business cycle have negatively impacted and could continue to negatively impact the revenues of our company. The results of the insurance subsidiaries, and in turn, us, may also be affected by risks, to the extent they are covered by the insurance policies we issue, that impact the commercial automobile industry related to severe weather conditions, floods, hurricanes, tornadoes, earthquakes and tsunamis, as well as explosions, terrorist attacks and riots. The insurance subsidiaries' commercial automobile insurance business may also be affected by cost trends that negatively impact profitability, such as a continuing economic downturn, inflation in vehicle repair costs, vehicle replacement parts costs, used vehicle prices, fuel costs and medical care costs. Increased costs related to the handling and litigation of claims may also negatively impact profitability. Legacy business previously written by us also includes private passenger auto, surety and other P&C insurance business.

Adverse developments relative to previously written business could have a negative impact on our results.
The insurance and related businesses in which we operate may be subject to periodic negative publicity which may negatively impact our financial results.
The products and services of the insurance subsidiaries are ultimately distributed to individual and business customers. From time-to-time, consumer advocacy groups or the media may focus attention on insurance products and services, thereby subjecting the industry to periodic negative publicity. We also may be negatively impacted if participants in one or more of our markets engage in practices resulting in increased public attention to our business. Negative publicity may also result in increased regulation and legislative scrutiny of practices in the P&C insurance industry as well as increased litigation. These factors may further increase our costs of doing business and adversely affect our profitability by impeding our ability to market our products and services, requiring us to change our products or services or by increasing the regulatory burdens under which we operate.
The highly competitive environment in which we operate could have an adverse effect on our business, results of operations and financial condition.
The commercial automobile insurance business is highly competitive and, except for regulatory considerations, there are relatively few barriers to entry. Many of our competitors are substantially larger and may enjoy better name recognition, substantially greater financial resources, higher ratings by rating agencies, broader and more diversified product lines and more widespread agency relationships than us.
Our underwriting profits could be adversely impacted if new entrants or existing competitors try to compete with our products, services and programs or offer similar or better products at or below our prices. Insurers in our markets generally compete on the basis of price, consumer recognition, coverages offered, claims handling, financial stability, customer service and geographic coverage. Although pricing is influenced to some degree by that of our competitors, it is not in our best interest to compete solely on price, and we may from time-to-time experience a loss of market share during periods of intense price competition. Our business could be adversely impacted by the loss of business to competitors offering competitive insurance products at lower prices. This competition could affect our ability to attract and retain profitable business.
Pricing sophistication and related underwriting and marketing programs use a number of risk evaluation factors. For auto insurance, these factors can include but are not limited to vehicle make, model and year; driver age; territory; years licensed; loss history; years insured with prior carrier; prior liability limits; prior lapse in coverage; and insurance scoring based on credit report information. We believe our pricing model will generate future underwriting profits.
If we are not able to attract and retain independent agents and brokers, our revenues could be negatively affected.
We compete with other insurance carriers to attract and retain business from independent agents and brokers. Some of our competitors offer a larger variety of products, lower prices for insurance coverage or higher commissions than our company. Our company's top ten independent agents accounted for an aggregate of 58% of our commercial auto gross premium written during the six month period ended June 30, 2012. While we maintains rigorous standards for both new and existing agents, it is seeking to expand our agent network in many areas around the country. If the insurance subsidiaries are unable to attract and retain independent agents/brokers to sell their products, their ability to compete and attract new customers and their revenues would suffer.
If we are unable to maintain our claims-paying ratings, our ability to write insurance and to compete with other insurance companies may be adversely impacted. A decline in rating could adversely affect our position in the insurance market, make it more difficult to market our insurance products and cause our premiums and earnings to decrease.
Financial ratings are an important factor influencing the competitive position of insurance companies. Third party rating agencies assess and rate the claims-paying ability of insurers and reinsurers based upon criteria that they have established. Periodically these rating agencies evaluate the business to confirm that it continues to meet the criteria of the ratings previously assigned. Financial strength ratings are an important factor in establishing the competitive position of insurance companies and may be expected to have an effect on an insurance company's premiums.
The insurance subsidiaries are rated by A.M. Best, which issues independent opinions of an insurer's financial strength and its ability to meet policyholder obligations. A.M. Best ratings range from “A++” (Superior) to “F” (In Liquidation), with a total of 16 separate rating categories. The objective of A.M. Best's rating system is to provide potential policyholders and other interested parties an opinion of an insurer's financial strength and ability to meet ongoing obligations, including paying claims.

On January 30, 2012, A.M. Best Co. affirmed the financial strength rating of American Country and American Service as “B” and the outlook assigned to all ratings is “Stable.”
There is a risk that A.M. Best will not maintain these ratings in the future. If the insurance subsidiaries' ratings are reduced by A.M. Best, their competitive position in the insurance industry could suffer and it could be more difficult to market their insurance products. A downgrade could result in a significant reduction in the number of insurance contracts written by the subsidiaries and in a substantial loss of business to other competitors with higher ratings, causing premiums and earnings to decrease. Rating agencies evaluate insurance companies based on financial strength and the ability to pay claims, factors that may be more relevant to policyholders than to investors. Financial strength ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security and should not be relied upon as such.
Human Resources Risks
Human resources risk is the risk that we are unable to maximize available human resources in the achievement of our business objectives. This includes people, their experience, knowledge, skills and work environment.
Our business depends upon key employees, and if it is unable to retain the services of these key employees or to attract and retain additional qualified personnel, our business may suffer.
Our operations depend, to a great extent, upon the ability of executive management and other key employees to implement our business strategy and our ability to attract and retain additional qualified personnel in the future. The loss of the services of any of our key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. In addition, our company must forecast volume and other factors in changing business environments with reasonable accuracy and adjust our hiring and employment levels accordingly. Our failure to recognize the need for such adjustments, or our failure or inability to react appropriately on a timely basis, could lead our company either to over-staffing (which could adversely affect our costs structure) or under-staffing (which could impair our ability to service current products lines and new lines of business). In either event, our financial results and customer relationships could be adversely affected.
U.S. Tax Risks
If our company were not to be treated as a U.S. corporation for U.S. federal income tax purposes, certain tax inefficiencies would result and certain adverse tax rules would apply.
Pursuant to certain “expatriation” provisions of the U.S. Internal Revenue Code of 1986, as amended, the reverse merger agreement provides that the parties intend to treat our company as a U.S. corporation for U.S. federal income tax purposes. The expatriation provisions are complex, are largely unsettled and subject to differing interpretations, and are subject to change, perhaps retroactively. If our company were not to be treated as a U.S. corporation for U.S. federal income tax purposes, certain tax inefficiencies and adverse tax consequences and reporting requirements would result for both our company and the recipients and holders of stock in our company, including that dividend distributions from our insurance subsidiaries to us would be subject to 30% U.S. withholding tax, with no available reduction and that members of the consolidated group may not be permitted to file a consolidated U.S. tax return resulting in the acceleration of cash tax outflow and potential permanent loss of tax benefits associated net operating loss carry-forwards that could have otherwise been utilized.
Our use of losses may be subject to limitations and the tax liability of our company may be increased.
Generally, a change of more than 50% in the ownership of a corporation's stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change generally limits a U.S. corporation's ability to use our net operating loss carry-forwards attributable to the period prior to the change. Both the insurance subsidiaries experienced ownership changes in connection with the private placement and reverse merger transaction completed in the last quarter of 2010, such that the use of their net operating loss carry-forwards will be subject to limitation.  In addition, the amounts of any pre-transaction net operating losses of the insurance subsidiaries and tax basis that may be available for use by the insurance subsidiaries following the reverse merger transaction are limited and dependent on tax elections to be taken on a tax return of the insurance subsidiaries' former parent. Our former parent controls the determination of which elections are made and the extent to which the elections will impact the net operating losses and tax attributes of the insurance subsidiaries for net operating losses and tax attributes generated in periods through December 31, 2010.  We will not be compensated to the extent the net operating losses and tax attributes are reduced or otherwise unfavorably adjusted due to changes and elections in the former parent's 2010 and prior tax filings.

Further limitations on the utilization of losses may apply because of the “dual consolidated loss” rules, which will also require our company to recapture into income the amount of any such utilized losses in certain circumstances. As a result of the application of these rules, the future tax liability of our company and our insurance subsidiaries could be significantly increased. In addition, taxable income may also be recognized by our company or our insurance subsidiaries in connection with the 2010 reverse merger transaction.
Risks Related to this Offering
There has been no public market the United States for our ordinary shares prior to this offering and an active trading market for our ordinary shares may not develop following this offering.
Prior to this offering, our ordinary shares have been exclusively listed on the TSXV under the symbol “AFH”, and there has been no public market for them in the United States. There is a risk that no active trading market will develop or be sustained in the United States and that our ordinary shares will not be resold at or above our public offering price. Prior to the effective date of this offering, we intend to apply to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “AFH.” The public offering price of our ordinary shares has been determined by agreement among us and the underwriters, but there is a risk that our ordinary shares will trade below the public offering price following the completion of this offering. See “Underwriting.” The market value of our ordinary shares could be substantially affected by general market conditions, including the extent to which a secondary market develops for our ordinary shares following the completion of this offering, the extent of institutional investor interest in us, our financial performance and general stock and bond market conditions.
Assuming an active market for our ordinary shares develops, the market price and trading volume of our ordinary shares may be volatile following this offering.
Even if an active trading market develops for our ordinary shares, its per share trading price may be volatile. In addition, the trading volume in our ordinary shares may fluctuate and cause significant price variations to occur. If the per share trading price of our ordinary shares declines significantly, you may be unable to resell your shares at or above the public offering price. There is a risk that the per share trading price of our ordinary shares will fluctuate or decline significantly in the future.
Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our ordinary shares include:

••	actual or anticipated variations in our quarterly operating results or dividends;
••	changes in our funds from operations or earnings estimates;
••	publication of research reports about us or the insurance industry;
••	increases in market interest rates that lead purchasers of our shares to demand a higher yield;
••	changes in market valuations of similar companies;
••	adverse market reaction to any additional debt we incur in the future;
••	additions or departures of key management personnel;
••	actions by institutional shareholders;
••	speculation in the press or investment community;
••	our underlying asset value;
••	the extent of investor interest in our securities
••	investor confidence in the stock and bond markets, generally;
••	changes in tax laws;
••	future equity issuances;
••	failure to meet earnings estimates;
••	changes in our credit ratings;
••	general market and economic conditions; and

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their shares. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our ordinary shares.
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
The public offering price of our ordinary shares is substantially higher than the net tangible book value per share of our ordinary shares immediately after this offering. Therefore, if you purchase our ordinary shares in this offering, you will incur an immediate dilution of $[•] (or [•]%) in net tangible book value per share from the price you paid, based upon the public offering price of $[•] per share. The exercise of outstanding warrants and options and the conversion of debentures will result in further dilution of your investment. In addition, if we raise funds by issuing additional shares, the newly issued shares may further dilute your ownership interest.
The requirements of being a United States public company may strain our resources and divert management's attention.
As a United States public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act), the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of The NASDAQ Stock Market and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.
In addition, changing laws, regulations and standards in the United States relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.
However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act), we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”
We will remain an “emerging growth company” for up to five years, although if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.
As a result of disclosure of information in this prospectus and in filings required of a public company in the United States, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for these shares and our stock price may be more volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS
We estimate that our net proceeds from the sale of the ordinary shares that we are offering will be approximately $[•] million, or approximately $[•] million if the underwriters exercise in full their right to purchase additional shares to cover over-allotments, based on the offering price of $[•] per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The principal purposes of our initial offering in the United States are to create a public market for our ordinary shares and thereby enable future access to the public equity markets by us and our employees, obtain additional capital and facilitate an orderly distribution of shares for the selling shareholders. We intend to use the net proceeds to us from this offering for working capital and other general corporate purposes; however, we do not currently have any specific uses of the net proceeds planned. We may use a portion of the net proceeds for acquisitions of complementary businesses or other assets or to repurchase currently outstanding preferred shares of the company. However, we have no commitments to use the proceeds from this offering for any such acquisitions or investments at this time.
Pending other uses, we intend to invest the proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from our offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DIVIDEND POLICY
We have previously declared and paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. In addition, the insurance laws and regulations governing our insurance company subsidiaries contain restrictions on our ability to pay dividends.

DILUTION
If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the offering price per ordinary share and the pro forma as adjusted net tangible book value per share of our ordinary shares immediately after our offering.
Our pro forma net tangible book value as of June 30, 2012 was $37.8 million, or $2.05 per ordinary share. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of ordinary shares outstanding as of June 30, 2012.
After giving effect to our sale in our offering of [•] ordinary shares at the offering price of $[•] per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2012 would have been approximately $[•], or $[•] per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value of $[•] per share to our existing shareholders and an immediate dilution of $[•] per share to investors purchasing shares in this offering.
The following table illustrates this per share dilution.

	Pro Forma Shares Outstanding		Total Consideration (in thousands)			Average Price per Share
	Number	Percentage		Amount	Percentage
Existing shareholders	[•]	[•]	$	[•]	[•]	$	[•]
New investors	[•]	[•]	$	[•]	[•]	$	[•]
Total	[•]	[•]	$	[•]	[•]	$	[•]

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
As of June 30, 2012, there were 100 shareholders of record of our ordinary shares, of which 4,628,292 were issued and outstanding. Our ordinary shares have been exclusively listed on the TSXV under the symbol “AFH” since January 6, 2011. There is currently no established public trading market for our ordinary shares in the United States.
Set forth below are the high and low listing prices of the ordinary shares during the four quarters of 2011 and the first and second quarters of 2012 per the TSXV (in Canadian dollars):

Summary of Share Prices
	High	Low
First Quarter 2011	$2.00	$1.60
Second Quarter 2011	$2.00	$1.48
Third Quarter 2011	$1.90	$1.25
Fourth Quarter 2011	$2.03	$1.10
First Quarter 2012	$2.00	$1.25
Second Quarter 2012	$1.85	$0.82

During 2011 or 2012, we did not repurchase any of our equity securities. We also did not pay any dividends during 2011or 2012 and have no current plans to pay dividends to our ordinary shareholders. The cumulative amount of dividends to which the preferred shareholders are entitled upon liquidation (or sooner, if we declare dividends), is $1.21 million as of June 30, 2012.

CAPITALIZATION
The following table sets forth our cash, cash equivalents, and marketable securities and capitalization as of June 30, 2012:
•on an actual basis; and
•on a pro forma basis to give effect to the net proceeds of this offering
You should read this table in conjunction with the sections entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

(in thousands)	Actual at June 30, 2012	Pro Forma Net Proceeds	Pro Forma at June 30, 2012
Cash, cash equivalents and marketable services	$123,541	[•]	[•]
Common equity after liquidation preference of preferred shares	$37,819	[•]	[•]

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All amounts in thousands of US dollars, except for amounts preceded by “C” as Canadian dollars, share and per share amounts)
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that may include, but are not limited to, statements with respect to estimates of future expenses, revenue and profitability; trends affecting financial condition and results of operations; the availability and terms of additional capital; dependence on key suppliers, and other strategic partners; industry trends and the competitive and regulatory environment; the impact of losing one or more senior executives or failing to attract additional key personnel; and other factors referenced in this prospectus. Our actual results could differ materially from those discussed in the forward-looking statements. Forward-looking statements contained herein are made as of the date of this prospectus and we disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or results, or otherwise. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”
I. CONSOLIDATED PERFORMANCE
Second Quarter 2012 Highlights (Comparisons are to second quarter 2011 unless otherwise noted):

•	Gross written premium increased by 17.6%, which included an increase of 222.6% in our core commercial auto business.

•	Underwriting results improved by $410.

•	The combined ratio improved by 2.6%

•	Net income for the three month period ended June 30, 2012 was $130

•	Basic and diluted loss per common share was $0.00, net of accounting treatment for preferred shares

•	We actively distributed our core products in thirty states during the three month period ended June 30, 2012.

•	Book value per common share diluted on June 30, 2012 was $2.05, compared to $2.03 at March 31, 2012.
The following financial data is derived from Atlas’ unaudited condensed consolidated financial statements for the for the three and six month periods ended June 30, 2012 and June 30, 2011:
Table 1 Selected financial information

	3 months ended		6 months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Gross premium written	$9,242	$7,856	$20,996	$22,022
Net premium earned	7,552	9,062	15,861	17,871
Losses on claims	5,408	6,723	11,312	13,612
Acquisition costs	1,395	1,844	2,768	3,623
Other underwriting expenses	1,617	1,773	3,267	3,821
Net underwriting loss	(868)	(1,278)	(1,486)	(3,185)
Net investment and other income	998	1,471	1,751	2,673
Net income/(loss) before tax	130	193	265	(512)
Income tax (benefit) expense	—	—	—	—
Net income/(loss)	$130	$193	$265	$(512)

Key Financial Ratios:
Loss ratio	71.6%	74.2%	71.3%	76.2%
Acquisition cost ratio	18.5%	20.3%	17.5%	20.3%
Other underwriting expense ratio	21.4%	19.6%	20.6%	21.4%
Combined ratio (see Table 6)	111.5%	114.1%	109.4%	117.9%
Return on equity	0.5%	0.7%	0.5%	(0.9)%
Loss per common share, basic and diluted	$—	$—	$(0.01)	$(0.05)
Book value per common share, basic and diluted	$2.05	$2.21	$2.05	$2.21
Second Quarter 2012:
Atlas’ combined ratio for the three month period ended June 30, 2012 was 111.5%, compared to 114.1% for the three month period ended June 30, 2011 and 107.4% for the three month period ended March 31, 2012.
As planned, core commercial automobile lines continues to be the most significant component of Atlas’ gross premium written as a result of the strategic focus on these core lines of business coupled with positive response from new and existing agents. Gross premium written related to these core commercial lines increased by 222.6% for the three month period ended June 30, 2012 as compared to three month period ended June 30, 2011. As a result, the overall loss ratio for the three month period ended June 30, 2012 improved to 71.6% compared to 74.2% in the three month period ended June 30, 2011 and 71.0% for the three month period ended March 31, 2012.
Investment performance and other income generated $998 of income for the three month period ended June 30, 2012, of which $291 are realized gains. This resulted in a 2.6% annualized yield for the three month period ended June 30, 2012. Cash and invested assets were $123,541 as at the period ended June 30, 2012 and were $4,340 lower than December 31, 2011, resulting primarily from the payment of claim settlements. This reduction in cash and invested assets is in line with expectations.
Overall, Atlas generated net income of $130 for the three month period ended June 30, 2012. After taking the impact of the liquidation preference of the preferred shares into consideration, the basic and diluted loss per common share in the three month period ended June 30, 2012 was $0.00. This compares to net income of $193 or a loss of $0.00 per common share diluted in the three month period ended June 30, 2011 and income of $135 or a loss per share of $0.00 per common share diluted in the three month period ended March 31, 2012.

Year to Date June 30, 2012:
Atlas’ combined ratio for the six month period ended June 30, 2012 was 109.4%, compared to 117.9% for the six month period ended June 30, 2011. This is mostly due to a substantial improvement in the loss ratio, which was reduced to 71.3% from 76.2%. Our improvement in this area can be attributed to our planned exit from the private passenger auto line of business and a focus on our core commercial automobile lines. This line of business grew 106.8% during the six month period ended June 30, 2012 versus the six month period ended June 30, 2011.
Investment performance and other income generated $1,751 of income for the six month period ended June 30, 2012, of which $319 are realized gains. This resulted in a 2.6% annualized yield for the six month period ended June 30, 2012.
Overall, Atlas generated net income of $265 for the six month period ended June 30, 2012. After taking the impact of the liquidation preference of the preferred shares into consideration, the basic and diluted loss per common share in the six month period ended June 30, 2012 was $0.01. This compares to a net loss of $512 or a loss of $0.05 per common share diluted in the six month period ended June 30, 2011.
Book value per common share diluted as at the period ended June 30, 2012 was $2.05, compared to $2.21 as at the period ended June 30, 2011 and $2.03 as at the three month period ended March 31, 2012.

II. APPLICATION OF CRITICAL ACCOUNTING ESTIMATES
The preparation of financial statements in conformity with U.S. GAAP requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. The most critical estimates include those used in determining:

◦	Fair value and impairment of financial assets

◦	Deferred policy acquisition costs recoverability

◦	Reserve for property-liability insurance claims and claims expense estimation

◦	Deferred tax asset valuation
In making these determinations, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to our businesses and operations. It is reasonably likely that changes in these estimates could occur from period to period and result in a material impact on our consolidated financial statements.
A brief summary of each of these critical accounting estimates follows. For a more detailed discussion of the effect of these estimates on our consolidated financial statements, and the judgments and assumptions related to these estimates, see the referenced sections of this document. For a complete summary of our significant accounting policies, see the notes to the consolidated financial statements.
Fair values of financial instruments - Atlas has used the following methods and assumptions in estimating its fair value disclosures:
Fair values for bonds and equity securities are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services through a bank trustee.

Atlas' fixed income portfolio is managed by Asset Allocation Management (“AAM”), an SEC registered investment advisor specializing in the management of insurance company portfolios. Management works directly with AAM to ensure that Atlas benefits from their expertise and also evaluates investments as well as specific positions independently using internal resources. AAM has a team of credit analysts for all investment grade fixed income sectors. The investment process begins with an independent analyst review of each security's credit worthiness using both quantitative tools and qualitative review. At the issuer level, this includes reviews of past financial data, trends in financial stability, projections for the future, reliability of the management team in place, market data (credit spread, equity prices, trends in this data for the issuer and the issuer's industry). Reviews also consider industry trends and the macro-economic environment. This analysis is continuous, integrating new information as it becomes available. In short, Atlas does not rely on rating agency ratings to make investment decisions, but instead with the support of its independent investment advisors, does independent fundamental credit analysis to find the best securities possible. AAM has found that over time this process creates an ability to sell securities prior to rating agency downgrades or to buy securities before upgrades. As at the period ended June 30, 2012, this process did not generate any significant difference in the rating assessment between Atlas' review and the rating agencies.
Atlas employs specific control processes to determine the reasonableness of the fair value of its financial assets. These processes are designed to supplement those performed by AAM to ensure that the values received from them are accurately recorded and that the data inputs and the valuation techniques utilized are appropriate, consistently applied, and that the assumptions are reasonable and consistent with the objective of determining fair value. For example, on a continuing basis, Atlas assesses the reasonableness of individual security values which have stale prices or whose changes exceed certain thresholds as compared to previous values received from AAM or to expected prices. The portfolio is reviewed routinely for transaction volumes, new issuances, any changes in spreads, as well as the overall movement of interest rates along the yield curve to determine if sufficient activity and liquidity exists to provide a credible source for market valuations. When fair value determinations are expected to be more variable, they are validated through reviews by members of management or the Board of Directors who have relevant expertise and who are independent of those charged with executing investment transactions.
Impairment of financial assets - Atlas assesses, on a quarterly basis, whether there is objective evidence that a financial asset or group of financial assets is impaired. An investment is considered impaired when the fair value of the investment is less than its cost or amortized cost. When an investment is impaired, the Company must make a determination as to whether the impairment is other-than-temporary.
Under U.S. GAAP, with respect to an investment in an impaired debt security, other-than temporary impairment (OTTI) occurs if (a) there is intent to sell the debt security, (b) it is more likely than not it will be required to sell the debt security before its anticipated recovery, or (c) it is probable that all amounts due will be unable to be collected such that the entire cost basis of the security will not be recovered. If Atlas intends to sell the debt security, or will more likely than not be required to sell the debt security before the anticipated recovery, a loss in the entire amount of the impairment is reflected in net realized gains (losses) on investments in the consolidated statements of comprehensive income. If Atlas determines that it is probable it will be unable to collect all amounts and Atlas has no intent to sell the debt security, a credit loss is recognized in net realized gains (losses) on investments in the consolidated statements of comprehensive income to the extent that the present value of expected cash flows is less than the amortized cost basis; any difference between fair value and the new amortized cost basis (net of the credit loss) is reflected in other comprehensive income (losses), net of applicable income taxes.
Deferred policy acquisition costs - Atlas defers brokers’ commissions, premium taxes and other underwriting and marketing costs directly relating to the successful acquisition of premiums written to the extent they are considered recoverable. These costs are then expensed as the related premiums are earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future claims and expenses to be incurred as premiums are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs. Atlas’ deferred policy acquisition costs are reported net of deferred ceding commissions.
Valuation of deferred tax assets - Deferred taxes are recognized using the asset and liability method of accounting. Under this method the future tax consequences attributable to temporary differences in the tax basis of assets, liabilities and items recognized directly in equity and the financial reporting basis of such items are recognized in the financial statements by recording deferred tax liabilities or deferred tax assets.
Deferred tax assets related to the carry-forward of unused tax losses and credits and those arising from temporary differences are recognized only to the extent that it is probable that future taxable income will be available against which they can be utilized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.
In assessing the need for a valuation allowance, Atlas considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not the deferred tax assets will not be realized or if it is deemed premature to conclude that these assets will be realized in the near future, a valuation allowance is recorded.
Claims liabilities - The provision for unpaid claims represent the estimated liabilities for reported claims, plus those incurred but not yet reported and the related estimated loss adjustment expenses. Unpaid claims expenses are determined using case basis evaluations and statistical analyses, including insurance industry loss data, and represent estimates of the ultimate cost of all claims incurred. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid claims is adequate. The estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations and are accounted for as changes in estimates.
III. OPERATING RESULTS
Gross Premium Written
Table 2 Gross premium written by line of business

	3 months ended			6 months ended
	June 30, 2012	June 30, 2011%		June 30, 2012	June 30, 2011	% Change
Commercial automobile	8,209	2,545	222.6%	18,927	9,154	106.8%
Non-standard automobile	(143)	3,709	(103.9)%	(509)	9,669	(105.3)%
Other	1,176	1,602	(26.6)%	2,578	3,199	(19.4)%
	$9,242	$7,856	17.6%	$20,996	$22,022	(4.7)%
Table 2 above summarizes gross premium written by line of business.
Second Quarter 2012:
For the three month period ended June 30, 2012, gross premium written was $9,242 compared to $7,856 in the three month period ended June 30, 2011, and $11,754 in the three month period ended March 31, 2012, representing a 17.6% increase and 21.4% decrease, respectively. The increase relative to the three month period ended June 30, 2011 is due primarily to the substantial growth of the core commercial auto business, which offset the exit of the non-standard auto line of business. The decrease relative to three month period ended March 31, 2012 is primarily the result of seasonality.
Commercial Automobile
The commercial automobile policies we underwrite provide coverage for light weight commercial vehicles typically with the minimum limits prescribed by statute, municipal or other regulatory requirements. The majority of our policy holders are individual owner or small fleet operators. In the three month period ended June 30, 2012, gross premium written from commercial automobile was $8,209, representing a 222.6% increase relative to the three month period ended June 30, 2011 and a 23.4% decrease compared to the three month period ended March 31, 2012. The cessation of non-standard auto written premium allowed Atlas to focus its resources on its core line of business. As a percentage of the insurance subsidiaries’ overall book of business, commercial auto gross premium written represented 88.8% of gross premium written in the three month period ended June 30, 2012 compared to 32.4% during the three month period ended June 30, 2011 and 91.2% in the three month period ended March 31, 2012.
Commercial automobile insurance has outperformed the overall P&C industry in each of the past ten years based on data compiled by the NAIC. Each of the specialty business lines on which Atlas’ strategy is focused is a subset of this historically profitable industry segment.
Because there are a limited number of competitors specializing in these lines of business, management believes a strong value proposition is very important to attract new business and can result in desirable retention levels as policies renew on an annual basis. There are also a relatively limited number of agents who specialize in these lines of business. As a result, strategic agent relationships are important to ensure efficient distribution.
There is a positive correlation between the economy and commercial automobile insurance in general. However, operators of commercial automobiles may be less likely than other business segments within the commercial auto line to take vehicles out of service as their businesses and business reputations rely heavily on availability. With respect to certain business lines such as the taxi line, there are also other factors such as the cost and limited supply of medallions which may discourage a policy holder from taking vehicles out of service in the face of reduced demand for the use of the vehicle.
Maintaining continuous insurance on all vehicles under dispatch is an important aspect of Atlas’ target policyholders’ businesses.
Non-Standard Automobile
Non-standard automobile insurance is principally provided to individuals who do not qualify for standard automobile insurance coverage because of their payment history, driving record, place of residence, age, vehicle type or other factors. Such drivers typically represent higher than normal risks and pay higher insurance rates for comparable coverage.

Consistent with Atlas’ focus on commercial automobile insurance, Atlas has transitioned away from the non-standard auto line in 2012. Atlas ceased renewals of policies of this type in 2011, allowing surplus and resources to be devoted to the expected growth of the commercial automobile business. The negative written premium within the non-standard auto line reflects policies canceled mid-term.
Other
This line of business is primarily comprised of Atlas’ surety business, which is 100% reinsured.
Year to Date June 30, 2012:
For the six month period ended June 30, 2012, gross premium written was $20,996 compared to $22,022 in the six month period ended June 30, 2011, representing a 4.7% decrease. While we saw significant gains in commercial automobile premiums, there was still a small decrease relative to the six month period ended June 30, 2011. This is due primarily to our exit from the non-standard auto line of business, which had strong premium written in the first quarter of 2011.
Commercial Automobile
In the six month period ended June 30, 2012, gross premium written from commercial automobile was $18,927, representing a 106.8% increase relative to six month period ended June 30, 2011. As a percentage of the insurance subsidiaries’ overall book of business, commercial auto gross premium written represented 90.1% of gross premium written in the six month period ended June 30, 2012 compared to 41.6% during the six month period ended June 30, 2011.

Geographic Concentration
Table 3 Gross premium written by state

	3 months ended				6 months ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
Michigan	$1,833	19.8%	$772	9.8%	$3,724	17.7%	$1,718	7.8%
Illinois	1,448	15.7%	5,092	64.8%	7,012	33.4%	15,315	69.5%
Minnesota	1,139	12.3%	546	7.0%	1,595	7.6%	1,082	5.1%
New York	817	8.8%	364	4.6%	2,333	11.1%	1,165	5.4%
Texas	654	7.1%	129	1.6%	856	4.1%	341	1.5%
Nevada	478	5.2%	—	—%	478	2.3%	—	—%
Virginia	311	3.4%	18	0.2%	661	3.1%	(16)	(0.1)%
Georgia	107	1.2%	—	—%	602	2.9%	—	—%
Indiana	103	1.1%	431	5.5%	115	0.5%	1,620	7.4%
Other	2,352	25.4%	504	6.6%	3,620	17.3%	797	3.6%
Total	$9,242	100.0%	$7,856	100.1%	$20,996	100.0%	$22,022	100.0%
Second Quarter 2012:
As illustrated by the data in Table 3 above, 19.8% of Atlas’ gross premium written for the three month period ended June 30, 2012 came from Michigan and 47.8% came from the three states currently producing the most premium volume (Michigan, Illinois and Minnesota), as compared to 81.6% in the three month period ended June 30, 2011 (Illinois, Michigan, Minnesota) and 76.3% in the three month period ended March 31, 2012 (Illinois, New York and Michigan). This is also the first quarter where Atlas' largest state by premium volume was a state besides Illinois. Further, in the three month period ended June 30, 2012, Atlas also made significant inroads in states such as Nevada, where Atlas had no presence in 2011. Atlas is seeing the results of its commitment to diversifying geographically by expanding in new areas of the country, leveraging experience, historical data and research. This commitment resulted in written premiums in a total of 13 states during the three month period ended June 30, 2012 in which we had no presence in the three month period ended June 30, 2011.
Year to Date June 30, 2012:
Atlas saw similar geographic diversification in the six month period ended June 30, 2012 compared to the six month period ended June 30, 2011. 62.2% of our premium volume came from the top three states (Michigan, Illinois, New York) in 2012, compared to 84.7% in 2011.
The decline of written premiums for the six month period ended June 30, 2012 versus the six month period ended June 30, 2011 in Illinois and Indiana is primarily attributable to Atlas’ exiting the non-standard automobile insurance lines. The majority of the 2011 non-standard automobile written premiums came from those two states. This was mostly offset by gains in commercial auto premiums in other states, both in established markets such as Michigan and New York and new states like Georgia and Nevada.

Ceded Premium Written
Ceded premium written is equal to premium ceded under the terms of Atlas’ inforce reinsurance treaties. Ceded premium written decreased 2.0% to $1,427 for the three month period ended June 30, 2012 compared with $1,456 for the three month period ended June 30, 2011, and decreased 6.9% from $1,533 for the three month period ended March 31, 2012.
In the six month period ended June 30, 2012, ceded premium written was $2,960, a reduction of 7.7% from $3,207 for the six month period ended June 30, 2011. The reduction of Atlas’ surety gross premium written is the main cause of this decline.
Net Premium Written
Net premium written is equal to gross premium written less the ceded premium written under the terms of Atlas’ inforce reinsurance treaties. Net premium written increased 22.1% to $7,815 for the three month period ended June 30, 2012 compared with $6,400 for the three month period ended June 30, 2011 but decreased 23.5% versus the three month period ended March 31, 2012. These changes are attributed to the combined effects of the issues cited in the ‘Gross Premium Written’ and ‘Ceded Premium Written’ sections above.
The success of our focus on commercial auto insurance in 2012 is more pronounced when viewed in terms of net premium written. As a percentage of the total net premium written, commercial auto represented 101.5% for the three month period ended June 30, 2012 and 102.7% for the three month period ended March 31, 2012, versus only 39.3% in the three month period ended June 30, 2011.
Similarly, in the six month period ended June 30, 2012, commercial auto insurance comprised 102.2% of the total net premium written versus just 47.5% in the six month period ended June 30, 2011.
Net Premium Earned
Premiums are earned ratably over the term of the underlying policy. Net premium earned was $7,552 in the three month period ended June 30, 2012, a 16.7% decrease compared with $9,062 in the three month period ended June 30, 2011 and an 9.1% decrease versus the three month period ended March 31, 2012.
In the six month period ended June 30, 2012, net premium earned was $15,861, an 11.2% decrease compared to $17,871 for the six month period ended June 30, 2011.
The decrease in net premiums earned is attributable to the written premium decline related to the transition away from non-standard automobile insurance and other non-core lines of business in early 2012. Policy periods in Atlas’ core lines of business are typically twelve months. Net earned premiums on our core lines were $6,225 in the three month period ended June 30, 2012, a 67.5% increase compared with $3,716 in the three month period ended June 30, 2011 and a 21.3% increase versus the three month period ended March 31, 2012. Similarly, net earned premiums on our core lines for the six month period ended June 30, 2012 were $11,356, a 53.7% increase compared to the six month period ended June 30, 2011.
Claims Incurred
The loss ratio relating to the claims incurred in the three month period ended June 30, 2012 was 71.6% compared to 74.2% in the three month period ended June 30, 2011 and 71.0% for the three month period ended March 31, 2012.
For the six month period ended June 30, 2012, the loss ratio was 71.3%, compared to 76.2% for the six month period ended June 30, 2011.
The favorable trend in loss ratios in 2012 is attributable to the increased composition of commercial auto as a percentage of the total written premium. Atlas has extensive experience and expertise with respect to underwriting and claims management in this specialty area of insurance and expects the loss ratio to continue decreasing. The Company is committed to retain this claim handling expertise as a core competency as the volume of business increases.
Acquisition Costs
Acquisition costs represent commissions and taxes incurred on net premium earned. Acquisition costs were $1,395 in the three month period ended June 30, 2012 or 18.5% of net premium earned, as compared to 20.3% in the three month period ended June 30, 2011 and 16.5% in the three month period ended March 31, 2012.
For the six month period ended June 30, 2012, the ratio was 17.5% as compared to 20.3% in the six month period ended June 30, 2011.
The favorable trend in acquisition costs is primarily due to the shift away from non-standard automobile insurance which carries higher commission rates.
Other Underwriting Expenses
The other underwriting expense ratio was 21.4% in the three month period ended June 30, 2012 compared to 19.6% in the three month period ended June 30, 2011 and 19.9% in the three month period ended March 31, 2012. Although the other underwriting expense ratio has increased, other underwriting expenses have decreased by $156 in the three month period ended June 30, 2012 compared to the three month period ended June 30, 2011, the result of several recent cost saving initiatives.
For the six month period ended June 30, 2012, this ratio was 20.6%, as compared to 21.4% for the six month period ended June 30, 2011. However, 2011 includes $627 in non-recurring expenses (detailed below) which unfavorably impacted the year-to-date ratio by 3.5%. After adjustment for these non-recurring expenses, other underwriting expenses remained static year over year.
Table 4 First Quarter 2011 Non-recurring Expenses

Expense Item	Description	Non-recurring Expense
Licenses, taxes and assessments	Amounts paid in Q1 2011	$198
Professional fees	Legal and Accounting fees	121
Salary and benefits	Q1 staff reduction impacts	174
EDP expense	Decommissioning software expenses previously capitalized	84
Occupancy/Miscellaneous expense	Straight-line lease adjustment	50
Total non-recurring expenses		$627

Net Investment Income
Table 5 Investment Results

	3 months ended		6 months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Average securities at cost (including cash)	$118,482	$150,781	$123,206	$157,843
Interest income after expenses	657	934	1,265	1,933
Percent earned on average investments (annualized)	2.2%	2.5%	2.1%	2.4%
Net realized gains	$291	$417	$319	$850
Total investment income	948	1,351	1,584	2,783
Total realized yield (annualized)	3.2%	3.6%	2.6%	3.5%
Investment income (excluding net realized gains) decreased by 29.6% to $657 in the three month period ended June 30, 2012, compared to $934 in the three month period ended June 30, 2011, and increased by 8.2% from $607 for the three month period ended March 31, 2012. These amounts are primarily comprised of interest income. This decrease correlates with a similar decline in the average securities held. The annualized realized yield on invested assets (including net realized gains of $291) in the three month period ended June 30, 2012 decreased to 3.2% as compared with 3.6% in the three month period ended June 30, 2011 and increased compared to 2.1% for the three month period ended March 31, 2012. This is primarily due to the relative absence of realized gains during the three month period ended June 30, 2012 versus those periods.
On a year-to-date basis, investment income decreased by 34.6% to $1,265 from $1,933 for the six month period ended June 30, 2011. This decrease correlates with a similar decline in the average securities held. The annualized realized yield on invested assets (including realized gains) decreased to 2.6% from 3.5%, due primarily to a reduction in realized gains year over year.
Net Realized Investment Gains (Losses)
Net realized investment gains in the three month period ended June 30, 2012 were $291 compared to $417 in the three month period ended June 30, 2011 and $28 during the three month period ended March 31, 2012. On a year-to-date basis, there was a similar decline from $850 in the six month period ended June 30, 2011 compared to $319 in the six month period ended June 30, 2012. The gains in 2011 were the result of management's decision to sell certain securities consistent with the Company's liquidity needs and expected duration of claim payment triangles during favorable market conditions.
Miscellaneous Income (Loss)
Atlas recorded miscellaneous income in the three month period ended June 30, 2012 of $50 compared to $120 for the three month period ended June 30, 2011 and $117 in the three month period ended March 31, 2012. Miscellaneous income in 2012 is primarily comprised of rental income received prior to the sale of the corporate headquarters in Elk Grove Village, Illinois.
Combined Ratio
Atlas’ combined ratio for the three month periods ended June 30, 2012 and 2011 are summarized in the table below. The underwriting loss is attributable to the factors described in the ‘Claims Incurred’, ‘Acquisition Costs’, and ‘Other Underwriting Expenses’ sections above.

Table 6 Combined Ratios

3 month period ended	June 30, 2012	June 30, 2011	March 31, 2012
Net premium earned	$7,552	$9,062	$8,309
Underwriting expenses *	8,420	10,341	8,927
Combined ratio	111.5%	114.1%	107.4%

6 month period ended	June 30, 2012	June 30, 2011
Net premium earned	$15,861	$17,871
Underwriting expenses *	17,347	21,056
Combined ratio	109.4%	117.8%

*Underwriting expenses are the combination of claims incurred, acquisition costs, and other underwriting expenses
Income/Loss before Income Taxes
Atlas generated pre-tax income of $130 in the three month period ended June 30, 2012, compared to income before tax of $193 in three month period ended June 30, 2011 and income before income taxes of $135 in the three month period ended March 31, 2012.
In the six month period ended June 30, 2012, Atlas generated pre-tax income of $265 compared to a loss of $512 in the six month period ended June 30, 2011.
Income Tax Benefit
Atlas recognized no tax expense in the three month period ended June 30, 2012, nor during the three month period ended June 30, 2011 or three month period ended March 31, 2012. The following table reconciles tax benefit from applying the statutory U.S. Federal tax rate of 34.0% to the actual percentage of pre-tax losses provided for the three month periods ended June 30, 2012 and 2011:
Table 7 Tax Rate Reconciliation

	3 months ended				6 months ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
	Amount	%	Amount	%	Amount	%	Amount	%
Expected income tax benefit at statutory rate	$44	34.0%	$66	34.0%	$90	34.0%	$(174)	34.0%
Valuation allowance	(44)	(34.0)%	(108)	(56.0)%	(92)	(34.8)%	131	(25.6)%
Nondeductible expenses	1	0.8%	42	22.0%	5	1.9%	43	(8.4)%
Other	(1)	(0.8)%	—	—%	(3)	(1.1)%	—	—%
Total	$—	—%	$—	—%	$—	—%	$—	—%
Upon the transaction forming Atlas on December 31, 2010, a yearly limitation as required by U.S. tax law Section 382 that applies to changes in ownership on the future utilization of Atlas’ net operating loss carry-forwards was calculated. The insurance subsidiaries’ prior parent retained those tax assets previously attributed to the insurance subsidiaries which could not be utilized by Atlas as a result of this limitation. As a result, Atlas’ ability to recognize future tax benefits associated with a portion of its deferred tax assets generated during prior years and the current year have been permanently limited to the amount determined under U.S. tax law Section 382. The result is a maximum expected net deferred tax asset which Atlas has available after the merger which is believed more-likely-than-not to be utilized in the future, after consideration of valuation allowance.
Net Income/Loss and Earnings/Loss per Common Share
Atlas earned $130 during the three month period ended June 30, 2012 compared to income of $193 during the three month period ended June 30, 2011 and $135 for the three month period ended March 31, 2012. After taking the impact of the liquidation preference of the preferred shares into consideration, the basic and diluted loss per common share in the three month period ended June 30, 2012 was $0.00 versus a loss per common share of $0.00 in three month period ended June 30, 2011 and a loss per common share of $0.00 in the three month period ended March 31, 2012.
There were 18,433,153 weighted average common shares outstanding for the three month period ended June 30, 2012 used to compute basic and diluted loss per share. There were 18,374,066 weighted average common shares outstanding for the three month period ended June 30, 2011 used to compute both basic and dilutive loss per common share, and 18,432,758 common shares used to compute basic and diluted loss per common share for the three month period ended March 31, 2012.

Atlas earned $265 during the six month period ended June 30, 2012 compared to a loss of $512 during the six month period ended June 30, 2011. The basic and diluted loss per common share in the six month period ended June 30, 2012 was $0.01 compared to $0.05 in the six month period ended June 30, 2011.
Book Value per Ordinary Share
Book value per ordinary share was $2.05 as at the period ended June 30, 2012, $2.21 as at the period ended June 30, 2011, and $2.03 as at the year ended December 31, 2011.

IV. FINANCIAL CONDITION

Table 8 Consolidated Statements of Financial Condition

($ in thousands, except par values)

	June 30, 2012 (unaudited)	December 31, 2011
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $102,109 and $101,473)	$104,622	$103,491
Equity securities, at fair value (cost $994)	1,327	1,141
Total Investments	105,949	104,632
Cash and cash equivalents	17,592	23,249
Accrued investment income	626	586
Accounts receivable and other assets (Net of allowance of $606 and $4,254)	14,764	9,579
Reinsurance recoverables, net	8,545	8,044
Prepaid reinsurance premiums	1,961	2,214
Deferred policy acquisition costs	2,781	3,020
Deferred tax asset, net	6,544	6,775
Software and office equipment, net	1,008	440
Assets held for sale	166	13,634
Total Assets	$159,936	$172,173

Liabilities
Claims liabilities	$77,350	$91,643
Unearned premiums	17,612	15,691
Due to reinsurers and other insurers	4,843	5,701
Other liabilities and accrued expenses	3,100	2,884
Total Liabilities	$102,905	$115,919

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 18,000,000 shares issued and outstanding at June 30, 2012 and December 31, 2011. Liquidation value $1.00 per share	$18,000	$18,000
Ordinary voting common shares, par value per share $0.001, 800,000,000 shares authorized, 4,628,292 shares issued and outstanding at June 30, 2012 and 4,625,526 at December 31, 2011	4	4
Restricted voting common shares, par value per share $0.001, 100,000,000 shares authorized, 13,804,861 shares issued and outstanding at June 30, 2012 and December 31, 2011	14	14
Additional paid-in capital	152,713	152,652
Retained deficit	(115,576)	(115,841)
Accumulated other comprehensive income, net of tax	1,876	1,425
Total Shareholders’ Equity	$57,031	$56,254
Total Liabilities and Shareholders’ Equity	$159,936	$172,173

Investments
Investments Overview and Strategy
Atlas aligns its securities portfolio to support the liabilities and operating cash needs of the insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with relatively short durations that correlate with the payout patterns of Atlas’ claims liabilities. A third-party investment management firm manages Atlas’ investment portfolio pursuant to the Company’s investment policies and guidelines as approved by its Board of Directors. Atlas monitors the third-party investment manager’s performance and its compliance with both its mandate and Atlas’ investment policies and guidelines.
Atlas’ investment guidelines stress the preservation of capital, market liquidity to support payment of liabilities and the diversification of risk. With respect to fixed income securities, Atlas generally purchases securities with the expectation of holding them to their maturities; however, the securities are available for sale if liquidity needs arise.
Portfolio Composition
Atlas held securities with a fair value of $105,949 as at the period ended June 30, 2012, which was comprised primarily of fixed income securities. The securities held by the insurance subsidiaries must comply with applicable regulations that prescribe the type, quality and concentration of securities. These regulations in the various jurisdictions in which the insurance subsidiaries are domiciled permit investments in government, state, municipal and corporate bonds, preferred and common equities, and other high quality investments, within specified limits and subject to certain qualifications.
The following table summarizes the fair value of the securities portfolio, including cash and cash equivalents, as at the dates indicated.
Table 9 Fair value of securities portfolio

June 30, 2012		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed Income:
U.S.	- Government	$36,213	$955	$2	$37,166
	- Corporate	40,690	1,115	—	41,805
	- Commercial mortgage backed	20,710	346	15	21,041
	- Other asset backed	4,496	117	3	4,610
Total Fixed Income		$102,109	$2,533	$20	$104,622
Equities		994	333	—	1,327
Totals		$103,103	$2,866	$20	$105,949

December 31, 2011		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed Income:
U.S.	- Government	$44,835	$911	$—	$45,746
	- Corporate	35,572	825	24	36,373
	- Commercial mortgage backed	17,493	208	—	17,701
	- Other asset backed	3,573	99	1	3,671
Total Fixed Income		$101,473	$2,043	$25	$103,491
Equities		994	147	—	1,141
Totals		$102,467	$2,190	$25	$104,632

Liquidity and Cash Flow Risk
The following table summarizes the fair value by contractual maturities of the fixed income securities portfolio excluding cash and cash equivalents at the dates indicated.

Table 10 Fair value of fixed income securities by contractual maturity date

As at:	June 30, 2012		December 31, 2011
	Amount	%	Amount	%
Due in less than one year	$20,359	19.5%	$29,407	28.4%
Due in one through five years	22,035	21.1%	27,317	26.4%
Due after five through ten years	18,177	17.4%	10,242	9.9%
Due after ten years	44,051	42.0%	36,525	35.3%
Total	$104,622	100.0%	$103,491	100.0%
As at the period ended June 30, 2012, 40.6% of the fixed income securities, including treasury bills, bankers’ acceptances, government bonds and corporate bonds had contractual maturities of five years or less. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. Atlas holds cash and high grade short-term assets which, along with fixed income security maturities, management believes are sufficient for the payment of claims on a timely basis. In the event that additional cash is required to meet obligations to policyholders, Atlas believes that high quality securities portfolio provides us with sufficient liquidity. With a weighted average duration of 3.2 years, changes in interest rates will have a modest market value impact on the Atlas portfolio relative to longer duration portfolios. Atlas can and typically does hold bonds to maturity by matching duration with the anticipated liquidity needs.
Market Risk
Market risk is the risk that Atlas will incur losses due to adverse changes in interest rates, currency exchange rates or equity prices. Having disposed of a majority of its asset backed securities, its primary market risk exposures in the fixed income securities portfolio are to changes in interest rates. Because Atlas’ securities portfolio is comprised of primarily fixed income securities that are usually held to maturity, periodic changes in interest rate levels generally impact its financial results to the extent that the securities in its available for sale portfolio are recorded at market value. During periods of rising interest rates, the market value of the existing fixed income securities will generally decrease and realized gains on fixed income securities will likely be reduced. The reverse is true during periods of declining interest rates.
Credit Risk
Credit risk is defined as the risk of financial loss due to failure of the other party to a financial instrument to discharge an obligation. Atlas is exposed to credit risk principally through its investments and balances receivable from policyholders and reinsurers. It monitors concentration and credit quality risk through policies to limit and monitor its exposure to individual issuers or related groups (with the exception of U.S. government bonds) as well as through ongoing review of the credit ratings of issuers in the securities portfolio. Credit exposure to any one individual policyholder is not material. The Company's policies, however, are distributed by agents who may manage cash collection on its behalf pursuant to the terms of their agency agreement. Atlas has policies to evaluate the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurers’ insolvency.
The following table summarizes the composition of the fair value of the fixed income securities portfolio, excluding cash and cash equivalents, as of the dates indicated, by ratings assigned by Fitch, S&P or Moody’s Investors Service. The fixed income securities portfolio consists of predominantly very high quality securities in corporate and government bonds with 92.4% rated ‘A’ or better as at the period ended June 30, 2012 compared to 95.3% as at the year ended December 31, 2011.
Table 11 Credit ratings of fixed income securities portfolio

As at:	June 30, 2012		December 31, 2011
	Amount	% of Total	Amount	% of Total
AAA/Aaa	$56,854	54.4%	$54,717	52.9%
AA/Aa	14,983	14.3%	21,567	20.8%
A/A	24,786	23.7%	22,380	21.6%
BBB/Baa	7,999	7.6%	4,827	4.7%
Total Securities	$104,622	100.0%	$103,491	100.0%
Other-than-temporary impairment
Atlas recognizes losses on securities for which a decline in market value was deemed to be other-than-temporary. Management performs a quarterly analysis of the securities holdings to determine if declines in market value are other-than-temporary. Atlas did not recognize charges for securities impairments that were considered other-than-temporary for the three month period ended June 30, 2012, the three month period ended June 30, 2011 or the three month period ended March 31, 2012.

The length of time securities may be held in an unrealized loss position may vary based on the opinion of the appointed investment manager and their respective analyses related to valuation and to the various credit risks that may prevent us from recapturing the principal investment. In cases of securities with a maturity date where the appointed investment manager determines that there is little or no risk of default prior to the maturity of a holding, Atlas would elect to hold the security in an unrealized loss position until the price recovers or the security matures. In situations where facts emerge that might increase the risk associated with recapture of principal, Atlas may elect to sell securities at a loss. Atlas had no material gross unrealized losses in its portfolio as at the period ended June 30, 2012, as at the period ended June 30, 2011, or as at the year ended December 31, 2011.
Estimated impact of changes in interest rates and securities prices
For Atlas’ available-for-sale fixed income securities held as at the period ended June 30, 2012, a 100 basis point increase in interest rates on such held fixed income securities would have increased net investment income and income before taxes by approximately $172. Conversely, a 100 basis point decrease in interest rates on such held fixed income securities would decrease net investment income and income before taxes by $187.
A 100 basis point increase would have also decreased other comprehensive income by approximately $3,779 due to “mark-to-market” requirements; however, holding investments to maturity would mitigate this impact. Conversely, a 100 basis point decrease would increase other comprehensive income by the same amount. The impacts described here are approximately linear to the change in interest rates.
Due from Reinsurers and Other Insurers
Atlas purchases reinsurance from third parties in order to reduce its liability on individual risks and its exposure to large losses. Reinsurance is insurance purchased by one insurance company from another for part of the risk originally underwritten by the purchasing (ceding) insurance company. The practice of ceding insurance to reinsurers allows an insurance company to reduce its exposure to loss by size, geographic area, and type of risk or on a particular policy. An effect of ceding insurance is to permit an insurance company to write additional insurance for risks in greater number or in larger amounts than it would otherwise insure independently, having regard to its statutory capital, risk tolerance and other factors.
Atlas generally purchases reinsurance to limit net exposure to a maximum amount on any one loss of $500 with respect to commercial automobile liability claims. Atlas also purchases reinsurance to protect against awards in excess of its policy limits. Atlas continually evaluates and adjusts its reinsurance needs based on business volume, mix, and supply levels.
Reinsurance ceded does not relieve Atlas of its ultimate liability to its insured in the event that any reinsurer is unable to meet their obligations under its reinsurance contracts. Therefore, Atlas enters into reinsurance contracts with only those reinsurers deemed to have sufficient financial resources to provide the requested coverage. Reinsurance treaties are generally subject to cancellation by the reinsurers or Atlas on the anniversary date and are subject to renegotiation annually. Atlas regularly evaluates the financial condition of its reinsurers and monitors the concentrations of credit risk to minimize its exposure to significant losses as a result of the insolvency of a reinsurer. Atlas believes that the amounts it has recorded as reinsurance recoverables are appropriately established. Estimating amounts of reinsurance recoverables, however, is subject to various uncertainties and the amounts ultimately recoverable may vary from amounts currently recorded. Atlas had $8,545 recoverable from third party reinsurers (exclusive of amounts prepaid) and other insurers as at the period ended June 30, 2012 as compared to $8,044 as at the year ended December 31, 2011.
Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of provisions for unpaid claims. As underlying reserves potentially develop, the amounts ultimately recoverable may vary from amounts currently recorded. Atlas’ reinsurance recoverables are generally unsecured. Atlas regularly evaluates its reinsurers, and the respective amounts recoverable, and an allowance for uncollectible reinsurance is provided for, if needed.
Atlas’ largest reinsurance partners are Great American Insurance Company (“Great American”), a subsidiary of American Financial Group, Inc. and Gen Re, a subsidiary of Berkshire Hathaway, Inc. Great American has a financial strength rating of A+ from Standard & Poor’s, while Gen Re has a financial strength rating of Aa1 from Moody’s.

Deferred Tax Asset
Table 12 Components of Deferred Tax

As at period ended:	June 30, 2012	December 31, 2011
Deferred tax assets:
Unpaid claims and unearned premiums	$2,822	$3,004
Loss carry-forwards	16,520	15,558
Bad debts	101	1,297
Other	1,480	1,338
Valuation Allowance	(12,269)	(12,361)
Total gross deferred tax assets	$8,654	$8,836

Deferred tax liabilities:
Investment securities	$967	$740
Deferred policy acquisition costs	946	1,027
Other	197	294
Total gross deferred tax liabilities	$2,110	$2,061
Net deferred tax assets	$6,544	$6,775
Atlas established a valuation allowance of approximately $12,269 and $12,361 for its gross future deferred tax assets as at the period ended June 30, 2012 and as at the year ended December 31, 2011, respectively.
Based on Atlas’ expectations of future taxable income, as well as the reversal of gross future deferred tax liabilities, management believes it is more likely than not that Atlas will fully realize the net future tax assets, with the exception of the aforementioned valuation allowance. Atlas has therefore established the valuation allowance as a result of the potential inability to utilize a portion of its net operation losses in the U.S. which are subject to a yearly limitation. The uncertainty over the Company’s ability to utilize a portion of these losses over the short term has led to the recording of a valuation allowance.
Atlas has the following total net operating loss carry-forwards as at the period ended June 30, 2012:
Table 13 Net operating loss carry-forward by expiry

Year of Occurrence	Year of Expiration	Amount
2001	2021	$14,750
2002	2022	4,317
2006	2026	7,825
2007	2027	5,131
2008	2028	1,949
2009	2029	1,949
2010	2030	1,949
2011	2031	7,762
2012	2032	2,957
Total		$48,589
Assets Held for Sale
On May 22, 2012, Atlas closed the sale of the headquarters building to 150 Northwest Point, LLC, a Delaware limited liability company. As at the year ended December 31, 2011, the property was recorded as a component of assets held for sale on Atlas' statement of financial position.
The total sales price of the property, which was paid in cash, amounted to $13,975, less closing costs and related expenses of approximately $633. In connection with the sale, the Company also wrote down an accrual of approximately $792 held for real-estate taxes. Approximately $830 of the sales price was held in escrow for real-estate taxes.
There are two properties located in Alabama which are still for sale. These properties are listed for sale for amounts greater than carried values. Both were assets of Southern United Fire Insurance Company, which was merged into American Service in February 2010.
Claims Liabilities
The table below shows the amounts of total case reserves and incurred but not reported (“IBNR”) claims provision as at the period ended June 30, 2012 and as at the year ended December 31, 2011. The provision for unpaid claims decreased by 15.6% to $77,350 as at the period ended June 30, 2012 compared to $91,643 as at the year ended December 31, 2011. During the three month period ended June 30, 2012, case reserves decreased by 8.2% compared to December 31, 2011, while IBNR reserves decreased by 32.9%

generally due to the reporting of claims related to prior accident years and case reserve changes, which are consistent with management’s expectations.
Table 14 Provision for unpaid claims by type - gross

As at:	June 30, 2012	December 31, 2011	YTD% Change
Case reserves	$58,991	$64,276	(8.2)%
IBNR	18,359	27,367	(32.9)%
Total	$77,350	$91,643	(15.6)%
Table 15 Provision for unpaid claims by line of business – gross

As at:	June 30, 2012	December 31, 2011	YTD% Change
Non-standard auto	$13,918	$18,175	(23.4)%
Commercial auto	54,638	64,881	(15.8)%
Other	8,794	8,587	2.4%
Total	$77,350	$91,643	(15.6)%
Table 16 Provision for unpaid claims by line of business - net of reinsurance recoverables

As at:	June 30, 2012	December 31, 2011	YTD% Change
Non-standard Auto	$13,918	$18,175	(23.4)%
Commercial Auto	52,369	62,497	(16.2)%
Other	2,910	3,146	(7.5)%
Total	$69,197	$83,818	(17.4)%
The reduction of the provision for unpaid claims is consistent with the change in written premium in prior years. However, because the establishment of reserves is an inherently uncertain process involving estimates, current provisions may not be sufficient. Adjustments to reserves, both positive and negative, are reflected quarterly in the statement of income as estimates are updated.

The financial statements are presented on a calendar year basis for all data. Claims payments and changes in reserves, however, may be made on accidents that occurred in prior years, not on business that is currently insured. Calendar year losses consist of payments and reserve changes that have been recorded in the financial statements during the applicable reporting period, without regard to the period in which the accident occurred. Calendar year results do not change after the end of the applicable reporting period, even as new claim information develops. Calendar year information is presented in Note 9 to the unaudited condensed consolidated financial statements and shows the claims activity and impact on income for changes in estimates of unpaid claims. Accident year losses consist of payments and reserve changes that are assigned to the period in which the accident occurred. Accident year results will change over time as the estimates of losses change due to payments and reserve changes for all accidents that occurred during that period.
Due to Reinsurers
The decrease in due to reinsurers is consistent with the payout patterns of the underlying claims liabilities.
Off-balance sheet arrangements
As of June 30, 2012, Atlas has the following cash obligations related to its operating leases:
Table 17 Operating Lease Commitments

Year	2012	2013	2014	2015	2016 and beyond	Total
Amount	184	776	683	693	995	3,331
Shareholders’ Equity
The table below identifies changes in shareholders’ equity for the six month periods ended June 30, 2012 and June 30, 2011:
Table 18 Changes in Shareholders' Equity

	Preferred Shares	Ordinary Voting Common Shares	Restricted Voting Common Shares	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (loss)	Total
Balance December 31, 2011	$18,000	$4	$14	$152,652	$(115,841)	$1,425	$56,254
Net income					265		265
Other Comprehensive Income						451	451
Share-based compensation				57			57
Stock options exercised				4			4
Balance June 30, 2012	$18,000	$4	$14	$152,713	$(115,576)	$1,876	$57,031

Balance December 31, 2010	$18,000	$4	$14	$152,466	$(113,371)	$3,056	$60,169
Net loss					(512)		(512)
Other comprehensive loss						(764)	(764)
Share-based compensation				57			57
Stock options exercised				16			16
Balance June 30, 2011	$18,000	$4	$14	$152,539	$(113,883)	$2,292	$58,966
As of August 1, 2012, there are 4,628,292 ordinary voting common shares, 13,804,861 restricted voting common shares and 18,000,000 preferred shares issued and outstanding.
The holders of restricted voting shares are entitled to vote at all meetings of shareholders, except at meetings of holders of a specific class that are entitled to vote separately as a class. The restricted voting common shares as a class shall not carry more than 30% of the aggregate votes eligible to be voted at a general meeting of common shareholders.
All of the issued and outstanding restricted voting common shares are beneficially owned or controlled by Kingsway, or its affiliated entities. The restricted voting common shares will convert to ordinary voting common shares in the event that these Kingsway owned shares are sold to non-affiliates of the Company.
Preferred shares are not entitled to vote and are beneficially owned or controlled by Kingsway. They accrue dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. Upon liquidation, dissolution or winding-up of Atlas, holders of preferred shares receive the greater of $1.00 per share plus all declared and unpaid dividends or the amount they would receive in liquidation if the preferred shares had been converted to restricted voting common shares or ordinary voting common shares immediately prior to liquidation. Preferred shares are convertible into ordinary voting common shares at the option of the holder at any date that is after December 31, 2015, the fifth year after issuance at the rate of 0.3808 ordinary voting common shares for each preferred share. The conversion rate is subject to change if the number of ordinary voting common shares or restricted voting common shares changes. The preferred shares are redeemable at the option of Atlas at a price of US$1.00 per share plus accrued and unpaid dividends commencing at the earlier of December 31, 2012, two years from issuance date, or the date at which Kingsway's beneficial interest is less than 10%.
The cumulative amount of dividends to which the preferred shareholders are entitled upon liquidation or sooner, if Atlas declares dividends, is $1,212 as at the period ended June 30, 2012. The accumulation of these dividends has an unfavorable impact on book value per share of $0.07 as at the period ended June 30, 2012 and an unfavorable impact to earnings per share of $0.02 for the three month period ended June 30, 2012.
Liquidity and Capital Resources
The purpose of liquidity management is to ensure there is sufficient cash to meet all financial commitments and obligations as they become due. The liquidity requirements of Atlas’ business have been met primarily by funds generated from operations, asset maturities and income and other returns received on securities. Cash provided from these sources is used primarily for payment of claims and operating expenses. The timing and amount of catastrophe claims are inherently unpredictable and may create increased liquidity requirements.
As a holding company, Atlas may derive cash from its subsidiaries generally in the form of dividends and in the future may charge management fees to the extent allowed by statute or other regulatory approval requirements to meet its obligations. The insurance subsidiaries fund their obligations primarily through premium and investment income and maturities in their securities portfolio. Refer also to the discussion “Investments Overview and Strategy." The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, payment of dividends. In the event that dividends and management fees available to the holding company are inadequate to service its obligations, the holding company would need to raise capital, sell assets or incur debt obligations. As at June 30, 2012, Atlas did not have any outstanding debt, and therefore, no near term debt service obligations.

Capital Requirements
In the United States, a RBC formula is used by the NAIC to identify P&C insurance companies that may not be adequately capitalized. The NAIC requires capital and surplus not fall below 200% of the authorized control level. As of December 31, 2011 (when the last annual calculation was performed), the insurance subsidiaries are well above the required risk based capital levels, with risk based capital ratios based on the statutory financial statements of 592.5% and 803.4% for American Country and American Service, respectively, and have estimated aggregate capital in excess of the 200% level of approximately $36,402.

BUSINESS
Overview
We are a financial services holding company incorporated under the laws of the Cayman Islands. Our core business, which is carried out through our insurance subsidiaries, American Country Insurance Company, or American Country, and American Service Insurance Company, Inc., or American Service, together with American Country, which we refer to as our “insurance subsidiaries”, is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector. This sector includes taxi cabs, non-emergency para-transit, limousine, livery and business auto. The insurance subsidiaries distribute their products through a network of independent retail agents. American Country commenced operations in 1979. With roots dating back to 1925 selling insurance for taxi cabs, American Country is one of the oldest insurers of U.S. taxi and livery business. In 1983, American Service began as a non-standard personal and commercial auto insurer writing business in the Chicago, Illinois area. Since then, the insurance subsidiaries have expanded their expertise. Together, American Country and American Service are licensed to write property and casualty, or P&C, insurance in 47 states in the United States. The management of American Country and American Service is fully integrated with a single operating infrastructure supporting the insurance subsidiaries.

The address of our registered office is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our operating headquarters are located at 150 Northwest Point Boulevard, Elk Grove Village, Illinois 60007, USA. We maintain a website at http://www.atlas-fin.com. Information on our website or any other website does not constitute a part of this prospectus.

We were formed as JJR VI, a Canadian capital pool company, on December 21, 2009 under the laws of Ontario, Canada. On December 31, 2010, following the reverse merger transaction described immediately hereafter, we filed a Certificate of Registration by Way of Continuation in the Cayman Islands to redomesticate as a Cayman Islands company. In addition, on December 30, 2010 we filed a Certificate of Incorporation on Change of Name to change our name to Atlas Financial Holdings, Inc. Our current organization is a result of a reverse merger transaction involving the following companies:

(a)	JJR VI, sponsored by JJR Capital, a Toronto based merchant bank,

(b)
American Insurance Acquisition Inc., or American Acquisition, a corporation formed under the laws of Delaware as a wholly owned subsidiary of Kingsway America Inc., or KAI. KAI is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a Canadian public company formed under the laws of Ontario and whose shares are traded on the Toronto and New York Stock Exchanges, and

(c)	Atlas Acquisition Corp., a Delaware corporation wholly-owned by JJR VI and formed for the purpose of merging with and into American Acquisition.

Prior to the transaction, each of American Service and American Country were wholly owned subsidiaries of KAI. In connection with the reverse merger transaction, KAI transferred 100% of the capital stock of each of American Service and American Country, to American Acquisition (another wholly owed subsidiary of KAI) in exchange for C$35.1 million of common and C$18.0 million of preferred shares of American Acquisition and promissory notes worth C$7.7 million, aggregating C$60.8 million. In addition, American Acquisition raised C$8.0 million through a private placement offering of subscription receipts to qualified investors at a price of C$2.00 per subscription receipt.

KAI received 13,804,861 restricted voting common shares of our company, which we refer to as “restricted shares”, then valued at $27.8 million, along with 18,000,000 non-voting preferred shares of our company then valued at C$18.0 million and C$8.0 million cash in exchange for total consideration of C$60.8 million in the form of 100% of the outstanding shares of American Acquisition and full payment of certain promissory notes. Investors in the American Acquisition private placement offering of subscription receipts received 3,983,502 of our ordinary voting shares, which we refer to as “ordinary shares”, plus warrants to purchase one ordinary share of our company for each subscription receipt at C$2.00 at any time until December 31, 2013. Every 10 common shares of JJR VI held by the shareholders of JJR VI immediately prior to the reverse merger were, upon consummation of the merger, consolidated into one ordinary share of JJR VI. Upon redomestication in the Cayman Islands, these consolidated shares were then exchanged on a one-for-one basis for our ordinary shares.

Strategic Focus

Vision

Our goal is to be the preferred specialty commercial transportation insurer in any geographic areas where our value proposition delivers benefit to all stakeholders.

Mission

We develop and deliver superior specialty insurance products priced to meet our customers' needs and generate consistent underwriting profit for our insurance subsidiaries. These products are distributed to the insured through independent retail agents utilizing our company's operating platform.

We seek to achieve our vision and mission through the design, sophisticated pricing and efficient delivery of specialty transportation insurance products. Through constant interaction with our retail producers, we strive to thoroughly understand each of the markets we serve in order to deliver strategically priced products to the right market at the right time. Analysis of the substantial data available through our operating companies drives our product and pricing decisions. We focus on our key strengths and seek to expand our geographic footprint and products only to the extent these activities support our vision and mission. We target niche markets that support adequate pricing and believe we are able to adapt to changing market needs ahead of our competitors through our strategic commitment and increasing scale.

Outlook
Over the past two years, through dispositions and by placing certain lines of business into run-off, the insurance subsidiaries have streamlined operations to focus on the lines of business they believe will produce favorable underwriting results. Significant progress has also been made in aligning the cost base to our expected revenue base going forward. The core functions of the insurance subsidiaries were integrated into a common operating platform. Management believes that both insurance subsidiaries are well positioned for the remainder of 2012 to begin returning to the volume of premium they wrote in the recent past with better than industry level profitability. The insurance subsidiaries have a long heritage with respect to their continuing lines of business and will benefit from the efficient operating infrastructure honed in 2011. American Country and American Service will actively write business in more states during 2012 than in any prior year, utilizing our well developed underwriting and claim methodology.
We believe that the most significant opportunities going forward are: (i) continued re-energizing of distribution channels with the objective of recapturing business generated prior to 2009, (ii) building business in previously untapped geographic markets where our insurance subsidiaries are licensed, but not recently active, and (iii) opportunistically acquiring books of business provided market conditions support this activity. Primary potential risks related to these activities include: (i) insurance market conditions remaining “soft” for a sustained period of time, (ii) not being able to achieve the expected support from distribution partners, and (iii) the insurance subsidiaries not successfully maintaining their recently improved ratings from A.M. Best.
Our sole focus going forward is the underwriting of commercial automobile insurance in the U.S. We will seek to deploy our capital to maximize the return for our shareholders, either by investing in growing the operations or other capital initiatives, depending upon insurance and capital market conditions. We will use historic and current data to analyze and assess future business opportunities.

Geographic Markets

Currently, we distribute insurance only in the United States. Through our insurance subsidiaries, we are licensed to write P&C insurance in 47 states in the United States. The following table reflects, in percentages, the principal geographic distribution of premiums written for the six month period ended June 30, 2012. No other jurisdiction accounted for more than 5%.

Table 1(a). Selected Geographic Data
Illinois	33.4%
Michigan	17.7%
New York	11.1%
Minnesota	7.6%

The below diagram outlines the 31 states where we are actively writing insurance as of June 30, 2012 (states in dark blue):

Agency Relationships
Independent agents are recruited by us directly and through marketing efforts targeting the specialty niche upon which we focus. Interested agents are evaluated based on their experience, expertise and ethical dealing. Typically, our company enters into distribution relationships with one out of every ten agents seeking an agency contract. We are generally interested in acting as one of a relatively small number of insurance partners with whom their independent agents place business and are also careful not to oversaturate the distribution channel in any given geographic market. This helps to ensure that we are able to receive the maximum number of submissions for underwriting evaluation without unnecessary downstream pressure from agents to write business that does not fit our underwriting model. Agents receive commission as their primary compensation from us. This commission is set as a percentage of premiums and is included in our subsidiaries' statutory filings. Larger agents are also eligible for profit sharing based on the growth and underwriting probability related to their book of business with us. The quality of business presented and written by each independent agent is evaluated regularly by our underwriters and is also reviewed quarterly by senior management. Key metrics for evaluation include overall accuracy and adequacy of underwriting information, performance relative to agreed commitments, support with respect to claims presented by their customers (as applicable) and overall underwriting profitability of the agent's book of business. While we rely on our independent agents for distribution and customer support, underwriting and claim handling responsibilities are retained by us.

Many of our agents have had direct relationships with either or both of the subsidiaries for a number of years.
Seasonality
The P&C insurance business is seasonal in nature. While our net premiums earned generally follow a stable trend from quarter to quarter, our gross premiums written follow certain common renewal dates for the light commercial risks that represent our core lines of business. For example, January 1 and March 1 are common taxi cab renewal dates in Illinois and New York, respectively. Net underwriting income is driven mainly by the timing and nature of claims, which can vary widely. Our ability to generate written premium is also impacted by the timing of policy periods in the states in which we operate.
Competition
The insurance industry is price competitive in all markets in which the insurance subsidiaries operate. Our company strives to employ disciplined underwriting practices with the objective of rejecting under priced risks. Based on the current size of the commercial automobile insurance industry, our company requires only 1% market share to achieve our business plan.
Our company competes on a number of factors such as distribution strength, pricing, agency relationships, policy support, claim service, and market reputation. In our core commercial automobile lines, the primary offerings are policies at the minimum prescribed limits in each state, as established by statutory, municipal and other regulations. Our company differentiates itself from many larger companies competing for this specialty business by exclusively focusing on these lines of insurance.
In the specialty insurance market, American Country and American Service compete against, among others, American Transit Insurance Company (New York only), Canal Insurance Company, CNA Financial Corporation, Carolina Casualty Insurance Company, Empire Fire & Marine Insurance Company (subsidiary of Zurich Financial Services Ltd.), Gateway Insurance Company, Global Liberty Insurance Company of New York, Grenada Insurance Company, Hereford Holding Company, Inc., Hartford Financial Services Group, Lancer Financial Group, MAPFRE USA, Maya Assurance Company, Mercury General Corporation, National Indemnity Company (subsidiary of Berkshire Hathaway, Inc.), National Interstate Corporation, Northland Insurance Company (subsidiary of Travelers Companies, Inc.), Safeco Corporation (subsidiary of Liberty Mutual), Scottsdale Insurance Company (National Casualty Company) and ULLICO, Inc.
To compete successfully in the specialty commercial insurance industry, we rely on our ability to: identify markets that are most likely to produce an underwriting profit; operate with a disciplined underwriting approach; offer diversified products and geographic platforms; practice prudent claims management; reserve appropriately for unpaid claims; strive for cost containment through economies of scale where deemed appropriate; and provide services and competitive commissions to our independent agents and brokers.
Regulation
We are subject to extensive regulation, particularly at the state level. The method, extent and substance of such regulation varies by state but generally has its source in statutes which establish standards and requirements for conducting the business of insurance and that delegate regulatory authority to a state insurance regulatory agency. In general, such regulation is intended for the protection of those who purchase or use insurance products issued by our insurance subsidiaries, not the holders of securities issued by us. These rules have a significant impact on our business and relate to a wide variety of matters including accounting methods, agent and company licensure, claims procedures, corporate governance, examination, investing practices, policy forms, pricing, trade practices, reserve adequacy and underwriting standards.
In recent years, the state insurance regulatory framework has come under increased federal scrutiny. Most recently, pursuant to the Dodd-Frank Regulatory Reform Act of 2010, the Federal Insurance Office was formed for the purpose of, among other things, examining and evaluating the effectiveness of the current insurance and reinsurance regulatory framework. In addition, state legislators and insurance regulators continue to examine the appropriate nature and scope of state insurance regulation.
Many state laws require insurers to file insurance policy forms and/or insurance premium rates and underwriting rules with state insurance regulators. In some states, such rates, forms and/or rules must be approved prior to use. While these requirements vary from state to state, generally speaking, regulators review premium rates to ensure they are not excessive, inadequate or unfairly discriminatory.

As a result, the speed with which an insurer can change prices in response to competition or increased costs depends, in part, on whether the premium rate regulations (i) require prior approval of the premium rates to be charged, (ii) permit the insurer to file and use the forms, rates and rules immediately, subject to further review, or (iii) permit the insurer to immediately use the forms, rates and/or rules and to subsequently file them with the regulator. When a state significantly restricts both underwriting and pricing, it can become more difficult for an insurer to make adjustments quickly in response to changes which could affect profitability.
It is difficult to predict what specific measures at the state or federal level will be adopted or what effect any such measures would have on us.
Facilities
Our corporate headquarters is located at 150 Northwest Point Boulevard, Elk Grove Village, Illinois 60007, USA. The facility consists of one office building totaling 176,844 net rentable square feet of office space on 7.2 acres. On May 22, 2012, we closed a transaction related to the sale of the headquarters building in Elk Grove Village to Northwest Point, LLC.  The total sales price of the property, which was paid in cash, amounted to $13,975, less closing costs and related expenses of approximately $633. In connection with the sale, our company also wrote down an accrual of approximately $792 held for real-estate taxes. Approximately $830 of the sales price was held in escrow for real-estate taxes.
There is no material relationship between the purchaser of the property and us or any of our affiliates, directors or officers. Cash proceeds from the transaction, net of the funds held in escrow for real-estate taxes, were approximately $12,366 and will be used to support plans for future growth. Including the benefit of the real-estate tax escrow write down, combined cash and non-cash proceeds from the transaction was $13,158
We will remain in the building as a tenant. We will be occupying approximately 30,600 square feet for a term of 60 months beginning May 22, 2012, unless terminated or extended pursuant to the lease agreement. We are paying market rental rates with a nominal annual escalation beginning on the first anniversary date of the lease agreement. We believe that the facility is suitable and adequate for our current business needs.
We also own approximately 50 acres of vacant land in Alabama which was transferred to us from Southern United. It is also currently held for sale.
Employees
As of June 30, 2012, we had 77 full-time employees, 70 of whom work at the corporate offices in Elk Grove Village, Illinois, 4 of whom work in New York and 3 of whom work remotely.
Legal Proceedings
In connection with our operations, we are, from time to time, named as defendants in actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the outcome of the various proceedings at this time, such actions have generally been resolved with minimal damages or expense in excess of amounts provided and our company does not believe that it will incur any significant additional loss or expense in connection with such actions

MANAGEMENT
Our directors and executive officers as of the date of this prospectus are as follows:

Name	Age	Position
Scott D. Wollney	43	President, Chief Executive Officer and Director
Gordon G. Pratt	50	Chairman of the Board
Jordan M. Kupinsky	39	Director
Larry G. Swets, Jr.	37	Director
Paul A. Romano	50	Vice President and Chief Financial Officer
Bruce W. Giles	52	Vice President, Underwriting
Joseph A. Shugrue	48	Vice President, Claims
Leslie A. DiMaggio	43	Vice President, Operations

Scott Wollney
Mr. Wollney has been our President and Chief Executive Officer, and a Director, since December 31, 2010. Since July 2009, Mr. Wollney has been President and Chief Executive Officer of KAI, prior to which he was the President and Chief Executive Officer of Lincoln General Insurance Company (a subsidiary of KAI) from May 2008 to March 2009. From January 1998 to may 2008, he was President of Avalon Risk Management, Inc. Mr. Wollney's education coupled with his significant and varied experience as an executive manager and director qualifies him for his role with Atlas.  He has experience building successful businesses as well as re-organizing challenged companies around a focused strategy to address legacy issues and set them on a path for future success.  Mr. Wollney has direct experience and expertise with respect to the numerous disciplines which are critical to insurance business.
Gordon Pratt
Mr. Pratt has been our Chairman of the Board since December 31, 2010. Since March 2004, Mr. Pratt has been a Managing Member of Fund Management Group LLC in Connecticut. From June 2004 to April 2006, he was also the Senior Vice-President, Finance of the Willis Group in New York, prior to which he was the Managing Director of Hales Capital Advisors LLC and the Managing Partner of Distribution Partners Investment Capital L. P. Mr. Pratt has also served as Chairman and Vice Chairman of the boards of directors of NASDAQ listed companies, including FMG Acquisition Corp. and United Insurance Holdings Corp. He holds a Master of Management degree from Northwestern University as well as a Bachelor of Arts degree from Cornell University. Mr. Pratt's education, background and experience qualify him for his role with Atlas.  Mr. Pratt has evaluated financial statements for more than 50 insurance companies and/or their holding company parents. Such evaluations include companies' uses of accounting estimates, accruals and provisions.  Mr. Pratt has made investment decisions and offered his opinion to company management teams based upon his evaluations concerning financial statements, which cover a wide range of complexity and accounting issues.  Additionally, from his service as a member of certain boards of directors, he has an understanding of internal controls and procedures for financial reporting for insurance companies and/or insurance holding company parents.
Jordan Kupinsky
Mr. Kupinsky has been a Director of Atlas since December 31, 2010. Since 2008, Mr. Kupinsky has been a Managing Director with Windsor Private Capital Inc. and its predecessor JJR Capital Corp. Prior to joining Windsor, he was a Vice President at Greenhill & Co., an independent global investment banking firm, listed on the NYSE, focused on mergers & acquisitions, financial restructuring and merchant banking, from March 2006 to May 2008. Prior to joining Greenhill, Mr. Kupinsky held the positions of Vice President of Corporate Development and General Counsel at Minacs Worldwide Inc., a publicly traded company on the Toronto Stock Exchange from July 2002 to February 2005. Mr. Kupinsky began his career practicing corporate and securities law at Torys LLP in Toronto (from 1997 to 1999) and was also an investment banking associate at Houlihan Lokey Howard & Zukin from 1999 to 2002. He holds a joint MBA and LL.B. degree from the Schulich School of Business and Osgoode Hall Law School at York University. Mr. Kupinsky's education, background and experience qualify him for his role with Atlas.  Mr. Kupinsky has experience in financial statement review with both public and private companies.  His direct experience includes securities law, financial analysis and corporate governance.
Larry Swets, Jr.
Mr. Swets has been a Director of Atlas since December 31, 2010. Since June 30, 2010, Mr. Swets has been the CEO of Kingsway Financial Services Inc. one of our shareholders, prior to which he was the Executive VP, Corporate Development of Kingsway Financial Services Inc. since January 2010. He was the Managing Director of Itasca Financial LLC from May 2005 until January 2010. Mr. Swets holds a Chartered Financial Analyst designation from the CFA Institute. He received a Masters of Science degree from De Paul University in 1999 and a Bachelors of Business and Finance degree from Valparaiso University in 1997. Mr. Swets' education, background and experience qualify him for his role with Atlas.  He has extensive experience with both private and public insurance businesses at both the executive management and board levels.
Paul Romano
Mr. Romano has been our Vice President and Chief Financial Officer since December 31, 2010. From 2002 through 2008, he held various Vice President and Director positions with American Country Insurance Company and its affiliates. Since March 2010, he has also served as Vice President and Treasurer of KAI, prior to which he was the Vice President Data Management of Lincoln General Insurance Company from October 2008 to March 2009. Mr. Romano holds a Certified Public Accountant designation in the State of Illinois. He received a Master of Business Administration degree from the Northwestern University Kellogg Graduate School of Management in 1996 and a Bachelor of Science, Accounting, from the University of Illinois in 1984.
Bruce Giles
Mr. Giles has been our Vice President, Underwriting since our December 31, 2010. Mr. Giles was previously Assistant Vice President of Commercial Underwriting for Kingsway America Inc., prior to which he held various positions with Kingsway America Inc. from December 2003 to June 2010. From 2000 to 2003, he held various positions with Allstate Insurance Group.
Joseph Shugrue
Mr. Shugrue has been our Vice President, Claims since December 31, 2010. Mr. Shugrue previously held various senior management positions with American Service and Kingsway America Inc. beginning in March 2004. Prior to that time, he held positions with other specialized insurance businesses beginning in October 1986.
Leslie DiMaggio
Ms. DiMaggio has been our Vice President, operations since December 31, 2010. Ms. DiMaggio was previously the Vice President, Information Technology for Kingsway Financial Services Inc. from November 2008 to June 2010, prior to which she was the President, CEO and COO of Southern United Fire Insurance Company from April 2007 to November 2008. From 2000 until 2008, she held various other executive positions at Kingsway America Inc.

CORPORATE GOVERNANCE PRACTICES AND CODE OF ETHICS

Board Leadership Structure and Risk Oversight
Currently, Gordon Pratt serves as the Chairman of the Board and Scott Wollney serves as our President & Chief Executive Officer. Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on day-to-day leadership and our performance, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice and oversight to management.
The Board does not have a policy as to whether the Chairman of the Board should be a non-management director or a member of management. The Board recognizes that no single leadership structure is right for all companies and, depending on the circumstances, other leadership structures might be appropriate. The Board believes, however, that the current leadership structure is effective and appropriate, allows for a separation of executive powers, provides an experienced Chairman with whom the Chief Executive Officer can discuss issues facing us, and gives a significant voice to non-management directors.
Board Meetings
During the fiscal year ended December 31, 2011, there were 11 meetings of the Board and each director attended at least 75% of all meetings of the Board and the Audit Committee (if he was a member). Three of the directors attended the 2011 annual meeting of Shareholders.

Determination of Independence of Nominees for Election
The Board assumes overall responsibility for our direction through its delegation to senior management and through the ongoing function of the Board and its committees, as applicable.
Directors are considered independent if they have no direct or indirect material relationship with us. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director's independent judgment. In determining whether a material relationship exists, the Board consults with our legal counsel to ensure that its determinations are consistent with relevant securities and other laws, rules and regulations and court decisions.
Further, the Board has adopted corporate governance guidelines that are contained in the National Instrument 58-101 Disclosure of Corporate Governance Practices, (“NI 58-101”), which prescribes certain disclosure of our corporate governance practices, and National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”), which provides non-prescriptive guidelines on corporate governance practices for reporting issuers. The Board believes that good corporate governance improves corporate performance and benefits the shareholders. This discussion addresses our compliance with NI 58-101.
There are four directors on the Board, of which two are independent directors for purposes of NI 58-101 and NP 58-201. Scott Wollney is not independent as he is a member of our management. Larry Swets is not independent as he is a member of management of Kingsway Financial Services, Inc., a company that may have a material relationship with us.
Orientation and Continuing Education
The Board is committed to having appropriate levels of knowledge among members of the Board relative both to us and our industry. New members to the Board are oriented through direct interaction with the balance of the Board and management and will have visibility to past and current corporate records as well as operating results. Committee chairpersons and other members of the Board maintain subject matter expertise through activities relating both to us and other educational resources.
Compensation
The Compensation Committee is responsible for making recommendations to the Board in respect of director and executive officer remuneration matters, with the overall objective of ensuring maximum shareholder benefit from the retention of high quality board and executive team members. For details on the compensation of the Chief Executive Officer, Chief Financial Officer and Directors, please see the section below entitled “Executive Compensation”.
Assessments
The Board, through its Corporate Governance and Nominating Committee, regularly assesses the overall performance of the Board, the committees, and the individual directors through a combination of formal and informal means.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To date, none of our directors, officers and greater-than-ten-percent shareholders have filed reports in connection with Section 16(a).

Committees of the Board
The Board has three standing committees to assist it in carrying out its duties. The standing committees are: (i) Audit Committee; (ii) Compensation Committee; and (iii) Corporate Governance and Nominating Committee.
(i) Audit Committee
The Audit Committee is elected annually at the first meeting of the Board held after our annual meeting of shareholders. During the fiscal year ended December 31, 2011, the Audit Committee met eleven times. In addition, the Audit Committee meets quarterly with our external auditors.
The Audit Committee is comprised of Jordan Kupinsky (Chairman), Gordon Pratt and Larry Swets. Except for Mr. Swets, each member of the Audit Committee is independent. We follow the independence standards set forth in Multilateral Instrument 52-110 Audit Committees (“MI52-110”). We are not currently in compliance with the “independent director” requirements under the NASDAQ rules or Rule 10A-3 of the Exchange Act.
The Board has determined that Mr. Kupinsky and Mr. Pratt, because of their accounting and financial management expertise discussed above, are both considered an “audit committee financial expert” as that term is defined under the Exchange Act and, accordingly, that at least one audit committee financial expert is serving on the Corporation's audit committee.  MI 52-110 provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation's financial statements.  All of the members of the audit committee are financial iterate as that term is defined.
NASDAQ Compliance
We also intend to comply with NASDAQ independence and other compliance requirements. Specifically, we intend to have a majority independent board of directors, a nominating committee consisting solely of independent directors and an independent audit committee chaired by an audit committee financial expert. Further, we intend to establish a formal director nomination process and we certify that the independent directors will have regularly scheduled executive sessions in which only they are present.
Relevant Education and Experience
Mr. Kupinsky has been actively involved in our Board as an independent director and member of the Audit Committee since the date of formation of the capital pool company. Prior to the reverse merger, Mr. Kupinsky has considerable experience in corporate finance, mergers and acquisitions, financial restructuring and merchant banking. Mr. Kupinsky has experience in financial statement review with both public and private companies. Mr. Kupinsky holds a Masters of Business Administration degree and a JD from the Schulich School of Business and Osgoode Hall Law School.
Mr. Pratt has more than 25 years experience in insurance company financial statement analysis and assessment. He holds a Master of Management degree in Finance from Northwestern's Kellogg School of Management. His experience includes: service as a director of eight insurance companies and/or such insurance companies' holding company parents, including service as chairman or vice chairman of the board of directors of two publicly-traded insurance companies and/or such insurance companies' holding company parents, and service as a member of the Audit Committee for one insurance company's holding company parent. Mr. Pratt had specialized training in insurance company statutory and GAAP accounting while serving as an officer of The Chase Manhattan Bank, N.A. As a partner in four private equity funds focused on investment in insurance companies and insurance-related businesses, Mr. Pratt has evaluated financial statements for more than 50 insurance companies and/or their holding company parents, including such companies' use of accounting estimates, accruals, and provisions. He has made investment decisions and offered his opinion to company managements as a result of his evaluation concerning such financial statements, which covered a wide range of complexity and accounting issues. From his service as a member of certain boards of directors, he has an understanding of internal controls and procedures for financial reporting for insurance companies and/or insurance holding company parents.
Mr. Swets holds a Chartered Financial Analyst designation from the CFA Institute. He received a Masters of Science degree from De Paul University in 1999 and a Bachelors of Business and Finance degree from Valparaiso University in 1997. He has served as executive officer and director of public and private companies.

The Board has determined that Mr. Kupinsky, as Audit Committee Chairman, along with Mr. Pratt as Chairman of the Board, because of their accounting and financial management expertise discussed above, are both considered an “audit committee financial expert” as that term is defined under the Exchange Act and, accordingly, that at least one audit committee financial expert is serving on our audit committee. MI 52-110 provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our financial statements. All of the members of the audit committee are financially literate as that term is defined.
Audit Committee Oversight
At no time since the commencement of our most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.
(ii) Compensation Committee
The Compensation Committee is comprised of Larry Swets, Jr. (Chairman), Jordan Kupinsky and Gordon Pratt. Except for Mr. Swets, each member of the Compensation Committee is independent. The Compensation Committee met one time during the fiscal year ended December 31, 2011.
The Compensation Committee oversees our remuneration policies and practices. The principal responsibilities of the Compensation Committee include: (i) considering our overall remuneration strategy and, where information is available, verifying the appropriateness of existing remuneration levels using external sources for comparison; (ii) comparing the nature and amount of our directors' and executive officers' compensation to performance against goals set for the year while considering relevant comparative information, independent expert advice and our financial position; and (iii) making recommendations to the Board in respect of director and executive officer remuneration matters, with the overall objective of ensuring maximum shareholder benefit from the retention of high quality board and executive team members.
The Compensation Committee reviewed executive compensation with management in the course of the 2012 budgeting process. Authority was extended to management within the approved budget for compensation. Neither we nor the Board engaged a compensation consultant in the years ended December 31, 2010 or 2011.
(iii) Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is comprised of Jordan Kupinsky (Chairman), Larry Swets and Scott Wollney. Jordan Kupinsky is considered the only independent member of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met one time during the fiscal year ended December 31, 2011.
The Corporate Governance and Nominating Committee oversees our approach to corporate governance matters. The principal responsibilities of the Corporate Governance and Nominating Committee include: (i) monitoring and overseeing the quality and effectiveness of our corporate governance practices and policies; (ii) considering nominees for our independent directors; (iii) adopting and implementing corporate communications policies and ensuring the effectiveness and integrity of communication and reporting to our shareholders and the public generally; (iv) planning for the succession of our directors and executive officers, including appointing, training and monitoring senior management to ensure that the board and management have appropriate skill and experience; and (v) administering the Board's relationship with our management.
Our company receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and Shareholders. Any such nominations, together with appropriate biographical information, should be submitted to us in accordance with our policies governing submissions of nominees discussed below. Any candidates submitted by a Shareholder or Shareholder group are reviewed and considered in the same manner as all other candidates. Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting us, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Corporation matters. The Corporate Governance and Nominating Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to us and our Shareholders, though our company does not have a formal policy with regard to the consideration of diversity in identifying director nominees. The independent directors, in addition to any other board members as may be desirable, evaluate potential nominees, whether proposed by Shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing such other information as may be deemed relevant.

Candidates whose evaluations are favorable are then recommended by the Corporate Governance and Nominating Committee for selection by the full Board. The Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting. In general, our company does not employ executive search firms, or pay a fee to any third party, to locate qualified candidates for director positions.
Code of Business Conduct and Ethics
Our company has a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Ethics is designed to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure of financial information in the public filings and our communications and compliance with applicable laws, rules and regulations. The Code of Business Conduct and Ethics is posted on our website at www.atlas-fin.com, under “Investor Relations” and a written copy is available to Shareholders upon written request to us, to the attention of Scott Wollney.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime.
Our memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such unless such losses or damages arise from dishonesty, fraud or willful default of such directors or officers.
Pursuant to indemnification agreements, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.
Our company also maintains a directors and officers liability insurance policy for our directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to our directors or officers or persons controlling us under the foregoing provisions, our company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

EXECUTIVE COMPENSATION
Compensation for executives is reviewed annually by the Compensation Committee of the Board. Current compensation was set based on the following criteria: (i) our size and scale; (ii) nature of our strategic objectives; and (iii) each executive's role and responsibility. Industry data as well as the potential for incentive compensation is also taken into consideration in the regular evaluation of base salary.
Employment agreements were executed with our executives in 2011 with an initial effective term of January 1, 2011 through December 31, 2013. These agreements provide for compensation based on a combination of base salary and incentive compensation. Incentive compensation in the first year is based primarily on our achieving financial objectives set forth in the Filing Statement dated December 16, 2010 made in support of the reverse merger. Incentive compensation in subsequent years will be based on a combination of financial results and the achievement of strategic objectives. Under the current plan, incentive compensation can be paid in an amount up to 75% of the subject employees' base salary. Final determination of incentive compensation is subject to approval by the Board. See also “Employment Agreements with Named Executive Officers” below.
Option-based Awards
Subject to the terms and conditions of the Stock Option Plan, the Compensation Committee of the Board is responsible for granting Option-based awards to executive officers as an incentive. In determining appropriate grants, the Compensation Committee considers contributions to our operating results as well as expectations relative to near and longer term strategic goals and objectives in support of profitable growth.

Summary Compensation Table
The following table sets forth information concerning the total compensation for the years ended December 31, 2011 and December 31, 2010 to the Chief Executive Officer, the Chief Financial Officer, and our three highest paid executive officers whose total compensation exceeded $100,000, if any (collectively, the “Named Executive Officers”) and our directors:

Name and Principal Position	Year Ended Dec. 31	Salary (US$)	Bonus (US$)	Option-Based Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation (US$)(5)	Total Compensation ($)(5)
Paul A. Romano(2) Vice-President and Chief Financial Officer	2011	$175,000	$70,000	$30,900	Nil	Nil	$6,646	$287,050
	2010	—	—	—	—	—	—	N/A
Scott Wollney(2) Chief Executive Officer and Director	2011	$275,000	$110,000	$30,900	Nil	Nil	$8,654	$431,600
	2010	—	—	—	—	—	—	N/A
Ronald D. Schmeichel(3) Former Chief Executive Officer and Chief Financial Officer	2011	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2010	Nil	Nil	$56,381	Nil	Nil	Nil	$56,381
Leslie DiMaggio VP Operations	2011	$175,000	$70,000	$30,900	Nil	Nil	Nil	$280,250
	2010	—	—	—	—	—	—	N/A
Bruce Giles(4) VP Product Development and Underwriting	2011	$150,000	$60,000	$30,900	Nil	Nil	Nil	$244,659
	2010	—	—	—	—	—	—	N/A
Joseph Shugrue(4) VP Claims	2011	$175,000	$70,000	$30,900	Nil	Nil	Nil	$280,250
	2010	—	—	—	—	—	—	N/A
Notes:

(1)
Black-Scholes option pricing model was used to estimate the fair value of option awards using the following assumptions - risk-free interest rate 2.27% to 3.13%; dividend yield 0.0%; expected volatility 100%; expected life of 6 to 9 years. Each of the individuals noted in the above Summary Compensation Table received 25,000 options each for the year ended December 31, 2011, at an exercise price of $2.00 per Ordinary Share and expiring January 18, 2021.

(2)
Scott Wollney and Paul Romano became our Chief Executive Officer and our Chief Financial Officer, respectively, effective at 11:59 p.m. on December 31, 2010, upon the closing of the reverse merger under TSXV Policy 2.4. Pursuant to the reverse merger, American Country and American Service, together with their holding company American Acquisition, merged with and into our wholly-owned subsidiary. For the year ended December 31, 2010, Messrs Wollney and Romano did not receive any compensation from us; however, they did receive compensation from Kingsway Financial Services, Inc., the former parent of American Acquisition, American Country and American Service, for services provided to Kingsway Financial Services Inc. and its subsidiaries in various capacities including but not limited to their capacities as officers of American Acquisition, American Country and American Service. No compensation was paid directly by American Acquisition, American Country or American Service to Messrs. Wollney and Romano.

(3)
As a result of the reverse merger, Ronald D. Schmeichel resigned as Chief Executive Officer and Chief Financial Officer effective December 31, 2010. Option-based awards granted to him in 2010 expired on December 31, 2011. Options valued at $16,109 granted as compensation for his directorship expired on September 29, 2010 as a result of his resignation as a director on June 29, 2010.

(4)	Leslie DiMaggio, Bruce Giles and Joseph Shugrue were appointed as VP Operations, VP Product Development and Underwriting and VP Claims of our insurance subsidiaries, respectively on December 31, 2010.
(5)	Includes annual car allowance.
(6)
For the purposes of calculating total compensation, the dollar amounts set out under the columns captioned “Salary”, “Bonus” and “All Other Compensation” were converted into Canadian dollars based on the exchange rate on December 31, 2011 of $1.0179 CAD per USD.

Capital Pool Company
Pursuant to Section 8.1 of TSXV Policy 2.4 - Capital Pool Companies, until the completion of the reverse merger on December 31, 2010, the only compensation that we were permitted to provide to our directors, officers, employees and consultants was the granting of incentive stock options.
Employment Agreements with Named Executive Officers
Concurrently with the completion of the Reverse merger, we entered into employment agreements with each of Scott Wollney, Paul Romano, Joseph Shugrue, Bruce Giles, and Leslie DiMaggio. The key terms of such employment agreements include:

(a)	employment being “at-will” and, subject to the severance and post-termination obligations described below, the employment agreement being terminable by either party at any time;
(b)	an annual base salary as set out in the table under the heading “Summary Compensation Table”;
(c)
the executive being entitled to participate in such employee benefit plans as we shall approve including, retirement plans, paid vacation and sick days/paid time off, disability plans, the Stock Option Plan, or such other plans as may be offered from time to time; and

(d)	severance payments and post-termination obligations as further described below under “Termination and Change of Control Benefits”.

Stock Option Plans
On January 3, 2011, we adopted a 10% rolling stock option plan in order to advance our interests by providing certain “Eligible Persons” (as defined under the plan) with incentives. In accordance with TSXV Policy 4.4 - Incentive Stock Options, rolling option plans must receive shareholder approval annually at our annual meeting.
The stock option plan provides for the granting of options to purchase ordinary shares to Eligible Persons. Options may be granted at the discretion of the Compensation Committee in such number that may be determined at the time of grant, subject to the limits set out in the stock option plan. The number of ordinary shares issuable under the stock option plan is not more than 10% of the number of ordinary shares that are issued and outstanding as at the date of the grant of an option. Any increase in the issued and outstanding ordinary shares will result in an increase in the available number of ordinary shares issuable under the stock option plan, and any exercises of options or expirations or terminations of options will make new grants available under the stock option plan.
The exercise price of all options is established by the Compensation Committee at the time of grant, provided that the exercise price shall not be less than the market price of the ordinary shares which will be equal to the volume weight average trading price of the ordinary shares on the TSXV (or any other stock exchange on which the ordinary shares are then listed for trading) for the five trading days immediately preceding the date on which the option is granted. The expiry of options is also established by the Compensation Committee at the time of the grant, provided that the options have a maximum term of ten years. The Compensation Committee may determine when any option will become exercisable and may determine that the Option will be exercisable in installments or pursuant to a vesting schedule.
As of June 30, 2012, we had 401,849 outstanding options, at an average exercise price of $1.92 per ordinary share, broken down as follows:

Date of Grant	Number of Ordinary Shares underlying unexercised Options	Option Exercise Price ($)	Option Expiration Date
March 18, 2010(1)	32,100	$1.00	March 18, 2020
January 18, 2011	369,749	$2.00	January 18, 2021
Notes:
(1)    Issued pursuant to stock option agreements prior to implementation of the Stock Option Plan.
On January 18, 2011, we granted 369,749 Options to our directors and officers under the Stock Option Plan. Each Option is exercisable into one ordinary share at an exercise price of $2.00 per ordinary share. The Options vest 25% at the date of grant and 25% on each of the next three anniversary dates of the grant date and expire on January 18, 2021.
Outstanding Equity Awards
The following table sets forth all equity awards we granted to the Named Executive Officers that were outstanding at the end of the most recently completed financial year.

Outstanding Equity Awards as at December 31, 2011
Name	Number of Securities Underlying unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott Wollney Chief Executive Officer and Director	6,250	18,750	$2.00	January 18, 2021
Paul A. Romano Vice-President and Chief Financial Officer	6,250	18,750	$2.00	January 18, 2021
Leslie DiMaggio VP Operations	6,250	18,750	$2.00	January 18, 2021
Bruce Giles VP Product Development and Underwriting	6,250	18,750	$2.00	January 18, 2021
Joseph Shugrue VP Claims	6,250	18,750	$2.00	January 18, 2021

Securities Authorized for Issuance Under Equity Compensation Plans
The following table includes information as of June 30, 2012 with respect to our equity compensation plans:

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants & rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,385,351 [1]	$1.99	1,404,780 [2]
1 Summation of 401,849 shares outstanding under the March 18, 2010 and January 18, 2011 equity compensation plans and 3,983,502 shares related to the outstanding warrants.

2     Equal to the remainder allowable according to the 2011 Equity Incentive Plan (10% of issued and outstanding ordinary voting ordinary shares)
Pension Plan Benefits
Our company does not currently maintain any pension or retirement plans that provide for payments or benefits at, following, or in connection with retirement.
Termination and Change of Control Benefits
We are party to employment agreements with Scott Wollney and Paul Romano pursuant to which, if we terminate the executive without Cause (as defined in the employment agreement), or the executive's employment is terminated in connection with a Change of Control (as defined in the employment agreement), the executive will be entitled to certain payments and benefits as set out below.

If terminated without Cause:	Continuation of base salary for: (1)	Lump-sum Payment equal to:	Continuation of employee health benefits covered under COBRA for: (1) (2)
During Year 1	24 months	100% of base salary	24 months
During Year 2	24 months	50% of base salary	12 months
During Year 3	12 months	Most recently awarded bonus	12 months
Notes:

(1)	The continuation of base salary and COBRA benefits will cease on the first of the month immediately following the date on which the executive becomes employed.
(2)	Or for the maximum period of time allowed by law, if shorter.

If, after a Change of Control (as defined in the employment agreement), the executive maintains employment with us (or our successor) for at least 180 days, the executive may terminate his employment at will and will be entitled to the severance payments and post-termination benefits set out above.
Director Compensation
During the financial year ended December 31, 2011, we paid cash compensation and granted Options for services rendered to the directors for serving in their capacity as directors, and we reimburse the out-of-pocket expenses of our directors incurred in connection with attendance at or participation in meetings of the Board.
The following table shows the compensation paid to directors for the most recently completed financial year (other than directors who also served as Named Executive Officers). Named Executive Officers, who also act as our directors, do not receive any additional compensation for services rendered in such capacity, other than as paid by us to such officers in their capacity as officers. See “Summary Compensation Table”.

Name	Fees Earned ($)	Share-Based Awards ($)	Option-Based Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Jordan Kupinsky	$50,000	Nil	$100,838	Nil	Nil	Nil	$150,838
Gordon Pratt (1)	$60,000	Nil	$100,838	Nil	Nil	Nil	$160,838
Larry Swets, Jr. (1)	$40,000	Nil	$100,838	Nil	Nil	Nil	$140,838
Notes:

(1)	Gordon Pratt and Larry Swets, Jr. became directors effective at 11:59 p.m. on December 31, 2010, upon the closing of the reverse merger.

(2)
The Black-Scholes option pricing model was used to estimate the fair value of option awards using the following assumptions - risk-free interest rate 2.27% to 3.13%; dividend yield 0.0%; expected volatility 100%; expected life of 6 to 9 years. Each of Mr. Kupinsky, Mr. Pratt and Mr. Swets were awarded 81,583 on January 18, 2011, such options to expire on January 18, 2021 and exercisable at $2.00 per Ordinary Share.

Indemnification Agreements
Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime.
Our memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such unless such losses or damages arise from dishonesty, fraud or willful default of such directors or officers.
Pursuant to indemnification agreements, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.
Our company also maintains a directors and officers liability insurance policy for our directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted with respect to our directors or officers or persons controlling us under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of US law.

PRINCIPAL SHAREHOLDERS
The following table sets forth information concerning the beneficial ownership of the ordinary shares and Voting Shares held as of the date of this prospectus by (i) each person known to us to own beneficially more than 5% of the issued and outstanding ordinary shares or Restricted Voting Shares, (ii) each of our directors, (iii) each of the executive officers, and (iv) all directors and executive officers as a group.
Applicable percentage ownership is based on 4,628,292 ordinary voting shares and 13,804,861 restricted voting shares outstanding as of the date of this prospectus.

Name and Address of Beneficial Owner	Type of Ownership	Number of Shares	Class of Shares	Percentage of Class of Outstanding Securities Pre-Offering(1) (2)	Percentage of Class of Oustanding Securities Post-Offering
5% Beneficial Owners
Atlas Investors LLC (3) Four Forest Park Farmington, CT 06032	Direct	2,330,092	Ordinary	11.88%	9.46%
Kingsway America Inc. 150 Northwest Point Boulevard, 2nd Floor Elk Grove Village, IL 60007 (5)	Direct	13,804,861	Restricted Voting	70.77%	55.67%
Officers and Directors
Scott Wollney	Direct	961,058	Ordinary	5.08%	4.01%
Jordan Kupinsky	Direct	182,892	Ordinary	*	*
Gordon Pratt	Indirect	2,330,092(4)	Ordinary	11.88%	9.46%
Larry Swets, Jr.	Direct	40,792	Ordinary	*	*
Paul Romano	Direct	218,965	Ordinary	1.18%	*
Joseph Shugrue	Direct	265,750	Ordinary	1.43%	1.13%
Bruce Giles	Direct	217,286	Ordinary	1.17%	*
Leslie DiMaggio	Direct	248,023	Ordinary	1.33%	1.05%
All Directors, Director Nominees and Executive Officers as a Group (8 individuals)		4,464,858	Ordinary	23.29%	18.47%
* -- Less than 1% of the outstanding ordinary shares

Notes:

(1)
As of the date of this prospectus, there were 4,628,292 ordinary shares and 13,804,861 Restricted Voting Shares outstanding. Included in the shares above are the following convertible securities, exercisable within 60 days of the date hereof, that are deemed to be beneficially owned by the persons holding them for the purpose of computing that person's percentage ownership: Scott Wollney holds 471,045 warrants and 12,500 options; Jordan Kupinsky holds 72,892 options; Gordon Pratt (managed through Atlas Investors LLC, see (3) below)holds 1,144,650 warrants and 40,792 options; Larry Swets, Jr. holds 40,792 options; Paul Romano holds 101,300 warrants and 12,500 options; Joseph Shugrue holds 126,625 warrants and 12,500 options; Bruce Giles holds 101,300 warrants and 12,500 options; and Leslie DiMaggio holds 116,495 warrants and 12,500 options. These shares are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(2)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of a vested option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of ordinary shares outstanding on the Record Date

(3)	Managed by Gordon Pratt, Managing Member, who is our director.
(4)	Held through Atlas Investors LLC, of which he is a Managing Member.
(5)	Includes 760,010 shares held by Mendota Insurance Company, a 100% owned subsidiary of Kingsway America Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We were formed as JJR VI, a Canadian capital pool company, on December 21, 2009 under the laws of Ontario, Canada. On December 31, 2010, following the reverse merger transaction described immediately hereafter, we filed a Certificate of Registration by Way of Continuation in the Cayman Islands to redomesticate as a Cayman Islands company. In addition, on December 30, 2010 we filed a Certificate of Incorporation on Change of Name to change our name to Atlas Financial Holdings, Inc. Our current organization is a result of a reverse merger transaction involving the following companies:

(a)	JJR VI, sponsored by JJR Capital, a Toronto based merchant bank,

(b)
American Insurance Acquisition Inc., or American Acquisition, a corporation formed under the laws of Delaware as a wholly owned subsidiary of Kingsway America Inc., or KAI. KAI is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a Canadian public company formed under the laws of Ontario and whose shares are traded on the Toronto and New York Stock Exchanges, and

(c)	Atlas Acquisition Corp., a Delaware corporation wholly-owned by JJR VI and formed for the purpose of merging with and into American Acquisition.

Prior to the transaction, each of American Service and American Country were wholly owned subsidiaries of KAI. In connection with the reverse merger transaction, KAI transferred 100% of the capital stock of each of American Service and American Country, to American Acquisition (another wholly owed subsidiary of KAI) in exchange for C$35.1 million of common and C$18.0 million of preferred shares of American Acquisition and promissory notes worth C$7.7 million, aggregating C$60.8 million. In addition, American Acquisition raised C$8.0 million through a private placement offering of subscription receipts to qualified investors at a price of C$2.00 per subscription receipt.

KAI received 13,804,861 restricted voting common shares of our company, which we refer to as “restricted shares”, then valued at $27.8 million, along with 18,000,000 non-voting preferred shares of our company then valued at C$18.0 million and C$8.0 million cash in exchange for total consideration of C$60.8 million in the form of 100% of the outstanding shares of American Acquisition and full payment of certain promissory notes. Investors in the American Acquisition private placement offering of subscription receipts received 3,983,502 of our ordinary voting shares, which we refer to as “ordinary shares”, plus warrants to purchase one ordinary share of our company for each subscription receipt at C$2.00 at any time until December 31, 2013. Every 10 common shares of JJR VI held by the shareholders of JJR VI immediately prior to the reverse merger were, upon consummation of the merger, consolidated into one ordinary share of JJR VI. Upon redomestication in the Cayman Islands, these consolidated shares were then exchanged on a one-for-one basis for our ordinary shares.

At the time of the reverse merger, Jordan Kupinsky was a director of JJR VI Acquisition Corp., Scott Wollney was an executive officer of Kingsway America Inc. and American Acquisition, and Larry Swets, Jr. was a director of Kingsway America Inc. The reverse merger was negotiated on an arm's length basis. Copies of the Annual Report and Filing Statement dated December 16, 2010 are available on SEDAR at www.sedar.com.
No director or senior officer, and no associate or affiliate of the foregoing persons, no insider and no family member of such persons has or has had any material interest, direct or indirect, in any transactions during the fiscal year ended December 31, 2011, or any transaction, or any proposed transaction, which has materially affected or will materially affect us.

DESCRIPTION OF SECURITIES
Ordinary voting shares
Voting Rights
The holders of our ordinary voting shares are entitled to receive notice of, and to attend, speak and vote at all meetings of shareholders, except those at which holders of a specific class are entitled to vote separately as a class. Ordinary voting shares will carry one vote per share held.

Dividends
Subject to the rights, privileges, restrictions and conditions attached to any other classes of our shares ranking prior to the ordinary voting shares, the holders of ordinary voting shares are entitled to receive any dividends that are declared by our board of directors at the times and for the amounts that the board of directors may, from time to time, determine. The ordinary voting shares rank equally with the restricted voting shares as to dividends on a share-for-share basis and all dividends declared shall be declared in equal or equivalent amounts per share on all ordinary voting shares and restricted voting shares, without preference or distinction.
Rights in the Case of Liquidation, Winding-Up or Dissolution
Subject to the rights, privileges, restrictions and conditions attached to the other classes of our shares ranking prior to the ordinary voting shares, in the case of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of ordinary voting shares shall be entitled to receive our remaining property and shall be entitled to share equally with the holders of our restricted voting shares, share-for-share, in all distributions of such assets.
Subdivision or Consolidation
No subdivision or consolidation of the ordinary voting shares shall occur unless, simultaneously, the restricted voting shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.
Conversion
In the event that an offer is made to purchase our restricted voting shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the restricted voting shares are then listed, to be made to all or substantially all of the holders of the restricted voting shares, each ordinary voting share shall become convertible at the option of the holder into one restricted voting share at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of ordinary voting shares for the purpose of depositing the resulting restricted voting shares pursuant to the offer and for no other reason, including with respect to voting rights attached thereto, which are deemed to remain subject to the provisions concerning the voting rights for ordinary voting shares notwithstanding their conversion. Our registrar and transfer agent shall deposit the resulting restricted voting shares on behalf of the holder.
Should the restricted voting shares issued upon conversion and tendered in response to the offer be withdrawn by the holders or not taken up by the offeror, or should the offer be abandoned or withdrawn, the restricted voting shares resulting from the conversion shall be automatically reconverted, without further act on the part of us or the holder, to ordinary voting shares.
The ordinary voting shares may not be converted into restricted voting shares, or vice versa, other than in accordance with the conversion procedure set out in our articles.
Restricted Voting Shares
Voting Rights
Each restricted voting share entitles the holder to receive notice of, to attend, speak and vote at all meetings of shareholders, except those at which holders of a specific class are entitled to vote separately as a class. restricted voting shares will carry one vote per share held, except where the number of outstanding restricted voting shares exceeds 30% of the total number of all issued and outstanding voting shares. If the foregoing threshold is surpassed at any time, the votes attached to each restricted voting share will decrease automatically without further act or formality to equal the maximum permitted vote per restricted voting share such that the restricted voting shares as a class shall not carry more than 30% of the total voting rights attached to the aggregate outstanding voting shares.

Dividends
Subject to the rights, privileges, restrictions and conditions attached to any other class of our shares ranking prior to the restricted voting shares, the holders of restricted voting shares are entitled to receive any dividends that are declared by our board of directors at the times and for the amounts that our board of directors may, from time to time, determine. The restricted voting shares shall rank equally with our ordinary voting shares as to dividends on a share-for-share basis and all dividends shall be declared in equal or equivalent amounts per share on all ordinary voting shares and restricted voting shares without preference or distinction.
Rights in the Case of Liquidation, Winding-Up or Dissolution
Subject to the rights, privileges, restrictions and conditions attached to the other classes of our shares ranking prior to the restricted voting shares, in the case of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders for the purpose of winding up our affairs, the holders of restricted voting shares shall be entitled to receive our remaining property and shall be entitled to share equally with the holders of ordinary voting shares, share-for-share, in all distributions of such assets.
Subdivision or Consolidation
No subdivision or consolidation of the restricted voting shares shall occur unless, simultaneously, the ordinary voting shares are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.
Conversion
Upon the disposition of any restricted voting share such that the restricted voting share ceases to be beneficially owned or controlled, directly or indirectly, by KFSI or KAI (and, for this purpose, such restricted voting share is also not held, directly or indirectly, by a partnership, corporation or other entity in which KFSI or KAI holds, directly or indirectly, ten percent (10%) or more of the capital, profits, value or voting interests), such restricted voting shares shall be mandatorily converted into fully paid and non-assessable ordinary voting shares with each restricted voting share converting into one of our ordinary voting share.
In the event that an offer is made to purchase ordinary voting shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the ordinary voting shares are then listed, to be made to all or substantially all of the holders of ordinary voting shares, each restricted voting share shall become convertible at the option of the holder into one ordinary voting share at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of restricted voting shares for the purpose of depositing the ordinary voting shares pursuant to the offer and for no other reason, including notably with respect to voting rights attached thereto, which are deemed to remain subject to the provisions concerning the voting rights for restricted voting shares notwithstanding their conversion. Our registrar and transfer agent shall deposit the ordinary voting shares on behalf of the holder.
Should the ordinary voting shares issued upon conversion and tendered in response to the offer be withdrawn by the holders or not taken up by the offeror, or should the offer be abandoned or withdrawn, the ordinary voting shares resulting from the conversion shall be automatically reconverted, without further act on the part of us or the holder, into restricted voting shares.
The restricted voting shares may not be converted into ordinary voting shares, or vice versa, other than in accordance with the conversion procedure set out in our articles.
Preferred shares
Voting Rights
Except as otherwise required under applicable law, the holders of preferred shares will not be entitled to vote at any general meeting of the company, but (for the avoidance of doubt) may vote at a separate class meeting convened in accordance with the company's articles of association.

Dividends
Dividends on the preferred shares shall accrue on a daily basis at the prorated annual rate of $0.045 per preferred share and shall be cumulative. The holders of preferred shares shall be entitled to receive dividends or distributions, when and as declared by our board of directors. We may elect to pay dividends on the preferred shares to each of preferred shares pro rata in additional preferred shares with a value equal to the amount of the dividends, provided to the extent we do not pay a dividend on the preferred shares in cash or in additional shares, the dividend shall accrue and accumulate compounded yearly whether or not such dividend was declared. No dividends shall be paid on any ordinary voting shares or restricted voting shares until dividends on the preferred shares shall have been paid or declared and set apart. The holders of the preferred shares will be entitled to the greater of the dividend on the ordinary voting shares (on an as converted basis) and the preferred shares in that fiscal year.
Liquidation Preference
Upon any liquidation, dissolution, or winding up of our company, whether voluntary or involuntary, before any distribution or payment shall be made to any of the holders of our ordinary shares or restricted voting shares, the holders of preferred shares are entitled to receive out of our assets, an amount in cash or kind for each preferred share equal to the greater of (i) US$1.00 per preferred share (as such amount shall be appropriately adjusted to take into account stock splits, stock dividends and similar events) plus all declared and unpaid dividends thereon and (ii) the amount such holder would receive in liquidation if the preferred share had been converted to restricted voting shares or ordinary voting shares, as applicable, immediately prior to the liquidation.
If, upon any liquidation, the assets of Atlas are insufficient to pay the liquidation amount, then our net assets will be distributed among the holders of the preferred shares ratably in proportion to the full amounts to which they would otherwise be entitled and such distributions may be made in cash or in property taken at our fair value, or both, at the election of our board of directors.
After payment in full of the liquidation amount, including without limitation all declared and unpaid dividends on the preferred shares, our assets legally available for distribution, if any, will be distributed ratably to the holders of ordinary voting shares and restricted voting shares.
Conversion
Each preferred share shall be convertible, at the option of the holder thereof, at any time or from time-to-time after the date that is the fifth (5th) anniversary of the issuance date of such share, at our office or any transfer agent for the preferred shares, into such number of fully paid and non-assessable shares of ordinary voting shares as is determined by multiplying the number of the preferred shares by the “Conversion Factor” at the time in effect for such share. The initial Conversion Factor per share per preferred share shall be equal to 0.3808; provided, however, that such Conversion Factor shall be subject to adjustment as provided in our articles. Notwithstanding the foregoing, upon the disposition of a preferred share such that the preferred share ceases to be beneficially owned and controlled by KFSI or KAI (and, for this purpose, such preferred share is also not held, directly or indirectly, by a partnership, corporation or other entity in which KFSI or KAI holds, directly or indirectly, ten percent (10%) or more of the capital, profits, value or voting interests) such preferred share shall be convertible into ordinary voting shares rather than restricted voting shares.
Adjustments
The Conversion Factor of the preferred shares is subject to adjustment as provided in our articles.
Optional Redemption
We may redeem all or any of the outstanding preferred shares at any time or times at a redemption price equal to US$1.00 per share, payable in cash plus all accrued and unpaid dividends calculated to the redemption date, whether or not such dividends have been declared, commencing on the earlier of (i) two years after their date of issuance and (ii) the date the preferred share is transferred to a party such that the preferred share ceases to be beneficially owned or controlled directly or indirectly by KFSI or KAI (and, for this purpose, such preferred share is also not held directly or indirectly by a partnership, corporation or other entity in which KFSI or KAI holds, directly or indirectly, ten percent (10%) or more of the capital, profits, value or voting interests). We must give at least sixty (60) days prior written notice to each holder whose preferred shares are to be so redeemed. In the event that less than all of the outstanding preferred shares are to be redeemed, unless otherwise agreed to by the holders of 100% of the then outstanding preferred shares in writing, we will select those shares to be redeemed from each holder of preferred shares pro rata, in proportion to the number of preferred shares held by such holders.
Registration Rights
The two holders of an aggregate of 13,804,861 restricted voting shares of the company are entitled to certain rights with respect to registration of such shares under the Securities Act pursuant to the terms of the company's registration rights agreement dated as of December 31, 2010 between the company and KAI. These shares are referred to as registrable securities and the related registration rights are described in additional detail below.
Piggyback Registration Rights
If the company registers any of the its securities for public sale, the company will have to register all registrable securities that the holders of such securities request in writing be registered within 15 days of mailing of notice by the company to such holders. However, this right does not apply to a registration relating to any of the company's stock plans, the offer and sale of debt securities, a corporate reorganization or other transaction under Rule 145 of the Securities Act. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares so registered. If the number of securities requested to be included in such offering exceeds the number of shares that can be sold in an orderly manner within a price range acceptable to the company, then the company will include in such registration statement: first, the securities the company proposes to sell; second, the registrable securities requested to be included in such registration; and third, any other securities of the company requested to be included in such registration, in such manner as the company may determine.
Demand Registration Rights
Upon written request of a holder or holders of such registrable securities, the company is required to file a registration statement on Form S-3 or any successor form thereto for a public offering of all or any portion of the registrable securities held by the requesting holder or holders, and as long as the reasonably anticipated aggregate price to the public is at least $5,000,000, and the company is entitled to use Form S-3 to register such registrable securities, then the company will be obligated to use our reasonable efforts to register the sale of all registrable securities that holders may request in writing. The company will be obligated to prepare and file a registration statement relating to the registrable securities within 45 days after receiving an initial demand notice from the holders. Thereafter, the company will use commercially reasonable efforts to cause the registration statement to become effective not later than 90 days from the date of filing. Additionally, the company will be required to provide prompt written notice of such registration of the registrable securities to all holders of outstanding registrable securities at least 30 days prior to filing. Such holders then have 15 days following receipt of such notice to demand their registrable securities be included in such registration statement. The company may postpone the filing of a registration statement for up to 120 days once in a 12 month period if in the good faith judgment of the company's board of directors such registration would be detrimental to the company. The selling shareholder prospectus that forms a part of this registration statement is being filed pursuant to the demand of such holders that their shares be registered.
Registration Expenses
The company will pay all expenses incurred in connection with the piggyback registration rights described above, except for underwriting discounts and selling commissions. The company will pay all expenses incurred in connection with the demand registration rights described above, except for underwriting discounts and selling commissions. All underwriting discounts and selling commissions in connection with any piggyback registration and demand registration described above will be borne by the participating sellers in proportion to the number of registrable securities sold by each or as they may otherwise agree.
Expiration of Registration Rights
The registration rights described above will terminate as to a given holder of registrable securities, when such holder of registrable securities can sell all of such holder's registrable securities without restriction pursuant to Rule 144(b)(1) promulgated under the Securities Act.

UNDERWRITING
Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for which [•] is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares

Total:

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering our ordinary shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ordinary shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased.

The underwriters initially propose to offer part of the ordinary shares directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $[•] per share under the public offering price. After the offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for [45] days from the date of this prospectus, to purchase up to [•] additional ordinary shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ordinary shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ordinary shares as the number listed next to the underwriter's name in the preceding table bears to the total number of ordinary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional [•] ordinary shares.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$ [•]	$ [•]	$ [•]
Underwriting discounts and commissions to be paid by:
Proceeds, before expenses	$ [•]	$ [•]	$ [•]

The underwriters have agreed to reimburse us for certain expenses in connection with our offering. The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $ [•], which includes legal, accounting, and printing costs and various other fees associated with the registration and listing of our ordinary shares.
We intend to apply to have our ordinary shares quoted on Nasdaq under the trading symbol “AFH.”
We, all of our directors and executive officers have agreed that, without the prior written consent of [•] on behalf of the underwriters, we and they will not, during specified periods of time after the date of this prospectus:

●
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or other securities convertible into or exercisable or exchangeable for ordinary shares;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or
●
make a demand for, or in our case file, a registration statement with the SEC relating to the offering of any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares.

The restrictions described in the immediately preceding paragraph are subject to customary exceptions.
 In order to facilitate our public offering of the ordinary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in our public offering. As an additional means of facilitating our public offering, the underwriters may bid for, and purchase, ordinary shares in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ordinary shares in the offering, if the syndicate repurchases previously distributed ordinary shares to cover syndicate short positions or to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.
 We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in our offering. The representative may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
 The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
 In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to our public offering, there has been no public market in the United States for our ordinary shares. Our ordinary shares have been exclusively listed on the TSXV under the symbol “AFH” since January 6, 2011. The public offering price will be determined by negotiations among us and the representative of the underwriters. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop, or that after the offering the shares will trade in the public market at or above the initial public offering price.

SHARES ELIGIBLE FOR FUTURE SALE
Our ordinary shares are listed on the TSXV under the symbol AFH. Prior to this offering, there has not been a public market for our ordinary shares in the United States, and there is no guarantee that a market will develop in the United States. Future sales of substantial amounts of shares of our ordinary shares could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future.
 Following the completion of this offering (assuming no exercise of the underwriter's over-allotment option), we will have outstanding  [•] ordinary shares, based on the number of ordinary shares outstanding as of August 10, 2012. This includes 13,804,861 ordinary shares that we and the selling shareholders are selling in this offering, which shares may be resold in the public market immediately following offering, and assumes no exercise of outstanding options.
Of the 18,433,153 ordinary shares outstanding, 4,628,292 ordinary shares not offered and sold in this offering as well as shares subject to employee stock options and certain options and warrants will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.
As a result of the securities described below and subject to the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

•	216,974 shares subject to currently outstanding options, none of which have been exercised as of the date hereof;

•	3,983,502 shares subject to currently outstanding warrants, none of which have been exercised as of the date hereof;

Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.
 In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of ordinary shares then outstanding, which will equal approximately 234,331 shares immediately after our offering, or
●	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under SEC Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will, subject to the lock-up restrictions described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.
Lock-Up Agreements and Market Standoff Provisions
We are not a party to any Lock-Up Agreements and are not subject to any Market Standoff Provisions.
Registration Rights
We are party to a certain Registration Rights Agreement with Kingsway America, Inc. Upon written request of a holder or holders of registrable securities, the company is required to file a registration statement on Form S-3 or any successor form thereto for a public offering of all or any portion of the registrable securities held by the requesting holder or holders, and as long as the reasonably anticipated aggregate price to the public is at least $5,000,000, and the company is entitled to use Form S-3 to register such registrable securities, then we will be obligated to use our reasonable efforts to register the sale of all registrable securities that holders may request in writing. We will be obligated to prepare and file a registration statement relating to the registrable securities within 45 days after receiving an initial demand notice from the holders. Thereafter, we will use commercially reasonable efforts to cause the registration statement to become effective not later than 90 days from the date of filing. Additionally, we will be required to provide prompt written notice of such registration of the registrable securities to all holders of outstanding registrable securities at least 30 days prior to filing. Such holders then have 15 days following receipt of such notice to demand their registrable securities be included in such registration statement. We may postpone the filing of a registration statement for up to 120 days once in a 12 month period if in the good faith judgment of our board of directors such registration would be detrimental to us. The selling shareholder prospectus that forms a part of this registration statement is being filed following the demand of such holders that their shares be registered. Further, if we register any of our securities for public sale, we will have to use all commercially reasonable efforts to register all registrable securities that the holders of such securities request in writing be registered within 15 days of mailing of notice by us to all holders of the proposed registration. However, this right does not apply to a registration relating to any of our stock plans, the offer and sale of debt securities, a corporate reorganization or other transaction under Rule 145 of the Securities Act, or a registration on any registration form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders. If the number of securities requested to be included in such offering exceeds the number of shares that can be sold in an orderly manner within a price range acceptable to the company, then the company will include in such registration statement: first, the securities the company proposes to sell; second, the registrable securities requested to be included in such registration; and third, any other securities of the company requested to be included in such registration, in such manner as the company may determine. See “Description of Capital Stock-Registration Rights” for additional information.

LEGAL MATTERS
The validity of the ordinary shares offered hereby will be passed upon for us by Conyers Dill & Pearman Ltd. Ellenoff Grossman & Schole LLP, New York, New York is acting as United States securities counsel to Atlas. [•] is acting as counsel to the underwriters.

EXPERTS
Johnson Lambert LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2011, as set forth in their report. For the year ended December 31, 2010, KPMG audited our consolidated financial statements, as set forth in their report.
We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on both Johnson Lambert LLP's and KPMG's report, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the ordinary offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
($ in thousands, except par values)

	June 30, 2012 (unaudited)	December 31, 2011
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $102,109 and $101,473)	$104,622	$103,491
Equity securities, at fair value (cost $994)	1,327	1,141
Total Investments	105,949	104,632
Cash and cash equivalents	17,592	23,249
Accrued investment income	626	586
Accounts receivable and other assets (Net of allowance of $606 and $4,254)	14,764	9,579
Reinsurance recoverables, net	8,545	8,044
Prepaid reinsurance premiums	1,961	2,214
Deferred policy acquisition costs	2,781	3,020
Deferred tax asset, net	6,544	6,775
Software and office equipment, net	1,008	440
Assets held for sale	166	13,634
Total Assets	$159,936	$172,173

Liabilities
Claims liabilities	$77,350	$91,643
Unearned premiums	17,612	15,691
Due to reinsurers and other insurers	4,843	5,701
Other liabilities and accrued expenses	3,100	2,884
Total Liabilities	$102,905	$115,919

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 18,000,000 shares issued and outstanding at June 30, 2012 and December 31, 2011. Liquidation value $1.00 per share	$18,000	$18,000
Ordinary voting common shares, par value per share $0.001, 800,000,000 shares authorized, 4,628,292 shares issued and outstanding at June 30, 2012 and 4,625,526 at December 31, 2011	4	4
Restricted voting common shares, par value per share $0.001, 100,000,000 shares authorized, 13,804,861 shares issued and outstanding at June 30, 2012 and December 31, 2011	14	14
Additional paid-in capital	152,713	152,652
Retained deficit	(115,576)	(115,841)
Accumulated other comprehensive income, net of tax	1,876	1,425
Total Shareholders’ Equity	$57,031	$56,254
Total Liabilities and Shareholders’ Equity	$159,936	$172,173

See accompanying Notes to Condensed Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
($ in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net premiums earned	$7,552	$9,062	$15,861	$17,871
Net claims incurred	5,408	6,723	11,312	13,612
Acquisition costs	1,395	1,844	2,768	3,623
Other underwriting expenses	1,617	1,773	3,267	3,821
Underwriting loss	(868)	(1,278)	(1,486)	(3,185)
Net investment income	657	934	1,265	1,933
Net investment gains	291	417	319	850
Other income (expense), net	50	120	167	(110)
Income (loss) from operations before income tax (benefit)/expense	$130	$193	$265	$(512)
Income tax expense	—	—	—	—
Net income (loss) attributable to Atlas	$130	$193	$265	$(512)

Other comprehensive loss related to Available for Sale Securities:
Changes in net unrealized gains (losses)	$798	$520	$1,024	$139
Reclassification to income of net gains	(174)	(368)	(344)	(903)
Effect of income tax	(210)	—	(229)	—
Other comprehensive income/(loss) for the period	$414	$152	$451	$(764)
Total comprehensive income/(loss)	$544	$345	$716	$(1,276)

Basic weighted average common shares outstanding	18,433,153	18,374,066	18,435,296	18,371,386
Loss per common share, basic	$—	$—	$(0.01)	$(0.05)
Diluted weighted average common shares outstanding	18,433,153	18,374,066	18,435,296	18,371,386
Loss per common share, diluted	$—	$—	$(0.01)	$(0.05)

See accompanying Notes to Condensed Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (Unaudited)
($ in thousands)

	Preferred Shares	Ordinary Voting Common Shares	Restricted Voting Common Shares	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (loss)	Total
Balance December 31, 2010	$18,000	$4	$14	$152,466	$(113,371)	$3,056	$60,169
Net loss					(512)		(512)
Other comprehensive loss						(764)	(764)
Share-based compensation				57			57
Stock options exercised				16			16
Balance June 30, 2011	$18,000	$4	$14	$152,539	$(113,883)	$2,292	$58,966

Balance December 31, 2011	$18,000	$4	$14	$152,652	$(115,841)	$1,425	$56,254
Net income					265		265
Other Comprehensive Income						451	451
Share-based compensation				57			57
Stock options exercised				4			4
Balance June 30, 2012	$18,000	$4	$14	$152,713	$(115,576)	$1,876	$57,031

See accompanying Notes to Condensed Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in thousands)
	Six Month Periods Ended
	June 30, 2012	June 30, 2011
Operating Activities
Net income/(loss)	$265	$(512)
Adjustments to reconcile net loss to net cash used by operating activities:
Adjustments for non-cash items	315	581
Changes in other operating assets and liabilities	(4,162)	(456)
Changes in net claims liabilities	(14,293)	(20,568)
Net cash flows used in operating activities	(17,875)	(20,955)

Investing activities
Proceeds from sale and maturity of investments	31,031	28,937
Purchases of investments	(31,814)	(23,367)
Purchases of property and equipment and other	(345)	(111)
Proceeds from sale of property and equipment	13,342	1,983
Net cash flows provided by investing activities	12,214	7,442

Financing activities
Options Exercised	4	16
Net cash flows provided by financing activities	4	16
Net decrease in cash and cash equivalents	(5,657)	(13,497)
Cash and cash equivalents, beginning of period	23,249	19,037
Cash and cash equivalents, end of period	$17,592	$5,540

See accompanying Notes to Condensed Consolidated Financial Statements.

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION
The accompanying unaudited condensed consolidated financial statements of Atlas Financial Holdings, Inc. ("Atlas", or "The Company") and its insurance subsidiaries, American Service Insurance Company, Inc. (“American Service”) and American Country Insurance Company (“American Country”), have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and do not include all the information and footnotes required by U.S. generally accepted accounting principles (“U.S. GAAP”) for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and the results of operations. It is recommended that these unaudited condensed consolidated financial statements be read in conjunction with the audited financial statements and the footnotes thereto included in the Company’s latest Annual Report on Form 10-K (as amended).
The primary business of Atlas, which is carried out through its insurance subsidiaries, is the underwriting of commercial automobile insurance policies in the United States, with a niche market orientation and focus on insurance in the “light” commercial automobile sector. This sector includes taxi cabs, non-emergency para-transit, limousine, livery and business autos. Automobile insurance products provide insurance coverage in three major areas: liability, accident benefits and physical damage. Liability insurance provides coverage where the insured is responsible for an automobile accident, for the payment for injuries and property damage to third parties. Accident benefit policies or personal injury protection policies provide coverage for loss of income, medical and rehabilitation expenses for insured persons who are injured in an automobile accident, regardless of fault. Physical damage coverage provides for the payment of damages to an insured automobile arising from a collision with another object or from other risks such as fire or theft. In the short run, automobile physical damage and liability coverage generally provides more predictable results than automobile accident benefit or personal injury insurance.
Atlas' insurance subsidiaries distribute their insurance products through a network of independent retail agents. Together, American Country and American Service are licensed to write property and casualty (“P&C”) insurance in 47 states in the United States. The management and operating infrastructure of the insurance subsidiaries are fully integrated.
Seasonality - The P&C insurance business is seasonal in nature. While Atlas' net premiums earned are generally stable from quarter to quarter, Atlas' gross premiums written follow the common renewal dates for the "light" commercial risks that represent its core lines of business. For example, January 1 and March 1 are common taxi cab renewal dates in Illinois and New York, respectively. Net underwriting income is driven mainly by the timing and nature of claims, which can vary widely. Atlas' ability to generate written premium is also impacted by the timing of policy periods in the states in which Atlas operates.
The accounting policies followed in these unaudited condensed consolidated financial statements are identical as those applied in Atlas' audited annual consolidated financial statements on Form 10-K for the period ended December 31, 2011. Atlas has consistently applied the same accounting policies throughout all periods presented, as if these policies had always been in effect.
2. NEW ACCOUNTING STANDARDS
Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts - In October 2010, the Financial Accounting Standards Board ("FASB") issued guidance modifying the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance contracts. The guidance specifies that the costs must be directly related to the successful acquisition of insurance contracts. The guidance also specifies that advertising costs should be included as deferred acquisition costs only when the direct−response advertising accounting criteria are met. The new guidance became effective for reporting periods beginning after December 15, 2011. Atlas' previous policy for accounting for acquisition costs was already consistent with this guidance. Therefore the adoption of this guidance in the three and six month periods ended June 30, 2012 did not have an impact on our financial statements.
Amendments to Fair Value Measurement and Disclosure Requirements - In May 2011, the FASB issued guidance that clarifies the application of existing fair value measurement and disclosure requirements and amends certain fair value measurement principles, requirements and disclosures. Changes were made to improve consistency in global application. The guidance is to be applied prospectively for reporting periods beginning after December 15, 2011. Early adoption was not permitted. The impact of adoption was not material to the Company's results of operations or financial position.
Presentation of Comprehensive Income - In June and December 2011, the FASB issued guidance amending the presentation of comprehensive income and its components. Under the new guidance, a reporting entity has the option to present comprehensive income in a single continuous statement or in two separate but consecutive statements. The guidance is effective for reporting periods beginning after December 15, 2011 and is to be applied retrospectively. The new guidance affected presentation only and had no material impact on the Company's results of operations or financial position.
3. EARNINGS PER SHARE
Earnings per ordinary and restricted voting common share for the three and six month periods ended June 30, 2012 and June 30, 2011 is as follows:

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income/(loss) attributable to Atlas	$130	$193	$265	$(512)
Less: Preferred share dividends	202	202	402	402
Net loss attributable to common shareholders	(72)	(9)	(137)	(914)
Basic:
Weighted average common shares outstanding	18,433,153	18,374,066	18,435,296	18,371,386
Basic loss per common share	$—	$—	$(0.01)	$(0.05)
Diluted:
Weighted average common shares outstanding	18,433,153	18,374,066	18,435,296	18,371,386
Dilutive potential ordinary shares	—	—	—	—
Dilutive average common shares outstanding	18,433,153	18,374,066	18,435,296	18,371,386
Dilutive loss per common share	$—	$—	$(0.01)	$(0.05)
For 2012 and 2011, basic loss per common share has been computed by dividing net loss attributable to common shareholders for the period by the weighted average number of common shares outstanding during the period.
Diluted loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding each period plus the incremental number of shares added as a result of converting dilutive potential ordinary shares, calculated using the treasury stock method. Atlas’ dilutive potential common shares consist of outstanding stock options and warrants to purchase ordinary voting common shares. The effects of options and warrants to issue ordinary voting common shares are excluded from the computation of diluted loss per share in periods in which the effect would be anti-dilutive. For both the three and six month periods ended June 30, 2012 and June 30, 2011, potential ordinary voting common shares were anti-dilutive due to the net loss attributable to common shareholders.
4. INVESTMENTS
The amortized cost, gross unrealized gains and losses and fair value for Atlas’ investments are as follows:

June 30, 2012		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Fixed Income:
U.S.	- Government	$36,213	$955	$2	$37,166
	- Corporate	40,690	1,115	—	41,805
	- Commercial mortgage backed	20,710	346	15	21,041
	- Other asset backed	4,496	117	3	4,610
Total Fixed Income		$102,109	$2,533	$20	$104,622
Equities		994	333	—	1,327
Totals		$103,103	$2,866	$20	$105,949

December 31, 2011		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Fixed Income:
U.S.	- Government	$44,835	$911	$—	$45,746
	- Corporate	35,572	825	24	36,373
	- Commercial mortgage backed	17,493	208	—	17,701
	- Other asset backed	3,573	99	1	3,671
Total Fixed Income		$101,473	$2,043	$25	$103,491
Equities		994	147	—	1,141
Totals		$102,467	$2,190	$25	$104,632
The following tables summarize carrying amounts of fixed income securities by contractual maturity. As certain securities and debentures have the right to call or prepay obligations, the actual settlement dates may differ from contractual maturity.

As at the period ended June 30, 2012	One year or less	One to five years	Five to ten years	More than ten years	Total
Fixed Income Securities	$20,359	$22,035	$18,177	$44,051	$104,622
Percentage of total	19.5%	21.1%	17.4%	42.0%	100.0%

As at the year ended December 31, 2011	One year or less	One to five years	Five to ten years	More than ten years	Total
Fixed Income Securities	$29,407	$27,317	$10,242	$36,525	$103,491
Percentage of total	28.4%	26.4%	9.9%	35.3%	100.0%
Management performs a quarterly analysis of Atlas’ investment holdings to determine if declines in fair value are other than temporary. The analysis includes some or all of the following procedures as deemed appropriate by management:

◦	identifying all security holdings in unrealized loss positions that have existed for at least six months or other circumstances that management believes may impact the recoverability of the security;

◦	obtaining a valuation analysis from third party investment managers regarding these holdings based on their knowledge, experience and other market based valuation techniques;

◦	reviewing the trading range of certain securities over the preceding calendar period;

◦	assessing if declines in market value are other than temporary for debt security holdings based on their investment grade credit ratings from third party security rating agencies;

◦	assessing if declines in market value are other than temporary for any debt security holding with a non-investment grade credit rating based on the continuity of its debt service record; and

◦	determining the necessary provision for declines in market value that are considered other than temporary based on the analyses performed.
The risks and uncertainties inherent in the assessment methodology utilized to determine declines in market value that are other than temporary include, but may not be limited to, the following:

◦	the opinion of professional investment managers could be incorrect;

◦	the past trading patterns of individual securities may not reflect future valuation trends;

◦	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

◦	the debt service pattern of non-investment grade securities may not reflect future debt service capabilities and may not reflect a company’s unknown underlying financial problems.
There were no impairments recorded in the three month period ended June 30, 2012 or the year ended December 31, 2011 as a result of the above analysis performed by management to determine declines in fair value that may be other than temporary. All securities in an unrealized loss position as at the period ended June 30, 2012 and as at the year ended December 31, 2011 have been in said position for less than 12 months.
The following table summarizes the components of net investment income for the three month periods ended June 30, 2012 and 2011:

	June 30, 2012	June 30, 2011
Total investment income
Interest (from fixed income securities)	$744	$1,038
Investment expenses	(87)	(104)
Net investment income	$657	$934
Collateral pledged:
As at the period ended June 30, 2012, bonds and term deposits with a fair value of $9,783 were on deposit with state and provincial regulatory authorities, versus $11,843 as at the year ended December 31, 2011. Also, from time to time, the Company pledges securities to third parties to collateralize liabilities incurred under its policies of insurance. As at the period ended June 30, 2012, the amount of such pledged securities was $11,596 versus $10,396 at December 31, 2011. Collateral pledging transactions are conducted under terms that are common and customary to standard collateral pledging and are subject to the Company’s standard risk management controls. These assets and investment income related thereto remain the property of the Company while pledged.

Neither the state and/or provincial regulatory authorities nor any other third party has the right to re-pledge or sell said securities held on deposit.
5. FINANCIAL AND CREDIT RISK MANAGEMENT
By virtue of the nature of Atlas’ business activities, financial instruments make up the majority of the balance sheet. The risks which arise from transacting financial instruments include credit risk, market risk, liquidity risk and cash flow risk. These risks may be caused by factors specific to an individual instrument or factors affecting all instruments traded in the market. Atlas has a risk management framework in place to monitor, evaluate and manage the risks assumed in conducting its business. Atlas’ risk management policies and practices are as follows:
Credit risk - Atlas is exposed to credit risk principally through its fixed income securities and balances receivable from policyholders and reinsurers. Atlas controls and monitors concentration and credit quality risk through policies to limit and monitor its exposure to individual issuers or related groups (with the exception of U.S. Government bonds) as well as through ongoing review of the credit ratings of issuers held in the securities portfolio. Atlas’ credit exposure to any one individual policyholder is not material. Atlas has policies requiring evaluation of the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvency.
Atlas' allowance for bad debt as at the year ended December 31, 2011 primarily related to a single agent. Settlement proceedings with this agent were executed in April 2012, and resulted in a minor recovery of previously fully reserved amounts. As a result, in the three month periods ended June 30, 2012 and 2011, Atlas recognized $79 in income from the settlement of bad debts (substantially related to the aforementioned agent) and $35 of bad debt expense, respectively.
Equity price risk - This is the risk of loss due to adverse movements in equity prices. Atlas' investment in equity securities comprises a small percentage of its total portfolio, and as a result, the exposure to this type of risk is minimal.
Foreign currency risk - Atlas is not currently exposed to material changes in the U.S. dollar currency exchange rates with any other foreign currency.
Liquidity and cash flow risk - Liquidity risk is the risk of having insufficient cash resources to meet current financial obligations without raising funds at unfavorable rates or selling assets on a forced basis. Liquidity risk arises from general business activities and in the course of managing the assets and liabilities of Atlas. There is the risk of loss to the extent that the sale of a security prior to its maturity is required to provide liquidity to satisfy policyholder and other cash outflows. Cash flow risk arises from risk that future inflation of policyholder cash flow exceeds returns on long-term investment securities. The purpose of liquidity and cash flow management is to ensure that there is sufficient cash to meet all financial commitments and obligations as they fall due. The liquidity and cash flow requirements of Atlas’ business have been met primarily by funds generated from operations, asset maturities and income and other returns received on securities. Cash provided from these sources is used primarily for claims and claim adjustment expense payments and operating expenses. The timing and amount of catastrophe claims are inherently unpredictable and may create increased liquidity requirements.
Fair value - Fair value amounts represent estimates of the consideration that would currently be agreed upon between knowledgeable, willing parties who are under no compulsion to act.
Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. The calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values.
Atlas records the available for sale securities held in its securities portfolio at their fair value. Atlas primarily uses the services of external securities pricing vendors to obtain these values. The securities are valued using quoted market prices or prices established using observable market inputs. In volatile market conditions, these quoted market prices or observable market inputs can change rapidly causing a significant impact on fair value and financial results recorded.
Atlas employs a fair value hierarchy to categorize the inputs it uses in valuation techniques to measure the fair value. The hierarchy is comprised of quoted market prices (Level 1), third party models using observable market information (Level 2) and internal models without observable market information (Level 3). The following table summarizes Atlas' investments at fair value as at the three month period ended June 30, 2012 and as at the year ended December 31, 2011:

June 30, 2012	Level 1	Level 2	Level 3	Total
Fixed Income Securities	$9,727	$94,895	$—	$104,622
Equities	1,327	—	—	1,327
Totals	$11,054	$94,895	$—	$105,949

December 31, 2011	Level 1	Level 2	Level 3	Total
Fixed Income Securities	$13,363	$90,128	$—	$103,491
Equities	1,141	—	—	1,141
Totals	$14,504	$90,128	$—	$104,632
Of the total portfolio of fixed income securities, only holdings of U.S. Treasury Securities are classified within Level 1. There were no transfers in or out of Level 2 during either period.
Capital Management - The Company manages capital using both regulatory capital measures and internal metrics. The Company’s capital is primarily derived from common shareholders’ equity, retained deficit and accumulated other comprehensive income (loss).
As a holding company, Atlas could derive cash from its insurance subsidiaries generally in the form of dividends to meet its obligations, which will primarily consist of operating expense payments. Atlas’ insurance subsidiaries fund their obligations primarily through premium and investment income and maturities in the securities portfolio. The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, prior to the payment of dividends. In the event that dividends available to the holding company are inadequate to cover its operating expenses, the holding company would need to raise capital, sell assets or incur future debt.
The insurance subsidiaries must each maintain a minimum statutory capital and surplus of $1,500 under the provisions of the Illinois Insurance Code. Dividends may only be paid from statutory unassigned surplus, and payments may not be made if such surplus is less than a stipulated amount. The dividend restriction is the greater of statutory net income or 10% of total statutory capital and surplus.
Net loss computed under statutory-basis accounting for American Country and American Service were $(2,328) and $(497) respectively for the year ended December 31, 2011 , versus $(1,451) and $(5,351) for the year ended December 31, 2010. Statutory capital and surplus of the insurance subsidiaries was $49,954 and $45,560 at December 31, 2011 and 2010, respectively.
Atlas did not pay any dividends to its common shareholders during the three month period ended June 30, 2012 or in the year ended December 31, 2011, and has no current plans to pay dividends to its common shareholders.
6. INCOME TAXES
The effective tax rate was 0.0% for both of the three month periods ended June 30, 2012 and 2011, respectively, compared to the U.S. statutory income tax rate of 34% as shown below:

	3 months ended				6 months ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
	Amount	%	Amount	%	Amount	%	Amount	%
Expected income tax benefit at statutory rate	$44	34.0%	$66	34.0%	$90	34.0%	$(174)	34.0%
Valuation allowance	(44)	(34.0)%	(108)	(56.0)%	(92)	(34.8)%	131	(25.6)%
Nondeductible expenses	1	0.8%	42	22.0%	5	1.9%	43	(8.4)%
Other	(1)	(0.8)%	—	—%	(3)	(1.1)%	—	—%
Total	$—	—%	$—	—%	$—	—%	$—	—%
Upon the transaction forming Atlas on December 31, 2010, a yearly limitation as required by U.S. tax law Section 382 that applies to changes in ownership on the future utilization of Atlas’ net operating loss carry-forwards was calculated. The insurance subsidiaries’ prior parent retained those tax assets previously attributed to the insurance subsidiaries which could not be utilized by Atlas as a result of this limitation. As a result, Atlas’ ability to recognize future tax benefits associated with a portion of its deferred tax assets generated during prior years and the current year have been permanently limited to the amount determined under U.S. tax law Section 382. The result is a maximum expected net deferred tax asset which Atlas has available after the merger which is believed more-likely-than-not to be utilized in the future, after consideration of valuation allowance.
Income tax expense consists of the following for the six month period ended June 30, 2012:

	2012	2011
Current tax expense/(benefit)	$—	$—
Deferred tax (benefit)/expense	—	—
Total	$—	$—
The components of deferred income tax assets and liabilities as of June 30, 2012 and December 31, 2011 are as follows:

	June 30, 2012	December 31, 2011
Deferred tax assets:
Unpaid claims and unearned premiums	$2,822	$3,004
Loss carry-forwards	16,520	15,558
Bad debts	101	1,297
Other	1,480	1,338
Valuation Allowance	(12,269)	(12,361)
Total deferred tax assets, net of allowance	$8,654	$8,836

Deferred tax liabilities:
Investment securities	967	740
Deferred policy acquisition costs	946	1,027
Other	197	294
Total gross deferred tax liabilities	$2,110	$2,061
Net deferred tax assets	$6,544	$6,775
Amounts and expiration dates of the operating loss carry forwards as of June 30, 2012 are as follows:

Year of Occurrence	Year of Expiration	Amount
2001	2021	$14,750
2002	2022	4,317
2006	2026	7,825
2007	2027	5,131
2008	2028	1,949
2009	2029	1,949
2010	2030	1,949
2011	2031	7,762
2012	2032	2,957
Total		$48,589
Atlas established a valuation allowance of $12,269 and $12,361 for its gross deferred tax assets as at the period ended June 30, 2012 and as at the year ended December 31, 2011, respectively.
Atlas accounts for uncertain tax positions in accordance with the income taxes accounting guidance. Atlas has analyzed filing positions in the federal and state jurisdiction where it is required to file tax returns, as well as the open tax years in these jurisdictions. Atlas believes that its federal and state income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain federal and state income tax positions have been recorded. Atlas would recognize interest and penalties related to unrecognized tax benefits as a component of the provision for federal income taxes. Atlas did not incur any federal income tax related interest income, interest expense or penalties for the three month periods ended June 30, 2012 and 2011. Tax years 2006 through 2011 are subject to examination by the Internal Revenue Service.

7. ASSETS HELD FOR SALE
On May 22, 2012, Atlas closed the sale of the headquarters building to 150 Northwest Point, LLC, a Delaware limited liability company. Atlas also leased back one floor of the building after the sale for a 5 year term. As at the year ended December 31, 2011, the property was recorded as a component of assets held for sale on Atlas' statement of financial position.
The total sales price of the property, which was paid in cash, amounted to $13,975, less closing costs and related expenses of approximately $633. In connection with the sale, the Company also wrote down an accrual of approximately $792 held for real-estate taxes. Approximately $830 of the sales price was held in escrow for real-estate taxes.

Atlas recognized a gain on the sale of the property of $213, which will be deferred and recognized over the 5 year lease term. In the three month period ended June 30, 2012, Atlas recognized $5 as income.
There are two properties located in Alabama which remain for sale. These properties are listed for amounts greater than carried values. Both were assets of Southern United Fire Insurance Company, which was merged into American Service in February 2010.
8. UNDERWRITING POLICY AND REINSURANCE CEDED
Underwriting Risk - Underwriting risk is the risk that the total cost of claims and acquisition expenses will exceed premiums received and can arise from numerous factors, including pricing risk, reserving risk, catastrophic loss risk, reinsurance coverage risk and that loss and loss adjustment expense reserves are not sufficient.
Reinsurance Ceded - As is customary in the insurance industry, Atlas reinsures portions of certain insurance policies it writes, thereby providing a greater diversification of risk and minimizing exposure on larger risks. Atlas remains contingently at risk with respect to any reinsurance ceded and would incur an additional loss if an assuming company were unable to meet its obligation under the reinsurance treaty.
Atlas monitors the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Letters of credit are maintained for any unauthorized reinsurer to cover ceded unearned premium, ceded loss reserve balances and ceded paid losses. These policies mitigate the risk of credit quality or dispute from becoming a danger to financial strength. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables.
Gross premiums written and ceded premiums, losses and commissions as of and for the three and six month periods ended June 30, 2012 and June 30, 2011 are as follows:

	3 months ended		6 months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Gross premiums written	$9,242	$7,856	$20,996	$22,022
Ceded premiums written	1,427	1,455	2,960	3,206
Net premiums written	7,815	6,401	18,036	18,816

Ceded premiums earned	$1,570	$1,844	$3,213	$4,166
Ceded losses and loss adjustment expenses	605	787	1,410	202
Ceded commissions	484	685	1,053	1,360

Ceded unpaid losses and loss adjustment expenses	8,153	7,968
Ceded unearned premiums	1,961	2,734
Other amounts due from reinsurers	393	618

9. UNPAID CLAIMS
Claims liabilities - The changes in the provision for unpaid claims, net of amounts recoverable from reinsurers, for the three and six month periods ended June 30, 2012 and June 30, 2011 were as follows:

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Unpaid claims, beginning of period	$83,902	$119,604	$91,643	$132,579
Less: reinsurance recoverable	8,081	7,077	7,825	6,477
Net beginning unpaid claims reserves	75,821	112,527	83,818	126,102
Incurred related to:
Current year	5,367	6,731	11,165	13,635
Prior years	41	(8)	147	(23)
	5,408	6,723	11,312	13,612
Paid related to:
Current year	2,264	2,335	3,921	4,173
Prior years	9,768	12,872	22,012	31,498
	12,032	15,207	25,933	35,671

Net unpaid claims, end of period	$69,197	$104,043	$69,197	$104,043
Add: reinsurance recoverable	8,153	7,968	8,153	7,968
Unpaid claims, end of period	$77,350	$112,011	$77,350	$112,011

The process of establishing the estimated provision for unpaid claims is complex and imprecise as it relies on the judgment and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made.
10. STOCK OPTIONS AND WARRANTS
Stock options - Stock option activity for the three month periods ended June 30, 2012 and 2011 follows (all prices in Canadian dollars):

	June 30, 2012		June 30, 2011
	Number	Avg. Price	Number	Avg. Price
Outstanding, beginning of period	408,325	$1.90	110,600	$1.00
Granted	—	—	369,749	2.00
Exercised	(2,766)	1.00	(15,703)	1.00
Expired	(3,710)	1.00	—	—
Outstanding, end of period	401,849	$1.92	464,646	$1.80
Information about options outstanding at June 30, 2012 is as follows:

Grant Date	Expiration Date	Number Outstanding	Number Exercisable
January 18, 2011	January 18, 2021	369,749	184,874
March 18, 2010	March 18, 2020	32,100	32,100
Total		401,849	216,974
On January 18, 2011, Atlas granted options to purchase 369,749 ordinary shares of Atlas stock to officers and directors at an exercise price of C$2.00 per share. The options vest 25% at date of grant and 25% on each of the next three anniversary dates and expire on January 18, 2021. The weighted average grant date fair value of the options is C$1.24 per share.
The Black-Scholes option pricing model was used to estimate the fair value of compensation expense using the following assumptions – risk-free interest rate 2.27% to 3.13%; dividend yield 0.0%; expected volatility 100%; expected life of 6 to 9 years.
In accordance with Accounting Standard Codification 718 (Stock-Based Compensation), Atlas has recognized stock compensation expense on a straight-line basis over the requisite service period of the last separately vesting portion of the award. In the six month periods ended June 30, 2012 and June 30, 2011 respectively, Atlas recognized $57 and $57 in expense, which is a component of other underwriting expenses on the income statement. Total unrecognized stock compensation expense associated with the January 18, 2011 grant is $281 as at the period ended June 30, 2012 which will be recognized ratably through the next 2.5 years.
The weighted average exercise price of all the shares exercisable at June 30, 2012 and December 31, 2011 was C$1.85 and the grants have a weighted average remaining life of 8.8 years. The stock options granted on January 18, 2011 have an intrinsic value of $0 as at the period ended June 30, 2012.
Warrants - On November 1, 2010, American Acquisition closed a private placement where it issued 3,983,502 subscription receipts for ordinary voting common shares of Atlas and warrants to purchase 3,983,502 ordinary voting common shares of Atlas for C$2.00 per share in connection with the merger. The subscription receipts were converted to Atlas ordinary voting shares in connection with the merger. All the warrants were still outstanding at June 30, 2012 and expire on December 31, 2013.
Atlas' closing stock price on June 29, 2012 (the last trading day of the quarter) was C$1.50.
11. OTHER EMPLOYEE BENEFIT PLANS
Defined Benefit Plan – Prior to December 31, 1997, substantially all salaried employees of American Country were covered by a defined benefit pension plan known as the American Country Pension Plan (the “pension plan”). Benefits were based on the employee’s length of service and wages and benefits, as defined by the pension plan. The funding policy of the pension plan was generally to contribute amounts required to maintain minimum funding standards in accordance with the Employee Retirement Income Security Act. Effective December 31, 1997, upon resolution by the board of directors, the pension plan was frozen. During 2010, American Country made an application to the U.S. Internal Revenue Service to dissolve the pension plan and distribute the net plan assets to the beneficiaries. In the fourth quarter of 2011, the plan assets were fully distributed. As a result of the plan liquidation, the Company recognized a settlement charge of $2,544 within other underwriting expenses in the fourth quarter of 2011. The settlement impact was previously reflected as an unrecognized adjustment to other comprehensive income and therefore, had created a nil impact to shareholders' equity.

Defined Contribution Plan - In January 2011, Atlas formed a defined contribution 401(k) plan covering all qualified employees of Atlas and its subsidiaries. Employees can choose to contribute up to 60% of their annual earnings but not more than $17,000 for 2011 to the plan. Qualifying employees age 50 and older can contribute an additional $5,500 in 2012. Atlas matches 50% of the employee contribution up to 5% of annual earnings for a total maximum expense of 2.5% of annual earnings per participant. Atlas contributions are discretionary. Employees are 100% vested in their own contributions and vest in Atlas contributions based on years of service with 100% vested after five years. Company contributions were $57 and $51 for the six months ended June 30, 2012 and 2011, respectively.
Employee Stock Purchase Plan - In the second quarter of 2011, Atlas initiated the Atlas Employee Stock Purchase Plan (the “ESPP”) to encourage continued employee interest in the operation, growth and development of Atlas and to provide an additional investment opportunity to employees. Beginning in June 2011, full time and permanent part time employees working more than 30 hours per week are allowed to invest up to 5% of adjusted salary in Atlas ordinary voting common shares. Atlas matches 50% of the employee contribution up to 5% of annual earnings for a total maximum expense of 2.5% of annual earnings per participant. Employees who signed up for the ESPP by May 30, 2011 each received an additional 100 ordinary voting common shares as an initial participation incentive. Atlas will also pay administrative costs related to this plan. In the six month periods ended June 30, 2012 and June 30, 2011, Atlas incurred costs related to the plan of $26 and $10, respectively.

12. SHARE CAPITAL
The share capital for the common shares:

As at:		June 30, 2012		December 31, 2011
	Shares Authorized	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount
Ordinary	800,000,000	4,628,292	$4	4,625,526	$4
Restricted	100,000,000	13,804,861	14	13,804,861	14
Total common shares	900,000,000	18,433,153	$18	18,430,387	$18

All of the issued and outstanding restricted voting common shares are beneficially owned or controlled by Kingsway America Inc., ("Kingsway") a wholly owned subsidiary of Kingsway Financial Services Inc. or other Kingsway subsidiaries. In the event that such shares are disposed of such that Kingsway’s beneficial interest is less than 10% of the issued and outstanding restricted voting common shares, the restricted voting common shares shall be converted into fully paid and non-assessable ordinary voting common shares.
The restricted voting common shares are entitled to vote at all meetings of shareholders, except at meetings of holders of a specific class that are entitled to vote separately as a class. The restricted voting common shares as a class shall not carry more than 30% of the aggregate votes eligible to be voted at a general meeting of common shareholders.
The restricted voting common shares will immediately convert to ordinary voting common shares in the event that an offer is made, and accepted by Kingsway, to purchase any of the restricted voting common shares.
Preferred shares are not entitled to vote and are beneficially owned or controlled by Kingsway. Preferred shareholders are entitled to dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of U.S. $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. In liquidation, dissolution or winding-up of Atlas, preferred shareholders receive the greater of US$1.00 per share plus all declared and unpaid dividends or the amount it would receive in liquidation if the preferred shares had been converted to restricted voting common shares or ordinary voting common shares immediately prior to liquidation. Preferred shares are convertible into ordinary voting shares at the option of the holder at any date after the fifth year of issuance at the rate of 0.3808 ordinary voting common shares for each preferred share. The conversion rate is subject to change if the number of ordinary voting common shares or restricted voting common shares changes. The preferred shares are redeemable at the option of Atlas at a price of US$1.00 per share plus accrued and unpaid dividends commencing at the earlier of two years from issuance date (December 31, 2012) of the preferred shares or the date the preferred shares are transferred to a party other than Kingsway or its subsidiaries or entities in which Kingsway holds a 10% or greater interest.
The cumulative amount of dividends to which the preferred shareholders are entitled upon liquidation or sooner, if Atlas declares dividends, is $1,212 as at the period ended June 30, 2012.

13. DEFERRED POLICY ACQUISITION COSTS
Deferred policy acquisition costs for the six month periods ended June 30, 2012 and June 30, 2011:

	June 30, 2012	June 30, 2011
Balance, beginning of period	$3,020	$3,804
Acquisition costs deferred	2,529	3,325
Amortization charged to income	2,768	3,623
Balance, end of period	$2,781	$3,506
14. RELATED PARTY TRANSACTIONS
The business of Atlas is carried on through its insurance subsidiaries. Atlas’ insurance subsidiaries have been a party to various transactions with affiliates in the past, although activity in this regard has diminished over time. Related party transactions, including services provided to or received by Atlas’ insurance subsidiaries, are carried out in the normal course of operations and are measured at the amount of consideration paid or received as established and agreed upon by the parties. Such transactions typically include claims handling services, marketing services and commission payments. Management believes that consideration paid for such services approximates fair value.
For the six month periods ended June 30, 2012 and June 30, 2011, Atlas incurred $1,031 and $1,255, respectively, in commissions to Avalon Risk Management, Inc. (“Avalon”). In the six month periods ended June 30, 2012 and June 30, 2011, Atlas also incurred expenses of $0 and $48 respectively, for marketing services performed by Avalon. Avalon was a KFSI subsidiary through October 2009, and has certain investors and directors in common with Atlas. Avalon acts as a program manager for a surety program primarily consisting of U.S. Customs bonds. In this capacity they are responsible for coordinating marketing, customer service and claim handling for the surety bonds written under this agreement. This program is 100% reinsured by an unrelated third party.
As at June 30, 2012 and December 31, 2011, Atlas reported net amounts receivable from (payable to) affiliates as follows which are included within other assets and accounts payable and accrued expenses on the balance sheets:

As at:	June 30, 2012	December 31, 2011
Kingsway America, Inc.	$86	$291
Universal Casualty Company	(117)	(500)
Kingsway Amigo Insurance Company	9	(1)
Total	$(22)	$(210)

15. SUBSEQUENT EVENTS
Through August 13, 2012, no material reportable subsequent events have occurred.

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in thousands)
	December 31,
	2011	2010
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $101,473 and $148,531)	$103,491	$154,011
Equity securities, at fair value (cost $994 and $0)	1,141	—
Total Investments	104,632	154,011
Cash and cash equivalents	23,249	19,037
Accrued investment income	586	1,293
Accounts receivable and other assets (Net of allowance of $4,254 and $4,212)	9,579	13,340
Reinsurance recoverables, net	8,044	4,277
Prepaid reinsurance premiums	2,214	6,999
Deferred policy acquisition costs	3,020	3,804
Deferred tax asset, net	6,775	6,399
Software and office equipment, net	440	1,274
Assets held for sale	13,634	15,004
Total Assets	$172,173	$225,438

Liabilities
Claims liabilities	$91,643	$132,579
Unearned premiums	15,691	17,061
Due to reinsurers and other insurers	5,701	9,614
Other liabilities and accrued expenses	2,884	6,015
Total Liabilities	$115,919	$165,269

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 18,000,000 shares issued and outstanding at December 31, 2011 and December 31, 2010. Liquidation value $1.00 per share	$18,000	$18,000
Ordinary voting common shares, par value per share $0.001, 800,000,000 shares authorized, 4,625,526 shares issued and outstanding at December 31, 2011 and 4,553,502 at December 31, 2010	4	4
Restricted voting common shares, par value per share $0.001, 100,000,000 shares authorized, 13,804,861 shares issued and outstanding at December31, 2011 and December 31, 2010	14	14
Additional paid-in capital	152,652	152,466
Retained deficit	(115,841)	(113,371)
Accumulated other comprehensive income, net of tax	1,425	3,056
Total Shareholders’ Equity	$56,254	$60,169
Total Liabilities and Shareholders’ Equity	$172,173	$225,438

See accompanying Notes to Consolidated Financial Statements.

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

($ in thousands, except per share data)
	Year ended December 31,
	2011	2010
Net premiums earned	$35,747	$53,603
Net claims incurred	28,994	48,074
Acquisition costs	7,294	11,115
Other underwriting expenses	10,697	18,398
Underwriting loss	(11,238)	(23,984)
Net investment income	3,280	4,616
Net investment gains	4,201	888
Other income (expense), net	124	(757)
Loss from operations before income tax (benefit)/expense	(3,633)	(19,237)
Income tax (benefit)/expense	(1,163)	2,575
Net loss attributable to Atlas	$(2,470)	$(21,812)

Other comprehensive loss
Available for sale securities:
Changes in net unrealized gains (losses)	$154	$3,514
Reclassification to income of net (gains) losses	(3,469)	(203)
Effect of income tax	—	—
Pension Liability
Settlement of pension plan	2,473	—
Minimum pension liability adjustment	—	(153)
Effect of income tax	(789)	—
Other comprehensive (loss)/income for the period	(1,631)	3,158
Total comprehensive loss	(4,101)	(18,654)

Basic weighted average common shares outstanding	18,373,624	18,358,363
Loss per common share, basic	$(0.18)	$(1.19)
Diluted weighted average common shares outstanding	18,373,624	18,358,363
Loss per common share, diluted	$(0.18)	$(1.19)

See accompanying Notes to Consolidated Financial Statements

ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

($ in thousands)
	Preferred Shares	Ordinary Voting Common Shares	Restricted Voting Common Shares	Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income (loss)	Total
Balance December 31, 2009	$18,000	$4	$14	$82,675	$(47,714)	$(433)	$52,546
Net loss					(21,812)		(21,812)
Capital Contribution				26,994			26,994
Dividends Paid				(16,700)			(16,700)
Merger of Southern United				59,944	(43,845)	331	16,430
Forgiveness of debt				(447)			(447)
Other comprehensive income						3,158	3,158
Balance December 31, 2010	$18,000	$4	$14	$152,466	$(113,371)	$3,056	$60,169
Net loss					(2,470)		(2,470)
Other comprehensive loss						(3,315)	(3,315)
Share-based compensation				113			113
Stock options exercised				73			73
Settlement of pension plan, net of tax						1,684	1,684
Balance December 31, 2011	$18,000	$4	$14	$152,652	$(115,841)	$1,425	$56,254

See accompanying Notes to Consolidated Financial Statements.

Table of Contents
ATLAS FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)
	Year Ended December 31,
	2011	2010
Operating Activities
Net loss	$(2,470)	$(21,812)
Adjustments to reconcile net loss to net cash used by operating activities:
Forgiveness of mortgage loan	—	1,695
Amortization of fixed assets	218	3,370
Settlement of pension plan	2,544	—
Share-based compensation expense	113	—
(Gain)/loss on sale of fixed assets	(54)	3
Deferred income taxes	(1,163)	2,875
Net realized gains	(4,147)	(891)
Amortization of bond premiums and discounts	953	1,431
Net changes in operating assets and liabilities, net of effects of the merger of subsidiary:
Accounts receivable and other assets, net	3,762	13,074
Due from reinsurers and other insurers	1,018	(5,255)
Deferred policy acquisition costs	784	5,750
Income taxes receivable	—	271
Other assets and accrued investment income	707	493
Unpaid claims	(40,936)	(36,936)
Unearned premium	(1,370)	(16,789)
Due to reinsurers and other insurers	(3,913)	9,193
Accounts payable and accrued liabilities	(3,207)	(1,472)
Net change in other balances	—	(7,466)
Net cash used by operating activities	$(47,161)	$(52,466)
Financing activities:
Capital contributions	$—	$—
Options exercised	73
Dividends paid	—	(16,700)
Issuance of notes payable	—	—
Net cash provided/(used) by financing activities	$73	$(16,700)
Investing activities:
Purchase of securities	$(64,563)	$(25,826)
Proceeds from sales and maturities of securities	113,823	106,684
Sale of assets held for sale	2,436	—
Cash acquired from merger of subsidiary	—	3,871
Net (purchases)/additions of software and other equipment	(396)	(3,221)
Net cash provided by investing activities	$51,300	$81,508
Net change in cash and cash equivalents	4,212	12,342
Cash and cash equivalents, beginning of year	19,037	6,695
Cash and cash equivalents, end of year	$23,249	$19,037
Supplementary disclosure of cash information:
Represented by:
Cash on hand and balances with banks	$23,249	$2,329
Investments with original maturities less than 30 days	—	16,708
Cash and cash equivalents, end of year	$23,249	$19,037
Cash paid for:
Interest	—	—
Income taxes	—	(227)

See accompanying Notes to Consolidated Financial Statements.

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(All amounts in thousands of US dollars, except for amounts preceded by “C” as thousands of Canadian dollars, share and per share amounts)
Formation and Description of the Business
Atlas Financial Holdings, Inc. (“Atlas”, or "The Company") is a financial services holding company formed on December 31, 2010 in a transaction amongst:

(a)	JJR VI Acquisition Corporation (“JJR VI”), a Canadian Capital Pool Company sponsored by JJR Capital, a Toronto based merchant bank,

(b)
American Insurance Acquisition Inc., (“American Acquisition”), a corporation formed under the laws of Delaware by Kingsway America Inc. (“KAI”), a subsidiary of Kingsway Financial Services Inc. (“KFSI”), a Canadian public company formed under the laws of Ontario and whose shares are traded on the Toronto and New York Stock Exchanges, and

(c)	Atlas Acquisition Corp, a Delaware corporation formed by JJR VI.
Prior to the transaction, KAI transferred 100% of the capital stock of American Service Insurance Company (“American Service”) and American Country Insurance Company (“American Country,” together with American Service the “insurance subsidiaries”), to American Acquisition in exchange for common and preferred shares of American Acquisition and promissory notes aggregating C$60,780. In addition, American Acquisition raised C$7,967 through a private placement offering of subscription receipts to qualified investors at a price of C$2.00 per subscription receipt.
KAI received 13,804,861 restricted voting common shares valued at $27,760, along with 18,000,000 non-voting preferred shares valued at $18,000 and C$7,967 cash in exchange for 100% of the outstanding shares of American Acquisition and full payment of the promissory notes. Investors in the American Acquisition subscription receipts received 3,983,502 ordinary voting common shares plus warrants to purchase one ordinary voting common share for each subscription receipt at C$2.00 at any time until December 31, 2013. JJR VI common shares held by former shareholders of JJR VI were consolidated on the basis of one post-consolidation JJR VI common share for every 10 pre-consolidation JJR VI common shares. The post-consolidation JJR VI common shares were then exchanged on a one-for-one basis for ordinary voting common shares of Atlas.
Atlas commenced operations on December 31, 2010. Atlas ordinary voting common shares have been listed on the TSX Venture Exchange (“TSXV”) under the symbol “AFH” since January 6, 2011.
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency paratransit, limousine, livery and business auto.

The business of the Company is carried on through its insurance subsidiaries. The insurance subsidiaries distribute their insurance products through a network of retail independent agents. Together, American Country and American Service are licensed to write property and casualty insurance in 47 states in the United States. The management and operating infrastructure of American Country is integrated with that of American Service.

On February 25, 2010, while under KAI ownership, Southern United Fire Insurance Company (Southern United) merged into American Service. The transaction was accounted for as a merger of companies under common control with the Southern United assets and liabilities included at their carrying values and its results of operations included in the financial statements from the date of the merger.

Summary of Significant Accounting Policies
Basis of presentation - These statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All significant intercompany accounts and transactions have been eliminated. To conform to the current year presentation, certain amounts in the prior years’ consolidated financial statements and notes have been reclassified.
Classification of assets and liabilities - It is not customary in the insurance and financial services industries to classify assets and liabilities as current (settled in 1 year or less) and non-current (settled beyond 1 year). Assets and liabilities that could otherwise be classified as current include cash and cash equivalents, accrued investment income, accounts receivable and other assets, due from reinsurers and other insurers, income tax receivable, deferred policy acquisition costs, assets held for sale, accounts payable and accrued expenses, due to reinsurers and other insurers. Balances that would otherwise be classified as non-current include deferred tax assets and office equipment. All other assets and liabilities include balances that are both current and non-current.
Reverse acquisition continuation accounting - Atlas was formed through a reverse triangular merger and these consolidated financial statements are those of Atlas and subsidiaries and have been prepared in accordance with Accounting Standard Codification ("ASC") 805 Business Combinations. Financial statements prepared following the reverse merger are presented in the name of the legal parent acquirer, Atlas, but are a continuation of the financial statements of the accounting acquirer, American Acquisition, with an adjustment for the capital structure (that is the number and type of equity interests, including equity instruments issued to effect the merger) of Atlas, as the legal parent acquirer and accounting acquiree. Accordingly, and as a result of the December 31, 2010 merger date, shareholders’ equity at December 31, 2010 reflects the common shares outstanding at the date of the merger together with the ordinary voting common shares, restricted voting common shares and preferred shares that were issued to effect the merger, and also reflect the historical retained earnings (retained deficit) balances of American Acquisition, as the accounting acquirer.
Estimates and assumptions - The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and changes in estimates are recorded in the accounting period in which they are determined. The liability for unpaid loss and loss adjustment expenses and related amounts recoverable from reinsurers represents the most significant estimate in the accompanying financial statements. Significant estimates in the accompanying financial statements also include the fair values of investments in bonds, deferred tax asset valuation, premium receivable bad debt allowance and deferred policy acquisition cost recoverability.
Business combinations - The reverse merger was consummated and Atlas commenced operations on December 31, 2010. In accordance with ASC 805 Business Combinations, American Acquisition is considered the accounting acquirer and Atlas (formerly JJR VI), the legal acquirer, is considered to be the accounting acquiree. Accordingly, the consolidated financial statements for all periods presented herein are a continuation of the financial statements of American Acquisition adjusted for the legal capital of Atlas.
Principles of consolidation - The consolidated financial statements include the accounts of Atlas and the entities it controls, its subsidiaries. Subsidiaries are entities over which Atlas, directly or indirectly, has the power to govern the financial and operating policies in order to obtain the benefits from their activities, generally accompanying an equity shareholding of more than one half of the voting rights. Subsidiaries are fully consolidated from the date on which control is transferred to Atlas and would be de-consolidated from the date that control ceases. The operating results of subsidiaries acquired or disposed of during the year will be included in the consolidated statement of operations from the effective date of acquisition and up to the effective date of disposal, as appropriate. All significant intercompany transactions and balances are eliminated in consolidation. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by Atlas.

The following are Atlas’ subsidiaries, all of which are 100% owned, either directly or indirectly, together with the jurisdiction of incorporation that are included in consolidated financial statements:
American Insurance Acquisition Inc. (Delaware)
American Country Insurance Company (Illinois)
American Service Insurance Company, Inc. (Illinois)

Financial Instruments - Financial instruments are recognized and derecognized using trade date accounting, since that is the date Atlas contractually commits to the purchase or sale with the counterparty.
Effective interest method - Atlas utilizes the effective interest method for calculating the amortized cost of a financial asset and to allocate interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts the estimated future cash flows through the expected life of the financial instrument. Interest income is reported net of amortization of premium and accretion of discount. Realized gains and losses on disposition of available-for-sale securities are based on the net proceeds and the adjusted cost of the securities sold, using the specific identification method.
Financial assets - Atlas classifies financial assets as described below. Management determines the classification at initial recognition based on the purpose of the financial asset.
Cash and cash equivalents - Cash and cash equivalents include cash and highly liquid securities with original maturities of 90 days or less.
Available-for-sale (“AFS”) - Investments in fixed income securities are classified as available-for-sale. Securities are classified as available-for-sale when Atlas may decide to sell those securities due to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of income tax, included as a separate component of accumulated other comprehensive income (loss) in shareholder’s equity.
Accounts receivable and other assets - Receivables are financial assets with fixed or determinable payments that are not quoted in an active market. These assets are recognized initially at fair value, together with directly attributable transaction costs and subsequently measured at amortized cost. Accounts receivable include premium balances due and uncollected and installment premiums not yet due from agents and insureds.
Atlas evaluates the collectibility of accounts receivable based on a combination of factors. When aware of a specific customer's inability to meet its financial obligations, such as in the case of bankruptcy or deterioration in the customer's operating results or financial position, Atlas records a specific reserve for bad debt to reduce the related receivable to the amount Atlas reasonably believes is collectible. Atlas also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due and historical collection experience. Accounts are reviewed for potential write-off on a case-by-case basis. Accounts deemed uncollectible are written off, net of expected recoveries. If circumstances related to specific customers change, the Company's estimates of the recoverability of receivables could be further adjusted.
Premiums receivable are shown net of bad debt allowance of $4,254 and $4,212 at December 31, 2011 and December 31, 2010, respectively. Bad debt expense of $248 and $2,766 was incurred in the years ended December 31, 2011 and December 31, 2010, respectively. Atlas' allowance for bad debt primarily relates to a single agent. Settlement proceedings with this agent were ongoing as of December 31, 2011. The entire receivable balance from this agency was fully reserved as of December 31, 2011. A settlement executed in April 2012, which resulted in a minor recovery of previously reserved amounts, will be reflected in Atlas' financial statements for the six month period ended June 30, 2012.
Impairment of financial assets - Atlas assesses, on a quarterly basis, whether there is evidence that a financial asset or group of financial assets is impaired. An investment is considered impaired when the fair value of the investment is less than its cost or amortized cost. When an investment is impaired, the Company must make a determination as to whether the impairment is other-than-temporary.

Under ASC guidance, with respect to an investment in an impaired debt security, other-than temporary impairment (OTTI) occurs if (a) there is intent to sell the debt security, (b) it is more likely than not it will be required to sell the debt security before its anticipated recovery, or (c) it is probable that all amounts due will be unable to be collected such that the entire cost basis of the security will not be recovered. If Atlas intends to sell the debt security, or will more likely than not be required to sell the debt security before the anticipated recovery, a loss in the entire amount of the impairment is reflected in net realized gains (losses) on investments in the consolidated statements of income. If Atlas determines that it is probable it will be unable to collect all amounts and Atlas has no intent to sell the debt security, a credit loss is recognized in net realized gains (losses) on investments in the consolidated statements of income to the extent that the present value of expected cash flows is less than the amortized cost basis; any difference between fair value and the new amortized cost basis (net of the credit loss) is reflected in other comprehensive income (losses), net of applicable income taxes.
There were no other-than-temporary impairments recognized in 2011.
Fair values of financial instruments - Atlas has used the following methods and assumptions in estimating its fair value disclosures:
Fair values for bonds are based on quoted market prices, when available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or values obtained from independent pricing services.
Atlas' fixed income portfolio is managed by Asset Allocation Management (“AAM”), an SEC registered investment advisor specializing in the management of insurance company portfolios. Management works directly with AAM to ensure that Atlas benefits from their expertise and also evaluates investments as well as specific positions independently using internal resources. AAM has a team of credit analysts for all investment grade fixed income sectors. The investment process begins with an independent analyst review of each security's credit worthiness using both quantitative tools and qualitative review. At the issuer level, this includes reviews of past financial data, trends in financial stability, projections for the future, reliability of the management team in place, market data (credit spread, equity prices, trends in this data for the issuer and the issuer's industry). Reviews also consider industry trends and the macro-economic environment. This analysis is continuous, integrating new information as it becomes available. In short, Atlas does not rely on rating agency ratings to make investment decisions, but instead with the support of its independent investment advisors, do independent fundamental credit analysis to find the best securities possible. AAM has found that over time this process creates an ability to sell securities prior to rating agency downgrades or to buy securities before upgrades. As of December 31, 2011, this process did not generate any significant difference in the rating assessment between Atlas' review and the rating agencies.
Atlas employs specific control processes to determine the reasonableness of the fair value of its financial assets. These processes are designed to supplement those performed by AMM to ensure that the values received from them are accurately recorded and that the data inputs and the valuation techniques utilized are appropriate, consistently applied, and that the assumptions are reasonable and consistent with the objective of determining fair value. For example, on a continuing basis, Atlas assesses the reasonableness of individual security values which have stale prices or whose changes exceed certain thresholds as compared to previous values received from those AMM or to expected prices. The portfolio is reviewed routinely for transaction volumes, new issuances, any changes in spreads, as well as the overall movement of interest rates along the yield curve to determine if sufficient activity and liquidity exists to provide a credible source for market valuations. When fair value determinations are expected to be more variable, they are validated through reviews by members of management or the Board of Directors who have relevant expertise and who are independent of those charged with executing investment transactions.
Deferred policy acquisition costs (DAC) - Atlas defers producers’ commissions, premium taxes and other underwriting and marketing costs directly relating to the acquisition of premiums written to the extent they are considered recoverable. These costs are then expensed as the related premiums are earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future claims and expenses to be incurred as premiums are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs. Atlas’ deferred policy acquisition costs are reported net of ceding commissions.

Deferred policy acquisition costs for the years ended December 31 follows:

	2011	2010
Balance, beginning of year	$3,804	$9,399
Acquisition costs deferred	6,510	5,520
Amortization charged to income	7,294	11,115
Balance, end of year	$3,020	$3,804
When anticipated losses, loss adjustment expenses, commissions and other acquisition costs exceed recorded unearned premium, and any future installment premiums on existing policies, a premium deficiency reserve is recognized by recording an additional liability for the deficiency, with a corresponding charge to operations. Atlas utilizes anticipated investment income as a factor in its premium deficiency calculation. In 2011 and 2010, Atlas concluded that no premium deficiency adjustments were necessary.
Income taxes - Income taxes expense (benefit) includes all taxes based on taxable income (loss) of Atlas and its subsidiaries and are recognized in the statement of operations except to the extent that they relate to items recognized directly in other comprehensive income, in which case the income tax effect is also recognized in other comprehensive income.
Deferred taxes are recognized using the asset and liability method of accounting. Under this method the future tax consequences attributable to temporary differences in the tax basis of assets, liabilities and items recognized directly in equity and the financial reporting basis of such items are recognized in the financial statements by recording deferred tax liabilities or deferred tax assets.
Deferred tax assets related to the carry-forward of unused tax losses and credits and those arising from temporary differences are recognized only to the extent that it is probable that future taxable income will be available against which they can be utilized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment.
When considering the extent of the valuation allowance on Atlas' deferred tax asset, the weight given by management to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. GAAP states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets. However, the strength and trend of earnings, as well as other relevant factors are considered.
Office equipment and software – Office equipment is stated at historical cost less deprecation. Subsequent costs are included in the asset’s carrying amount or capitalized as a separate asset only when it is probable that future economic benefits will be realized. Repairs and maintenance are recognized as an expense during the period incurred. Depreciation on equipment is provided on a straight-line basis over the estimated useful lives which range from 5 years for vehicles, 7 years for furniture and the term of the lease for leased equipment.
Insurance contracts – Contracts under which Atlas’ insurance subsidiaries accept risk at the inception of the contract from another party (the insured holder of the policy) by agreeing to compensate the policyholder or other insured beneficiary if a specified future event (the insured event) adversely affects the holder of the policy are classified as insurance contracts. All policies are short-duration contracts.
Revenue Recognition - Premium income is recognized on a pro rata basis over the terms of the respective insurance contracts. Unearned premiums represent the portion of premiums written that are related to the unexpired terms of the policies in force.
Claims liabilities - The provision for unpaid claims represent the estimated liabilities for reported claims, plus those incurred but not yet reported and the related estimated loss adjustment expenses. Unpaid claims expenses are determined using case-basis evaluations and statistical analyses, including insurance industry loss data, and represent estimates of the ultimate cost of all claims incurred. Although considerable variability is inherent in such estimates, management believes that the liability for unpaid claims is adequate. The estimates are continually reviewed and adjusted as necessary; such adjustments are included in current operations and are accounted for as changes in estimates.
Reinsurance - As part of Atlas’ insurance risk management policies, portions of its insurance risk is ceded to reinsurers. Reinsurance premiums and claims expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and claims ceded to other companies have been reported as a reduction of premium revenue and claims incurred expense. Commissions paid to Atlas by reinsurers on business ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance receivables are recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies. Prepaid reinsurance premiums are recorded for unearned premiums that have been ceded to other companies.
Share-based payments - Atlas has a stock-based compensation plan which is described fully in Note 10. Under ASC 718 Compensation-Stock Compensation (“ASC 718”), the fair-value method of accounting is used to determine and account for equity settled transactions and to determine stock-based compensation awards granted to employees and non-employees using the Black-Scholes option pricing model. Compensation expense is recognized over the period that the stock options vest, with a corresponding increase to additional paid in capital.
For option awards with graded vesting, ASC 718 provides two options: on a straight-line basis over the service period for each separately vesting portion of the award (as if the award were in effect multiple awards), or on a straight line basis over the service period for the entire award. Atlas has chosen the latter policy. Atlas recognized $113 in stock compensation expense in 2011 and none in 2010.
Post-employment benefits - Prior to December 31, 1997, substantially all salaried employees of American Country were covered by a defined benefit pension plan known as the American Country Pension Plan (the “pension plan”). The pension plan was dissolved in the fourth quarter 2011 and the plan assets were distributed. The dissolution resulted in the immediate recognition of $2,544 in prior service costs previously recorded in Accumulated Other Comprehensive Income, which are shown within Other Underwriting Expenses.
Until its dissolution, periodic net pension expense was based on the cost of incremental benefits for employee service during the period, interest on projected benefit obligation, actual return on plan assets and amortization of actuarial gains and losses.
Operating segments - Atlas is in a single operating segment – property and casualty insurance.
Presentation of equity and cash flows: Ordinary and restricted voting common shares are reflected as par value amounts with any remaining consideration upon issuance recorded in additional paid in capital. In 2010, the Company reported the total consideration within the common share equity amounts in the consolidated statement of financial position. The Company has adjusted the prior period common share and additional paid in capital amounts to conform to the presentation in 2011.
In the consolidated statements of cash flows, adjustments to reconcile net income (loss) to cash used in operating activities includes a non cash expense for forgiveness of mortgage loan and net realized investment gains and losses. In 2010, the amount of the expense for forgiveness of mortgage loan was reported as an increase to the net loss amount rather than a reduction. The Company has adjusted the prior period cash flows for the immaterial error in presentation.
2. PENDING ACCOUNTING STANDARDS
Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts - In October 2010, the Financial Accounting Standards Board ("FASB") issued guidance modifying the definition of the types of costs incurred by insurance entities that can be capitalized in the acquisition of new and renewal insurance contracts. The guidance specifies that the costs must be directly related to the successful acquisition of insurance contracts. The guidance also specifies that advertising costs should be included as deferred acquisition costs only when the direct−response advertising accounting criteria are met. The new guidance is effective for reporting periods beginning after December 15, 2011. Atlas' current policy for accounting for acquisition costs is already materially consistent with this guidance. Therefore the adoption of this guidance will not have an impact of on our financial statements.
Amendments to Fair Value Measurement and Disclosure Requirements - In May 2011, the FASB issued guidance that clarifies the application of existing fair value measurement and disclosure requirements and amends certain fair value measurement principles, requirements and disclosures. Changes were made to improve consistency in global application. The guidance is to be applied prospectively for reporting periods beginning after December 15, 2011. Early adoption is not permitted. The impact of adoption is not expected to be material to the Company's results of operations or financial position.
Presentation of Comprehensive Income - In June and December 2011, the FASB issued guidance amending the presentation of comprehensive income and its components. Under the new guidance, a reporting entity has the option to present comprehensive income in a single continuous statement or in two separate but consecutive statements. The guidance is effective for reporting periods beginning after December 15, 2011 and is to be applied retrospectively. The new guidance affects presentation only and will have no material impact on the Company's results of operations or financial position.
3. INVESTMENTS
The amortized cost, gross unrealized gains and losses and fair value for Atlas’ investments are as follows:

December 31, 2011		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Term Deposits		$—	$—	$—	$—
Bonds:
U.S.	- Government	44,835	911	—	45,746
	- Corporate	35,572	825	24	36,373
	- Commercial mortgage backed	17,493	208	—	17,701
	- Other asset backed	3,573	99	1	3,671
Total Fixed Income		$101,473	$2,043	$25	$103,491
Equities		994	147	—	1,141
Totals		$102,467	$2,190	$25	$104,632

December 31, 2010		Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Term Deposits		$7,898	$3	$—	$7,901
Fixed Income:
U.S.	- Government	67,388	2,117	—	69,505
	- Corporate	62,429	3,011	—	65,440
	- Commercial mortgage backed	8,445	270	—	8,715
	- Other asset backed	2,371	79	—	2,450
Total Fixed Income		$148,531	$5,480	$—	$154,011
Equities		—	—	—	—
Totals		$148,531	$5,480	$—	$154,011

The following tables summarize carrying amounts of fixed income securities by contractual maturity. As certain securities and debentures have the right to call or prepay obligations, the actual settlement dates may differ from contractual maturity.

As at December 31, 2011	One year or less	One to five years	Five to ten years	More than ten years	Total
Fixed Income Securities	$29,407	$27,317	$10,242	$36,525	$103,491
Percentage of total	28.4%	26.4%	9.9%	35.3%	100.0%

As at December 31, 2010	One year or less	One to five years	Five to ten years	More than ten years	Total
Fixed Income Securities	$21,556	$88,564	$24,026	$19,865	$154,011
Percentage of total	14.0%	57.5%	15.6%	12.9%	100.0%

The following table summarizes the change in unrealized gains and losses for the years ended December 31:

		2011	2010
Term Deposits		$(3)	$3
Fixed Income:
U.S.	-Government	(1,206)	852
	- Corporate	(2,210)	386
	- Commercial mortgage backed	(62)	33
	- Other asset backed	19	2,037
Equities		147
Totals		$(3,315)	$3,311
The following table summarizes the components of net investment income for the years ended December 31:

	2011	2010
Total investment income
Interest (from fixed income securities)	$3,791	$4,915
Dividends	12	—
Other	—	—
Investment expenses	(523)	(299)
Net investment income	$3,280	$4,616
The following table summarizes the components of net investment gains for the years ended December 31:

	2011	2010
Fixed income securities	$4,149	$888
Equities	—	—
Other	52	—
Net investment gains (losses)	$4,201	$888
Management performs a quarterly analysis of Atlas’ investment holdings to determine if declines in fair value are other than temporary. The analysis includes some or all of the following procedures as deemed appropriate by management:

•	identifying all security holdings in unrealized loss positions that have existed for at least six months or other circumstances that management believes may impact the recoverability of the security;

•	obtaining a valuation analysis from third party investment managers regarding these holdings based on their knowledge, experience and other market based valuation techniques;

•	reviewing the trading range of certain securities over the preceding calendar period;

•	assessing if declines in market value are other than temporary for debt security holdings based on their investment grade credit ratings from third party security rating agencies;

•	assessing if declines in market value are other than temporary for any debt security holding with a non-investment grade credit rating based on the continuity of its debt service record; and

•	determining the necessary provision for declines in market value that are considered other than temporary based on the analyses performed.

The risks and uncertainties inherent in the assessment methodology utilized to determine declines in market value that are other than temporary include, but may not be limited to, the following:

•	the opinion of professional investment managers could be incorrect;

•	the past trading patterns of individual securities may not reflect future valuation trends;

•	the credit ratings assigned by independent credit rating agencies may be incorrect due to unforeseen or unknown facts related to a company’s financial situation; and

•	the debt service pattern of non-investment grade securities may not reflect future debt service capabilities and may not reflect a company’s unknown underlying financial problems.

There were no impairments recorded in the years ended December 31, 2011 or December 31, 2010 as a result of the above analysis performed by management to determine declines in market value that may be other than temporary. All securities as of December 31, 2011 and 2010 in an unrealized loss position have been in said position for less than 12 months.

4. FINANCIAL AND CREDIT RISK MANAGEMENT
By virtue of the nature of Atlas’ business activities, financial instruments make up the majority of the balance sheet. The risks which arise from transacting financial instruments include credit risk, market risk, liquidity risk and cash flow risk. These risks may be caused by factors specific to an individual instrument or factors affecting all instruments traded in the market. Atlas has a risk management framework in place to monitor, evaluate and manage the risks assumed in conducting its business. Atlas’ risk management policies and practices are as follows:
Credit risk - Atlas is exposed to credit risk principally through its fixed income securities and balances receivable from policyholders and reinsurers. Atlas controls and monitors concentration and credit quality risk through policies to limit and monitor its exposure to individual issuers or related groups (with the exception of U.S. Government bonds) as well as through ongoing review of the credit ratings of issuers held in the securities portfolio. Atlas’ credit exposure to any one individual policyholder is not material. Atlas has policies requiring evaluation of the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvency.
The following table summarizes the credit exposure of Atlas from its investments in fixed income securities and term deposits by rating as assigned by Fitch, Standard & Poor’s or Moody’s Investor Services, using the higher of these ratings for any security where there is a split rating:

	2011		2010
	Amount	% of Total	Amount	% of Total
AAA/Aaa	$54,717	52.9%	$88,684	57.6%
AA/Aa	21,567	20.8%	26,388	17.1%
A/A	22,380	21.6%	35,027	22.7%
BBB/Baa	4,827	4.7%	3,851	2.5%
CCC/Caa or lower or not rated	—	—	61	0.1%
Total Securities	$103,491	100.0%	$154,011	100.0%

Equity price risk - This is the risk of loss due to adverse movements in equity prices. Atlas' investment in equity securities comprises a small percentage of its total portfolio, and as a result, the exposure to this type of risk is minimal.
Foreign currency risk - Atlas is not currently exposed to material changes in the U.S. dollar currency exchange rates with any other foreign currency.

Liquidity and cash flow risk - Liquidity risk is the risk of having insufficient cash resources to meet current financial obligations without raising funds at unfavorable rates or selling assets on a forced basis. Liquidity risk arises from general business activities and in the course of managing the assets and liabilities of Atlas. There is the risk of loss to the extent that the sale of a security prior to its maturity is required to provide liquidity to satisfy policyholder and other cash outflows. Cash flow risk arises from risk that future inflation of policyholder cash flow exceeds returns on long-term investment securities. The purpose of liquidity and cash flow management is to ensure that there is sufficient cash to meet all financial commitments and obligations as they fall due. The liquidity and cash flow requirements of Atlas’ business have been met primarily by funds generated from operations, asset maturities and income and other returns received on securities. Cash provided from these sources is used primarily for claims and claim adjustment expense payments and operating expenses. The timing and amount of catastrophe claims are inherently unpredictable and may create increased liquidity requirements.
Fair value - Fair value amounts represent estimates of the consideration that would currently be agreed upon between knowledgeable, willing parties who are under no compulsion to act.
Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. The calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values.
Atlas records the available for sale securities held in its securities portfolio at their fair value. Atlas primarily uses the services of external securities pricing vendors to obtain these values. The securities are valued using quoted market prices or prices established using observable market inputs. In volatile market conditions, these quoted market prices or observable market inputs can change rapidly causing a significant impact on fair value and financial results recorded.
Atlas employs a fair value hierarchy to categorize the inputs it uses in valuation techniques to measure the fair value. The hierarchy is comprised of quoted market prices (Level 1), third party models using observable market information (Level 2) and internal models without observable market information (Level 3). The following table summarizes Atlas' investments at fair value as at the years ended December 31, 2011 and December 31, 2010:

December 31, 2011	Level 1	Level 2	Level 3	Total
Fixed Income Securities	$13,363	$90,128	$—	$103,491
Equities	1,141	—	—	1,141
Totals	$14,504	$90,128	$—	$104,632

December 31, 2010	Level 1	Level 2	Level 3	Total
Fixed Income Securities	$27,561	$126,450	$—	$154,011
Equities	—	—	—	—
Totals	$27,561	$126,450	$—	$154,011
There were no transfers in or out of Level 2 during either period.
Capital Management - The Company manages capital using both regulatory capital measures and internal metrics. The company’s capital is primarily derived from common shareholders’ equity, retained deficit and accumulated other comprehensive income (loss).
As a holding company, Atlas derives cash from its insurance subsidiaries generally in the form of dividends to meet its obligations, which will primarily consist of operating expense payments. Atlas’ insurance subsidiaries fund their obligations primarily through premium and investment income and maturities in the securities portfolio. The insurance subsidiaries require regulatory approval for the return of capital and, in certain circumstances, prior to the payment of dividends. In the event that dividends available to the holding company are inadequate to cover its operating expenses, the holding company would need to raise capital, sell assets or incur future debt.
The insurance subsidiaries must each maintain a minimum statutory capital and surplus of $1,500 under the provisions of the Illinois Insurance Code. Dividends may only be paid from statutory unassigned surplus, and payments may not be made if such surplus is less than a stipulated amount. The dividend restriction is the greater of statutory net income or 10% of total statutory capital and surplus.
Net loss computed under statutory-basis accounting for American Country and American Service were $(2,328) and $(497) respectively for the year ended December 31, 2011 (unaudited), versus $(1,451) and $(5,351) for the year ended December 31, 2010 (unaudited). Statutory capital and surplus of the insurance subsidiaries was $49,954 (unaudited) and $45,560 at December 31, 2011 and 2010, respectively.
Atlas did not pay any dividends to its common shareholders during 2011 and has no current plans to pay dividends to its common shareholders.
A risk based capital formula is used by the National Association of Insurance Commissioners ("NAIC") to identify property and casualty insurance companies that may not be adequately capitalized. The NAIC requires that capital and surplus not fall below 200% of the authorized control level. As of December 31, 2011, based on the unaudited statutory basis financial statements, both the insurance subsidiaries are above the required risk based capital levels, with risk based capital ratio estimates for American Country and American Service of 592.5% and 803.4%. The insurance subsidiaries had approximately $36,402 of capital in excess of the 200% minimum described above. As of December 31, 2010, the comparable risk based capital ratio estimates for American Country and American Service were 322% and 536%, and estimated capital in excess of the 200% level was approximately $26,100.
5. INCOME TAXES
The effective tax rate was (32.0)% and 13.4% for the years ended December 30, 2011 and 2010, respectively, compared to the U.S. statutory income tax rate of 34% as shown below:

Year ended December 31,	2011		2010
	Amount	%	Amount	%
Expected income tax benefit at statutory rate	$(1,235)	(34.0)%	$(6,541)	(34.0)%
Valuation allowance	—	—%	(9,476)	(49.3)%
Nondeductible expenses	5	0.1%	183	1.0%
Tax implications of qualifying transaction	75	2.1%	18,412	95.7%
Other	(8)	(0.2)%	(3)	—%
Total	$(1,163)	(32.0)%	$2,575	13.4%
Atlas carried deferred tax assets on its balance sheet that were generated by its subsidiaries, primarily related to net operating loss carry-forwards. The qualifying transaction caused a change in control for tax purposes which triggered Internal Revenue Code Section 382. Section 382 created a yearly limit on its deferred tax assets such that a portion of the operating loss deferred tax assets would never be able to be utilized. In addition, as a result of the structure of the transaction, the seller, Kingsway, retains a portion of those deferred tax assets as dictated by the Internal Revenue Code. Kingsway, in general, retained those portions of the net operating loss deferred tax assets that Atlas would have otherwise not been able to use due to the Section 382 limit mentioned above. Since the removal of the deferred tax asset from the balance sheet without an off-setting cash recoverable from the U.S. Government, this removal created a reconciling item from Atlas' statutory income tax rate.
Income tax expense consists of the following for the years ended December 31:

	2011	2010
Current tax expense/(benefit)	$—	$(300)
Deferred tax (benefit)/expense	(1,163)	2,875
Total	$(1,163)	$2,575

The components of deferred income tax assets and liabilities as of December 31 are as follows:

	2011	2010
Deferred tax assets:
Unpaid claims and unearned premiums	$3,004	$4,218
Loss carry-forwards	15,558	13,252
Pension expense	—	841
Bad debts	1,297	1,356
Other	1,338	1,394
Valuation Allowance	(12,361)	(11,288)
Total gross deferred tax assets	$8,836	$9,773

Deferred tax liabilities:
Investment securities	740	1,863
Deferred policy acquisition costs	1,027	1,293
Other	294	218
Total gross deferred tax liabilities	$2,061	$3,374
Net deferred tax assets	$6,775	$6,399
Amounts and expiration dates of the operating loss carry forwards as of December 31, 2011 are as follows:

Year of Occurrence	Year of Expiration	Amount
2001	2021	$14,750
2002	2022	4,317
2006	2026	7,825
2007	2027	5,131
2008	2028	1,949
2009	2029	1,949
2010	2030	1,949
2011	2031	7,762
Total		$45,632
Atlas established a valuation allowance of approximately $12,361 and $11,288 for its gross deferred tax assets at December 31, 2011 and December 31, 2010 respectively.
In assessing the need for a valuation allowance, Atlas considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not the deferred tax assets will not be realized or if it is deemed premature to conclude that these assets will be realized in the near future, a valuation allowance is recorded. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. As such, it is generally difficult for positive evidence regarding projected future taxable income exclusive of reversing taxable temporary differences to outweigh objective negative evidence of recent financial reporting losses. GAAP states that a cumulative loss in recent years is a significant piece of negative evidence that is difficult to overcome in determining that a valuation allowance is not needed against deferred tax assets.
Atlas' assessment also accounted for the following evidence:

◦	Recent spin-off from prior ownership - Atlas was formed on December 31, 2010 in a reverse merger transaction. Consideration was made as to the impact of this transaction on future earnings.

◦
Nature, frequency, and severity of current and cumulative financial reporting losses - A pattern of objectively-measured recent financial reporting losses is heavily weighted as a source of negative evidence. Cumulative pre-tax losses in the three-year period ending with the current quarter are generally considered to be significant negative evidence regarding future profitability. However, the strength and trend of earnings are also considered, as well as other relevant factors. Atlas did not consider historical information as relevant due to the significant changes in business operations beginning on January 1, 2011;

◦
Trends in quarterly earnings from operating activities during the period - When performing the assessment, Atlas excluded certain non-operating items which impacted 2011 results: (1) a $2,544 charge upon settlement of the American Country Pension Plan (see Note 10 below); (2) a $1,800 reserve strengthening adjustment related to claims incurred under prior ownership (See Note 8 below); (3) $627 in non-recurring costs relating to the transactions that created Atlas.

◦
Sources of future taxable income - Future reversals of existing temporary differences are heavily-weighted sources of objectively verifiable positive evidence. Projections of future taxable income exclusive of reversing temporary differences are a source of positive evidence only when the projections are combined with a history of recent profits and can be reasonably estimated. Otherwise, these projections are considered inherently subjective and generally will not be sufficient to overcome negative evidence that includes relevant cumulative losses in recent years, particularly if the projected future taxable income is dependent on an anticipated turnaround to profitability that has not yet been achieved. In such cases, future taxable income is generally given no weight for the purposes of assessing the valuation allowance pursuant to GAAP; and

◦
Tax planning strategies - If necessary and available, tax planning strategies could be implemented to accelerate taxable amounts to utilize expiring carry-forwards. These strategies would be a source of additional positive evidence and, depending on their nature, could be heavily weighted.

At the end of 2011, Atlas' operations (excluding the aforementioned non-operating items) had returned to a position of cumulative profits for the most recent one-year period. Further, operations showed three consecutive quarters of pre-tax operating profits (before non-operating items). Management concluded that the successful repositioning of Atlas during 2011 combined with the business plan showing continued profitability into future periods, provide assurance that future tax benefits more likely than not will be realized. Accordingly, at year-end 2011, a tax benefit was realized and the valuation was reduced against net deferred tax assets.
Atlas accounts for uncertain tax positions in accordance with the income taxes accounting guidance. Atlas has analyzed filing positions in the federal and state jurisdiction where it is required to file tax returns, as well as the open tax years in these jurisdictions. Atlas believes that its federal and state income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain federal and state income tax positions have been recorded. Atlas would recognize interest and penalties related to unrecognized tax benefits as a component of the provision for federal income taxes. Atlas did not incur any federal income tax related interest income, interest expense or penalties for the years ended December 31, 2011 or 2010. Tax years 2006 through 2010 are subject to examination by the Internal Revenue Service.
6. ASSETS HELD FOR SALE
As at December 31, 2011, Atlas had three properties held for sale with an aggregate carrying value of $13,634, including its headquarters building in Elk Grove Village, Illinois. All of the properties’ individual carrying values were less than their respective appraised values net of reasonably estimated selling costs at the time those appraisals were received and at the time properties were deemed to be held for sale. All properties were listed for sale through brokers at the appraised values and above carrying values as of December 31, 2011. Atlas expects to re-invest the proceeds from the sale of real estate in its investment portfolio which will support strategic growth initiatives.
The Elk Grove Village building and property were previously owned by KAI and were contributed to Atlas as a capital contribution in June 2010. The other two properties, all located in Alabama, were assets of Southern United Fire Insurance Company which was merged into American Service in February 2010.
7. UNDERWRITING POLICY AND REINSURANCE CEDED
Underwriting Risk - Underwriting risk is the risk that the total cost of claims and acquisition expenses will exceed premiums received and can arise from numerous factors, including pricing risk, reserving risk, catastrophic loss risk, reinsurance coverage risk and that loss and loss adjustment expense reserves are not sufficient.

Reinsurance Ceded - As is customary in the insurance industry, Atlas reinsures portions of certain insurance policies it writes, thereby providing a greater diversification of risk and minimizing exposure on larger risks. Atlas remains contingently at risk with respect to any reinsurance ceded and would incur an additional loss if an assuming company were unable to meet its obligation under the reinsurance treaty.
Atlas monitors the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Letters of credit are maintained for any unauthorized reinsurer to cover ceded unearned premium, ceded loss reserve balances and ceded paid losses. These policies mitigate the risk of credit quality or dispute from becoming a danger to financial strength. To date, the Company has not experienced any material difficulties in collecting reinsurance recoverables.
Gross premiums written and ceded premiums, losses and commissions as of and for the year ended December 31 are as follows:

	2011	2010
Gross premiums written	$42,031	$46,679
Ceded premiums written	6,173	14,201
Net premiums written	35,858	32,478

Ceded premiums earned	$7,653	$7,434
Ceded losses and loss adjustment expenses	2,767	3,628
Ceded unpaid losses and loss adjustment expenses	7,825	5,192
Ceded unearned premiums	2,214	3,694
Other amounts due from reinsurers	219	2,390
Ceded commissions	2,412	5,441

8. UNPAID CLAIMS
Claims liabilities - The changes in the provision for unpaid claims, net of amounts recoverable from reinsurers, for the year ended December 31, 2011 and 2010 were as follows:

	2011	2010
Unpaid claims, beginning of period	$132,579	$169,520
Less: reinsurance recoverable	6,477	5,197
Net beginning unpaid claims reserves	126,102	164,323
Incurred related to:
Current year	27,303	42,739
Prior years	1,691	5,335
	28,994	48,074
Paid related to:
Current year	12,715	18,994
Prior years	58,563	76,835
	71,278	95,829

Net unpaid claims of subsidiary acquired	—	9,534
Net unpaid claims, end of period	$83,818	$126,102
Add: reinsurance recoverable	7,825	6,477
Unpaid claims, end of period	$91,643	$132,579
At the end of 2010, a detailed review of claim payment and reserving practices was performed, which led to significant changes in both practices, increasing ultimate loss estimates and accelerating claim payments. Reserves were adjusted at that time to account for these changes, primarily during the second and third quarters of 2010. This review continued into 2011 and Atlas recorded a $1,800 adjustment to further strengthen its reserves for claims related to policies issued while the insurance subsidiaries were under previous ownership in years preceding 2010. The establishment of the estimated provision for unpaid claims is based on known facts and interpretation of circumstances and is therefore a complex and dynamic process influenced by a large variety of factors. These factors include the Atlas’ experience with similar cases and historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, product mix or concentration, claims severity and claim frequency patterns.
Other factors include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of the Atlas’ claims department personnel and independent adjusters retained to handle individual claims, the quality of the data used for projection purposes, existing claims management practices including claims handling and settlement practices, the effect of inflationary trends on future claims settlement costs, court decisions, economic conditions and public attitudes. In addition, time can be a critical part of the provision determination, since the longer the span between the incidence of a loss and the payment or settlement of the claims, the more variable the ultimate settlement amount can be. Accordingly, short tail claims such as property claims, tend to be more reasonably predictable than long tail claims, such as general liability and automobile accident benefit claims that are less predictable.
Consequently, the process of establishing the estimated provision for unpaid claims is complex and imprecise as it relies on the judgment and opinions of a large number of individuals, on historical precedent and trends, on prevailing legal, economic, social and regulatory trends and on expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made.
As the processes of management and the independent appointed actuary are undertaken independently, the provision for unpaid claims recorded by management can differ from the independent appointed actuary’s central estimate.
Comparing management’s selected reserve estimate to the actuarial central estimate and range of reasonable reserves independently determined by the independent appointed actuary continues to be an important step in the reserving process of the Company, however; where differences exist and the Company believes the internally developed reserve estimate to be more accurate, management’s estimate will not change. We believe this to be consistent with industry practice for companies with a robust reserving process in place. As of December 31, 2011, the Company's carried reserves were within the range of reasonable reserves of its independent appointed actuary. As of December 31, 2011, the carrying value of unpaid claims was $91,643. There is no active market for policy liabilities; hence market value is not determinable. The carrying value of unpaid claims does not take into consideration the time value of money or make explicit provisions for adverse deviation. Fair value of unpaid claims would include such considerations.
9. STOCK OPTIONS AND WARRANTS
Stock options - Stock option activity for years ended December 31, 2011 and December 31, 2010 is as follows:

	2011		2010
	Number	Avg. Price	Number	Avg. Price
Outstanding, beginning of period	110,600	C$1.00	--	--
Granted	369,749	C$2.00	132,000	C$1.00
Exercised	(72,024)	C$1.00	--	--
Expired	--	--	(21,400)	C$1.00
Outstanding, end of period	408,325	C$1.90	110,600	C$1.00
Information about options outstanding at December 31, 2011 is as follows:

Grant Date	Expiration Date	Exercise Price	Remaining Contractual Life (Years)	Number Outstanding	Number Exercisable
January 18, 2011	January 18, 2021	C$2.00	9.1	369,749	92,437
March 18, 2010	March 31, 2012	C$1.00	0.3	6,476	6,476
March 18, 2010	March 18, 2020	C$1.00	8.2	32,100	32,100
Total			8.8 wtd. average	408,325	131,013
On March 18, 2010, JJR VI issued options to purchase 250,000 common shares to the agent that assisted JJR VI in raising capital (the “IPO agent”) and options to purchase 1,070,000 shares to directors. All of the options were vested at the date of grant. Options to purchase 214,000 shares held by directors expired before the merger as a result of a director resignation. All outstanding JJR

VI options were exchanged for Atlas options without modification on the basis of 1 Atlas option for each 10 JJR VI options and the exercise price was changed from C$0.10 to C$1.00, which was on the same basis as the JJR VI exchange ratio for shares, and thus did not represent any additional value or related expense. This resulted in 25,000 and 85,600 Atlas options for the agent and former JJR VI directors, respectively, outstanding after the merger. In total, 72,024 of these options were exercised in 2011. The options granted on March 18, 2010 have an aggregate intrinsic value of $39, as of December 31, 2011.
On January 6, 2011, Atlas adopted a stock option plan in order to advance the interests of Atlas by providing incentives to eligible persons defined in the plan. The maximum number of ordinary voting common shares reserved for issuance under the plan together with all other security based plans is equal to 10% of issued and outstanding ordinary voting common shares at the date of grant. The exercise price of options granted under the plan cannot be less than the volume weighted average trading price of Atlas’ ordinary voting common shares for the five preceding trading days. Options generally vest over a three year period and expire ten years from grant date.
On January 18, 2011, Atlas granted options to purchase 369,749 ordinary shares of Atlas stock to officers and directors at an exercise price of C$2.00 per share. The options vest 25% at date of grant and 25% on each of the next three anniversary dates and expire on January 18, 2021. The weighted average grant date fair value of the options is $1.24 per share. As of December 31, 2011 the options had no aggregate intrinsic value.
The Black-Scholes option pricing model was used to estimate the fair value of compensation expense using the following assumptions – risk-free interest rate 2.27% to 3.13%; dividend yield 0.0%; expected volatility 100%; expected life of 6 to 9 years.
In accordance with ASC 718, Atlas has recognized stock compensation expense on a straight-line basis over the requisite service period of the last separately vesting portion of the award. In 2011, Atlas recognized $113 in expense, which is a component of other underwriting expenses on the income statement. Total unrecognized stock compensation expense associated with the January 18, 2011 grant is $337 as of December 31, 2011 which will be recognized ratably over the next three years.
The weighted average exercise price of all the shares exercisable at December 31, 2011 is $1.71.
Warrants - On November 1, 2010, American Acquisition closed a private placement and issued 3,983,502 subscription receipts for ordinary voting common shares of Atlas and warrants to purchase 3,983,502 ordinary voting common shares of Atlas for C$2.00 per share in connection with the merger. The subscription receipts were converted to Atlas ordinary voting shares in connection with the merger. All the warrants were still outstanding at December 31, 2011 and expire on December 31, 2013.
Atlas ordinary voting common shares were trading on the TSXV for C$1.60 on December 30, 2011 (the last trading day of the 2011 calendar year).
10. OTHER EMPLOYEE BENEFIT PLANS
Defined Contribution Plan
In January 2011, Atlas formed a defined contribution 401(k) plan covering all qualified employees of Atlas and its subsidiaries. Employees can choose to contribute up to 60% of their annual earnings but not more than $16,500 for 2011 to the plan. Qualifying employees age 50 and older can contribute an additional $5,500 in 2011. Atlas matches 50% of the employee contribution up to 5% of annual earnings for a total maximum expense of 2.5% of annual earnings per participant. Atlas contributions are discretionary. Employees are 100% vested in their own contributions and vest in Atlas contributions based on years of service with 100% vested after five years. Atlas’ contributions were $105 in 2011.
Prior to 2011, eligible employees participated in a defined contribution 401(k) plan maintained by KAI (“the Kingsway Plan”) with features identical to Atlas’ current plan (the “Atlas Plan”). Employer contributions to the Kingsway Plan attributable to the Atlas insurance subsidiaries were $144 in 2011 and $130 in 2010, and are included in Other Underwriting Expenses. Assets of the Kingsway Plan attributable to Atlas’ employees, were transferred to the Atlas Plan in March 2011.

Defined Benefit Plan – Prior to December 31, 1997, substantially all salaried employees of American Country were covered by a defined benefit pension plan known as the American Country Pension Plan (the “pension plan”). Benefits were based on the employee’s length of service and wages and benefits, as defined by the pension plan. The funding policy of the pension plan was generally to contribute amounts required to maintain minimum funding standards in accordance with the Employee Retirement Income Security Act. Effective December 31, 1997, upon resolution by the board of directors, the pension plan was frozen. During 2010, American Country made an application to the U.S. Internal Revenue Service to dissolve the pension plan and distribute the net plan assets to the beneficiaries. In the fourth quarter of 2011, the plan assets were fully distributed. As a result of the plan liquidation, the Company recognized a settlement charge of $2,544 within other underwriting expenses in the fourth quarter of 2011. The settlement impact was previously reflected as an unrecognized adjustment to other comprehensive income and therefore, has created a nil impact to shareholders' equity.

	2011	2010
Change in Benefit Obligation
Benefit Obligation, beginning of year	$5,110	$4,913
Interest cost	228	263
Actuarial losses	(28)	192
Benefits paid	(229)	(258)
Settlement of obligation	(5,081)	—
Benefit Obligation, end of year	$—	$5,110

Change in Plan Assets
Fair value of plan assets, beginning of year	$3,993	$3,869
Actual return on plan assets	17	244
Employer contributions	1,300	138
Benefits Paid	(229)	(258)
Settlement of obligation	(5,081)	—
Fair value of plan assets, end of year	$—	$3,993

Funded Status, end of year	$—	$1,117

Items unrecognized as component of net pension cost, end of year (pre-tax)	—	2,473
Deferred income tax	—	(789)
Items unrecognized as component of net pension cost, end of year	—	1,684

Components of net pension cost
Interest cost	$229	$263
Expected return on plan assets	(177)	(268)
Amortization of:
Prior Service Cost	—	—
Actuarial Losses	61	64
Subtotal	$113	$59
Expense resulting from settlement of plan	2,544	—
Net periodic pension cost	$2,657	$59
Weighted average assumptions used to determine net pension cost for the years ended December 31:

	2011	2010	2009
Weighted average discount rate	5.25%	5.5%	6.0%
Rate of increase in compensation	n/a	n/a	n/a
Expected long-term rate of return	5.0%	7.0%	7.0%
Weighted average discount rate used to determine end of year benefit obligation	n/a	5.25%	5.5%
Employee Stock Purchase Plan - In the second quarter of 2011, Atlas initiated the Atlas Employee Stock Purchase Plan (the “ESPP”) to encourage continued employee interest in the operation, growth and development of Atlas and to provide an additional investment opportunity to employees. Beginning in June 2011, full time and permanent part time employees working more than

30 hours per week are allowed to invest up to 5% of adjusted salary in Atlas ordinary voting common shares. Atlas matches 50% of the employee contribution up to 5% of annual earnings for a total maximum expense of 2.5% of annual earnings per participant.. Employees who signed up for the ESPP by May 30, 2011 each received an additional 100 ordinary voting common shares as an initial participation incentive. Atlas will also pay administrative costs related to this plan. In 2011, Atlas’ incurred total expenses of $38 related to the plan.
11. COMMITMENTS AND CONTINGENCIES
Legal proceedings:
In connection with its operations, the Company and its subsidiaries are, from time to time, named as defendants in actions for damages and costs allegedly sustained by the plaintiffs. While it is not possible to estimate the outcome of the various proceedings at this time, such actions have generally been resolved with minimal damages or expense in excess of amounts provided and the Company does not believe that it will incur any significant additional loss or expense in connection with such actions.
Collateral pledged:
As of December 31, 2011, bonds and term deposits with an estimated fair value of $11,843 were on deposit with state and provincial regulatory authorities, versus $9,294 as of December 31, 2010. Also, from time to time, the Company pledges securities to third parties to collateralize liabilities incurred under its policies of insurance. At December 31, 2011, the amount of such pledged securities was $10,396 versus $1,629 at December 31, 2010. Collateral pledging transactions are conducted under terms that are common and customary to standard collateral pledging and are subject to the Company’s standard risk management controls. These assets and investment income related thereto remain the property of the Company while pledged. Neither the state and/or provincial regulatory authorities nor any other third party has the right to re-pledge or sell said securities held on deposit.
Collateral held:
In the normal course of business, the Company receives collateral on certain business transactions to reduce its exposure to credit risk. As of December 31, 2011, the amount of such pledged securities was $240. The Company is normally permitted to sell or re-pledge the collateral it receives under terms that are common and customary to standard collateral holding and are subject to the Company’s standard risk management controls.
12. SHARE CAPITAL
The share capital for the common shares:

As at December 31,		2011		2010
	Shares Authorized	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding		Amount
Ordinary	800,000,000	4,625,526	$4	4,553,502	[1]	$4
Restricted	100,000,000	13,804,861	14	13,804,861		14
Total common shares	900,000,000	18,430,387	$18	18,358,363		$18
1 Summation of 3,983,502 ordinary voting common shares (refer above) and 570,000 shares issued to former JJR VI shareholders (no cash paid).
The restricted voting common shares are convertible to ordinary voting common shares at the option of the holder in the event that an offer is made to purchase all or substantially all of the restricted voting common shares.
All of the issued and outstanding restricted voting common shares are beneficially owned or controlled by Kingsway. In the event that such shares are disposed of such that Kingsway’s beneficial interest is less than 10% of the issued and outstanding restricted voting common shares, the restricted voting common shares shall be converted into fully paid and non-assessable ordinary voting common shares.

The restricted voting common shares are entitled to vote at all meetings of shareholders, except at meetings of holders of a specific class that are entitled to vote separately as a class. The restricted voting common shares as a class shall not carry more than 30% of the aggregate votes eligible to be voted at a general meeting of common shareholders.
Preferred shares are not entitled to vote. Preferred shareholders are entitled to dividends on a cumulative basis whether or not declared by the Board of Directors at the rate of U.S. $0.045 per share per year (4.5%) and may be paid in cash or in additional preferred shares at the option of Atlas. In liquidation, dissolution or winding-up of Atlas, preferred shareholders receive the greater of US$1.00 per share plus all declared and unpaid dividends or the amount it would receive in liquidation if the preferred shares had been converted to restricted voting common shares or ordinary voting common shares immediately prior to liquidation. Preferred shares are convertible into ordinary voting shares at the option of the holder at any date after the fifth year of issuance at the rate of 0.3808 ordinary voting common shares for each preferred share. The conversion rate is subject to change if the number of ordinary voting common shares or restricted voting common shares changes. The preferred shares are redeemable at the option of Atlas at a price of US$1.00 per share plus accrued and unpaid dividends commencing at the earlier of two years from issuance date of the preferred shares or the date the preferred shares are transferred to a party other than Kingsway or its subsidiaries or entities in which KAI holds a 10% or greater interest.
The cumulative amount of dividends to which the preferred shareholders are entitled upon liquidation or sooner, if Atlas declares dividends, is $810 as at December 31, 2011.
13. EARNINGS PER SHARE
Earnings per ordinary and restricted voting common for the year ended December 31, 2011 and 2010 is as follows:

	2011	2010
Net loss attributable to Atlas	$(2,470)	$(21,812)
Less: Preferred share dividends	(810)	—
Net loss attributable to common shareholders	(3,280)	(21,812)
Basic:
Weighted average common shares outstanding	18,373,624	18,358,363
Basic loss per common share	$(0.18)	$(1.19)
Diluted:
Weighted average common shares outstanding	18,373,624	18,358,363
Dilutive potential ordinary shares	—	—
Dilutive average common shares outstanding	18,373,624	18,358,363
Dilutive loss per common share	$(0.18)	$(1.19)
For 2011 and 2010, basic loss per common share has been computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. As required by continuation accounting, Atlas assumed the same number of common shares outstanding for all of 2010.
Diluted loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding each period plus the incremental number of shares added as a result of converting dilutive potential ordinary shares, calculated using the treasury stock method. Atlas’ dilutive potential common shares consist of outstanding stock options and warrants to purchase ordinary voting common shares. The effects of options and warrants to issue ordinary voting common shares are excluded from the computation of diluted loss per share in periods in which the effect would be anti-dilutive. For the year ended December 31, 2011, potential ordinary voting common shares were anti-dilutive due to the net loss attributable to common shareholders.

14. RELATED PARTY TRANSACTIONS
The business of Atlas is carried on through its insurance subsidiaries. Atlas’ insurance subsidiaries have been a party to various transactions with affiliates in the past, although activity in this regard has diminished over time. Related party transactions, including services provided to or received by Atlas’ insurance subsidiaries, are carried out in the normal course of operations and are measured at the amount of consideration paid or received as established and agreed upon by the parties. Management believes that consideration paid for such services approximates fair value.

At December 31, 2011 and December 31, 2010, Atlas reported net amounts receivable from (payable to) affiliates as follows which are included within other assets and accounts payable and accrued expenses on the balance sheets:

As at year ended December 31,	2011	2010
Kingsway America, Inc.	$291	$2,058
Universal Casualty Company	(500)	—
Kingsway Amigo Insurance Company	(1)	(13)
Hamilton Risk Management Inc.	—	(1)
Total	$(210)	$2,044
In 2010, Atlas’ insurance subsidiaries remitted management fees monthly to KAI for managerial services. During the first six months of 2010, those management fees included rent for Atlas’ Elk Grove Village headquarters building. That building was contributed to Atlas on June 30, 2010 and rental payments ceased at that time. Management fees paid to KAI totaled approximately $0 and $2,643 for the year ended December 31, 2011 and 2010, respectively.
Atlas’ insurance subsidiaries received $158 in regularly scheduled monthly mortgage payments for the six months ended June 30, 2010 under mortgage loan agreements with KAI which were secured by the Elk Grove Village headquarters building. In June 2010, American Service forgave the $1,695 remaining balance of its mortgage loan from KAI and American Country was paid the $1,767 total remaining balance of its mortgage loan from KAI.
The amounts due to Universal Casualty Company relate primarily to claim handling services provided to Atlas.
For the year ended December 31, 2011 and 2010, Atlas incurred $2,279 and $4,463, respectively, in commissions to Avalon Risk Management, Inc. (“Avalon”). In the year ended December 31, 2011 and 2010, Atlas also incurred expenses of $137 and $125 respectively, for marketing services performed by Avalon. Avalon was a KFSI subsidiary through October 2009, and has certain investors and directors in common with Atlas. Avalon acts as a program manager for a surety program primarily consisting of U.S. Customs bonds. In this capacity they are responsible for coordinating marketing, customer service and claim handling for the surety bonds written under this agreement. This program is 100% reinsured by an unrelated third party.
During 2010, dividends of $16,700 were paid to KAI by the insurance subsidiaries of Atlas.
15. ACCUMULATED OTHER COMPREHENSIVE INCOME
Accumulated other comprehensive income is comprised of the following:

As at December 31,	2011			2010
	Pre-tax	Tax	Post-tax	Pre-tax	Tax	Post-tax
Available-for-sale securities	$2,165	$(740)	$1,425	$5,478	$(737)	$4,741
Pension liability	—	—	—	(2,474)	789	(1,685)
Total	$2,165	$(740)	$1,425	$3,004	$52	$3,056

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	2011	2010	2011	2010	2011	2010	2011	2010
Gross Premium Written	$14,166	$18,704	$7,856	$8,558	$10,928	$10,163	$9,081	$9,273
Net Premium Earned	8,809	19,301	9,062	12,515	8,797	10,192	9,079	11,595
Underwriting loss	(1,906)	(4,061)	(1,278)	(12,805)	(1,729)	(2,393)	(6,325)	(4,723)
Net (loss)/income attributable to Atlas	(705)	(1,583)	193	(8,135)	1,066	(664)	(3,024)	(11,430)
Net (loss)/income attributable to common shareholders	(905)	(1,583)	(9)	(8,135)	862	(664)	(3,228)	(11,430)
Basic earnings (loss) per share	$(0.05)	$(0.09)	$—	$(0.44)	$0.05	$(0.04)	$(0.18)	$(0.62)
Diluted earnings (loss) per share	(0.05)	(0.09)	—	(0.44)	0.05	(0.04)	(0.18)	(0.62)
17. SUBSEQUENT EVENTS
As of March 26, 2012, there were no subsequent events which had a material impact on the 2011 consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Atlas Financial Holdings, Inc.:
We have audited the accompanying consolidated statement of financial position of Atlas Financial Holdings, Inc. and subsidiaries (the Company) as of December 31, 2010, and the related consolidated statements of comprehensive income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlas Financial Holdings, Inc. as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Chicago, IL
April 15, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Atlas Financial Holdings, Inc.

We have audited the accompanying consolidated statement of financial position of Atlas Financial Holdings, Inc. ("the Company") as of December 31, 2011, and the related consolidated statements of comprehensive income, shareholders' equity, and cash flows for the period ended December 31, 2011. These consolidated financial statements and financial statement schedules listed on Item 15 of the Company's Form 10-K are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlas Financial Holdings, Inc as of December 31, 2011, and the results of its operations and its cash flows for the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Johnson Lambert & Co. LLP

Arlington Heights, Illinois
March 26, 2012

[Alternate Cover for Selling Shareholder Prospectus]

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion, Dated August 13, 2012

Atlas Financial Holdings, Inc.
13,804,861 Ordinary Shares

This prospectus relates to 13,804,861 ordinary shares of Atlas Financial Holdings, Inc held by the selling shareholder. We will not receive any proceeds from the sale of shares by the selling shareholders.

Our ordinary shares have been exclusively listed on the TSX Venture Exchange (“TSXV”) under the symbol “AFH” since January 6, 2011. No public market currently exists in the United States for our ordinary shares. We intend to apply to have our ordinary shares listed for trading on the Nasdaq Capital Market, or the NASDAQ, under the symbol “AFH” on or promptly after the date of this prospectus.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page [•] of this prospectus for certain risks factors that you should consider before investing in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [•], 2012

[Alternate Page for Selling Shareholder Prospectus]

The Offering

Ordinary shares offered by the selling shareholders ………..	13,804,861 shares

Ordinary shares outstanding prior to offering: ……………...	18,433,153 shares

Ordinary shares outstanding after the offering: (1) ………….	[•] shares

Use of proceeds: ………………………………………………	We will not receive any proceeds from the sale of shares sold by the selling shareholders listed herein.

Proposed Nasdaq Trading Symbol: ……………………………	AFH We intend to apply for listing of our ordinary shares on the Nasdaq Capital Market (“NASDAQ”).

TSX Venture Exchange: ……………………………………….	AFH

Risk factors:…………………………………………………….
Investing in our ordinary shares involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our ordinary shares. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page A-6.

(1) Assumes [•] ordinary shares are outstanding pursuant to a separate prospectus.

[Alternate Page for Selling Shareholder Prospectus]

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders named in this prospectus. All proceeds from the sale of the ordinary shares will be paid directly to the selling shareholder.

DIVIDEND POLICY

We have not previously declared and paid cash dividends on our capital stock. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. The insurance laws and regulations governing our insurance subsidiaries may restrict the company's ability to pay cash dividends in the future.

[Alternate Page for Selling Shareholder Prospectus]
SELLING SHAREHOLDERS
The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our ordinary shares by the selling shareholders both before and immediately after the offering.
We believe that each selling shareholder has sole voting and investment power with respect to all of the ordinary shares beneficially owned by it.
The percent of beneficial ownership for the selling shareholder is based on 13,804,861 restricted voting shares outstanding as of the date of this prospectus. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, [•] securities held by the selling shareholder that are currently exercisable or exercisable within 60 days of the date of this prospectus for ordinary shares are considered outstanding and beneficially owned by the selling shareholder for the purpose of computing its percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. Kingsway America is the former owner of the company's insurance subsidiaries and Mendota is a wholly owned subsidiary of Kingsway America.
The ordinary shares being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling shareholders. After the date of effectiveness, the selling shareholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their ordinary shares.
Information about the selling shareholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Restricted Shares Beneficially Owned Prior to the Offering			Restricted Shares Beneficially Owned After the Offering(1)
Name of Selling Shareholders	Number	Percent(2)	Restricted Shares Offered by this Prospectus	Number	Percent(2)
Kingsway America Inc. 150 Northwest Point Boulevard, 2nd Floor Elk Grove Village, IL 60007	13,044,851	94.5%	13,044,851	—	—%
Mendota Insurance Company 2805 Dodd Road Eagan, MN 55121	760,010	5.5%	760,010	—	—%
Total	13,804,861	100%	13,804,861	—	—%

*     Less than 1%
(1)    Assumes the sale of all shares offered under this prospectus.

(2)	Percentage ownership is based on 13,804,861 restricted voting shares outstanding as of the date of this prospectus.

[Alternate Page for Selling Shareholder Prospectus]
PLAN OF DISTRIBUTION
The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.
The selling security holders may sell some or all of their shares at a fixed price of $[•] per share until our shares are listed on the Nasdaq Capital Market and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $[•] has been determined with reference to the book value per common share.  Prior to being listed on Nasdaq, shareholders may sell their shares in private transactions to other individuals, or on the TSXV.
Although our ordinary shares have not been listed in the United States on a public exchange prior to the date hereof, we have applied to obtain a listing on the Nasdaq concurrently with the filing of this prospectus. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.
The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner's account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

In connection with the sale of our ordinary shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholders may also sell shares of our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. The selling shareholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have informed the selling shareholders that Regulation M promulgated under the Exchange Act may be applicable to them with respect to any purchase or sale of our ordinary shares. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our ordinary shares from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.
 During any distribution period, Regulation M prohibits the selling shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our ordinary shares except for the purpose of preventing or retarding a decline in the open market price of the ordinary shares. None of these persons may affect any stabilizing transaction to facilitate any offering at the market. As the selling shareholders will be offering and selling our ordinary shares at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.
We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

To our knowledge, no selling shareholder is a broker-dealer or any affiliate of a broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

There is currently no public trading market in the United States on which our ordinary shares are traded. Prior to the date hereof, our ordinary shares have been exclusively listed on the TSXV under the symbol “AFH”. Among other matters, in order for our ordinary shares to become NASDAQ eligible, a FINRA-member broker/dealer must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, the Form 211 has not been filed with FINRA. There is no assurance that our ordinary shares will be included on the NASDAQ.

We can offer no assurance that an active public market in our shares will develop or be sustained. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of the date of this prospectus, there are 100 record holders of our ordinary shares.

LEGAL MATTERS

The validity of the ordinary shares offered hereby will be passed upon for us by Conyers Dill & Pearman Ltd., Ellenoff Grossman & Schole LLP, New York, New York is acting as United States securities counsel to Atlas.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Expenses Relating to this Offering

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by our company relating to the sale of ordinary shares being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$	[•]
Printing and engraving expenses		[•]	*
Legal fees and expenses		[•]	*
Accounting fees and expenses		[•]	*
Miscellaneous expenses		[•]	*
	$	[•]	*
*  Estimated.

We have agreed to bear expenses incurred by the selling shareholders that relate to the registration of the ordinary shares being offered and sold by the selling shareholders.

Item 14.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime.

Our memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in their capacities as such unless such losses or damages arise from dishonesty, fraud or willful default of such directors or officers.

Pursuant to indemnification agreements, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Our company also maintains a directors and officers liability insurance policy for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted with respect to our directors or officers or persons controlling us under the foregoing provisions, we has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 15.	Recent Sales of Unregistered Securities

We were formed as JJR VI, a Canadian capital pool company, on December 21, 2009 under the laws of Ontario, Canada. On December 31, 2010, following the reverse merger transaction described immediately hereafter, we filed a Certificate of Registration by Way of Continuation in the Cayman Islands to redomesticate as a Cayman Islands company. In addition, on December 30, 2010 we filed a Certificate of Incorporation on Change of Name to change our name to Atlas Financial Holdings, Inc. Our current organization is a result of a reverse merger transaction involving the following companies:

(a)	JJR VI, sponsored by JJR Capital, a Toronto based merchant bank,

(b)
American Insurance Acquisition Inc., or American Acquisition, a corporation formed under the laws of Delaware as a wholly owned subsidiary of Kingsway America Inc., or KAI. KAI is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a Canadian public company formed under the laws of Ontario and whose shares are traded on the Toronto and New York Stock Exchanges, and

(c)	Atlas Acquisition Corp., a Delaware corporation wholly-owned by JJR VI and formed for the purpose of merging with and into American Acquisition.

Prior to the transaction, each of American Service and American Country were wholly owned subsidiaries of KAI. In connection with the reverse merger transaction, KAI transferred 100% of the capital stock of each of American Service and American Country, to American Acquisition (another wholly owed subsidiary of KAI) in exchange for C$35.1 million of common and C$18.0 million of preferred shares of American Acquisition and promissory notes worth C$7.7 million, aggregating C$60.8 million. In addition, American Acquisition raised C$8.0 million through a private placement offering of subscription receipts to qualified investors at a price of C$2.00 per subscription receipt.

KAI received 13,804,861 restricted voting common shares of our company, which we refer to as “restricted shares”, then valued at $27.8 million, along with 18,000,000 non-voting preferred shares of our company then valued at C$18.0 million and C$8.0 million cash in exchange for total consideration of C$60.8 million in the form of 100% of the outstanding shares of American Acquisition and full payment of certain promissory notes. Investors in the American Acquisition private placement offering of subscription receipts received 3,983,502 of our ordinary voting shares, which we refer to as “ordinary shares”, plus warrants to purchase one ordinary share of our company for each subscription receipt at C$2.00 at any time until December 31, 2013. Every 10 common shares of JJR VI held by the shareholders of JJR VI immediately prior to the reverse merger were, upon consummation of the merger, consolidated into one ordinary share of JJR VI. Upon redomestication in the Cayman Islands, these consolidated shares were then exchanged on a one-for-one basis for our ordinary shares.

Options

On March 18, 2010, JJR VI issued options to purchase 250,000 ordinary shares to the agent that assisted JJR VI in raising capital (the “IPO agent”) and options to purchase 1,070,000 shares to directors. All of the options were vested at the date of grant. Options to purchase 214,000 shares held by directors expired before the merger as a result of a director resignation. All outstanding JJR VI options were exchanged for Atlas options without modification on the basis of 1 Atlas option for each 10 JJR VI options and the exercise price was changed from C$0.10 to C$1.00, which was on the same basis as the JJR VI exchange ratio for shares, and thus did not represent any additional value or related expense. This resulted in 25,000 and 85,600 Atlas options for the agent and former JJR VI directors, respectively, outstanding after the merger. In total, 72,024 of these options were exercised in 2011. The options granted on March 18, 2010 have an aggregate intrinsic value of $39, as of December 31, 2011. On January 6, 2011, we adopted a stock option plan in order to advance our interests by providing incentives to eligible persons defined in the plan. The maximum number of ordinary voting shares reserved for issuance under the plan together with all other security based plans is equal to 10% of issued and outstanding ordinary voting shares at the date of grant.

The exercise price of options granted under the plan cannot be less than the volume weighted average trading price of our ordinary voting shares for the five preceding trading days. Options generally vest over a three year period and expire ten years from grant date. On January 18, 2011, we granted options to purchase 369,749 ordinary shares to officers and directors at an exercise price of C$2.00 per share. The options vest 25% at date of grant and 25% on each of the next three anniversary dates and expire on January 18, 2021. The weighted average grant date fair value of the options is $1.24 per share. As of June 30, 2012 the options had no aggregate intrinsic value.

Warrants

Pursuant to the private placement, 3,983,502 warrants to purchase one ordinary voting share per warrant. All the warrants were still outstanding at June 30, 2012 and expire on December 31, 2013.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference to Atlas' Form 10-K/A for the year ended December 31, 2011 filed on June 26, 2012 (denoted with a "1"), or Atlas' Form 10-Q for the quarter ended June 30, 2012 filed August 13, 2012 (denoted with a "2"):

Exhibit	Description
3.1a1	Memorandum of Association of Atlas Financial Holdings, dated December 24, 2010.
3.1b1	Restated Certificate of Incorporation of American Country Insurance Company, Inc., as amended as of February 13, 2004
3.1c1	Restated Certificate of Incorporation of American Service Insurance, Inc., as amended as of June 15, 2009
3.1d1	Restated Certificate of Incorporation of American Insurance Acquisition, Inc., as amended December 31, 2010
4.1a1	Memorandum of Association of Atlas Financial Holdings, dated December 24, 2010, included in item 3.1a
4.1b1	By-laws of American Country Insurance Company, Inc., as amended September 14, 2005
4.1c1	By-laws of American Service Insurance, Inc., as amended September 20, 2005
4.1d1	By-laws of American Insurance Acquisition, Inc., as amended July 9, 2010
4.2 [1]	Specimen Ordinary Share Certificate
4.3 [1]	Specimen Warrant Agreement
5.1	Opinion of Conyers Dill & Pearman Ltd. [3]
5.2	Opinion of Ellenoff Grossman & Schole LLP
10.1 [1]	Atlas Financial Holdings, Inc. Stock Option Plan dated January 6, 2011
10.2 [1]	Form of Atlas Employment Agreement for Executive Management, updated January 1, 2012
10.3 [1]	Employee Share Purchase Plan Agreement, as adopted June 1, 2011
10.4 [1]	Defined Contribution Plan Document dated August 11, 2011
10.5 [1]	Transition Services Agreement between Kingsway Financial Services, Inc and American Insurance Acquisition, Inc., dated December 31, 2010
10.6 [1]	Lease Agreement between Universal Casualty Company and American Service Insurance Company, Inc., dated December 31, 2010
10.7 [1]	Program Manager Agreement between American Service Insurance Company and both Universal Casualty Company and Kingsway America, Inc., dated January 1, 2011
10.8 [2]	150 Northwest Point - Sale Agreement
10.9 [2]	150 Northwest Point - Sale Agreement, Amendment 1
10.10 [2]	150 Northwest Point - Sale Agreement, Amendment 2
10.11 [2]	150 Northwest Point - Lease Agreement
14 [1]	Atlas Financial Holdings, Inc. Code of Business Conduct and Ethics, dated January 1, 2011
16 [1]	Letter from KPMG LLP regarding its concurrence with the statements made by Atlas in the current report concerning the dismissal as the registrant's principal accountant.
21 [1]	List of Subsidiaries
23.1	Consent of Johnson Lambert LLP
23.2	Consent of KPMG LLP
23.3	Consent of Ellenoff Grossman & Schole LLP (included within Exhibit 5.2)

3 - will be provided at a later date as an exhibit to this filing

(b)     Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant's consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on this 13th day of August 2012.

ATLAS FINANCIAL HOLDINGS, INC.

/S/ Scott D. Wollney
Scott D. Wollney
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes Scott D. Wollney and Paul A. Romano, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Scott D. Wollney Scott D. Wollney	President, Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2012

/S/ Paul A. Romano Paul A. Romano	Vice President, Chief Financial Officer (Principal Financial Officer)	August 13, 2012

/S/ Gordon G. Pratt Gordon G. Pratt	Director, Chairman of the Board	August 13, 2012

/S/ Jordan M. Kupinsky Jordan M. Kupinsky	Director	August 13, 2012

/S/ Larry G. Swets, Jr. Larry G. Swets, Jr.	Director	August 13, 2012

EXHIBIT INDEX

The following exhibits are included herein or incorporated herein by reference to Atlas' Form 10-K/A for the year ended December 31, 2011 filed on June 26, 2012 (denoted with a "1"), or Atlas' Form 10-Q for the quarter ended June 30, 2012 filed August 13, 2012 (denoted with a "2") :

Exhibit	Description
3.1a1	Memorandum of Association of Atlas Financial Holdings, dated December 24, 2010.
3.1b1	Restated Certificate of Incorporation of American Country Insurance Company, Inc., as amended as of February 13, 2004
3.1c1	Restated Certificate of Incorporation of American Service Insurance, Inc., as amended as of June 15, 2009
3.1d1	Restated Certificate of Incorporation of American Insurance Acquisition, Inc., as amended December 31, 2010
4.1a1	Memorandum of Association of Atlas Financial Holdings, dated December 24, 2010, included in item 3.1a
4.1b1	By-laws of American Country Insurance Company, Inc., as amended September 14, 2005
4.1c1	By-laws of American Service Insurance, Inc., as amended September 20, 2005
4.1d1	By-laws of American Insurance Acquisition, Inc., as amended July 9, 2010
4.2 [1]	Specimen Ordinary Share Certificate
4.3 [1]	Specimen Warrant Agreement
5.1	Opinion of Conyers Dill & Pearman Ltd. [3]
5.2	Opinion of Ellenoff Grossman & Schole LLP
10.1 [1]	Atlas Financial Holdings, Inc. Stock Option Plan dated January 6, 2011
10.2 [1]	Form of Atlas Employment Agreement for Executive Management, updated January 1, 2012
10.3 [1]	Employee Share Purchase Plan Agreement, as adopted June 1, 2011
10.4 [1]	Defined Contribution Plan Document dated August 11, 2011
10.5 [1]	Transition Services Agreement between Kingsway Financial Services, Inc and American Insurance Acquisition, Inc., dated December 31, 2010
10.6 [1]	Lease Agreement between Universal Casualty Company and American Service Insurance Company, Inc., dated December 31, 2010
10.7 [1]	Program Manager Agreement between American Service Insurance Company and both Universal Casualty Company and Kingsway America, Inc., dated January 1, 2011
10.8 [2]	150 Northwest Point - Sale Agreement
10.9 [2]	150 Northwest Point - Sale Agreement, Amendment 1
10.10 [2]	150 Northwest Point - Sale Agreement, Amendment 2
10.11 [2]	150 Northwest Point - Lease Agreement
14 [1]	Atlas Financial Holdings, Inc. Code of Business Conduct and Ethics, dated January 1, 2011
16 [1]	Letter from KPMG LLP regarding its concurrence with the statements made by Atlas in the current report concerning the dismissal as the registrant's principal accountant.
21 [1]	List of Subsidiaries
23.1	Consent of Johnson Lambert LLP
23.2	Consent of KPMG LLP
23.3	Consent of Ellenoff Grossman & Schole LLP (included within Exhibit 5.2)

3 - will be provided at a later date as an exhibit to this filing

(b)     Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant's consolidated financial statements or related notes.